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AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 11, 2005

REGISTRATION NO. 333-121832

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Amendment No. 4
To
FORM SB-2
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MEDICOR LTD.
(Name of small business issuer in its charter)

Delaware (State or Jurisdiction of Incorporation or Organization)	3842 (Primary Standard Industrial Classification Code Number)	14-1871462 (I.R.S. Employer Identification No.)

4560 South Decatur Boulevard, Suite 300
Las Vegas, Nevada 89103
(702) 932-4560
(Address and Telephone Number of Principal Executive Offices and Principal Place of Business)

Theodore R. Maloney
Chief Executive Officer
4560 South Decatur Boulevard, Suite 300
Las Vegas, Nevada 89103
(702) 932-4560
(Name, Address and Telephone Number of Agent for Service)

COPY TO:
 Robert E. King, Jr., Esq.
CLIFFORD CHANCE US LLP
31 West 52nd Street
New York, New York 10019

Approximate date of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered(1)	Number of Shares to be Registered	Proposed Maximum Offering Price per Common Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)

Common Stock, $0.001 par value per share	4,166,191 shares	$3.70	$15,414,907	$1,814

(1)
Pursuant to Rule 416, the amount to be registered also includes an indeterminable number of shares of common stock issuable as a result of stock splits, stock dividends or similar events.

(2)
Estimated solely for the purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, using the average of the high and low price reported on the OTC Bulletin Board on July 8, 2005, which was $3.70 per share.

(3)
$2,306 previously paid with this filing.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. Neither we nor the selling stockholders may sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and neither we nor the selling stockholders are soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JULY 11, 2005

PROSPECTUS

MEDICOR LTD.

4,166,191 SHARES OF COMMON STOCK

        This prospectus relates to the resale by the selling stockholders named in this prospectus of up to 4,166,191 shares of our common stock, which include 2,588,244 shares of common stock, 80,000 shares of common stock issuable upon conversion of $400,000 in principal amount of outstanding convertible debentures, or the convertible debentures, and 1,497,947 shares issuable upon conversion of 5,767 outstanding shares of our Series A 8.0% Convertible Preferred Stock, or the series A preferred stock.

        All of the shares of our common stock registered hereby were issued in private placements exempt from registration under the Securities Act of 1933, as amended.

        The selling stockholders identified beginning on page 61 are offering the shares of our common stock covered in this prospectus. The shares of our common stock that may be resold by the selling stockholders constitute approximately 20% of our issued and outstanding common stock on June 30, 2005, after giving effect to the conversion of all of the outstanding shares of the series A preferred stock and convertible debentures described in this prospectus.

        The selling stockholders may sell shares of our common stock from time to time in the principal market on which the common stock is traded at the prevailing market price, in privately negotiated transactions, or otherwise. The selling stockholders may be deemed to be underwriters of the shares of our common stock that they are offering. The selling stockholders will receive all sale proceeds, less any brokerage commissions or other expenses incurred by them, and we will not receive any proceeds from the sale of shares of our common stock by the selling stockholders. For additional information on the methods of sale, you should refer to the section entitled "Plan of Distribution" beginning on page 66 of this prospectus.

        Prior to effectiveness of the registration statement of which this prospectus is a part, our common stock was traded on the Over-the-Counter Bulletin Board (OTC Bulletin Board) under the symbol "MDCR." We have filed an application to have our common stock listed on the American Stock Exchange, or AMEX. However, our listing application has yet to be approved and there can be no assurance that our stock will be approved for listing or listed on AMEX. The last sale price of our common stock on the OTC Bulletin Board on June 30, 2005 was $3.95 per share.

        Investing in our securities involves risks. See "Risk Factors" beginning on page 3 to read about factors you should consider before buying shares of our common stock.

        Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                        , 2005

i

PROSPECTUS SUMMARY

        This summary highlights selected information from this prospectus and may not contain all of the information that is important to you. You should read this entire prospectus carefully, including the section entitled "Risk Factors" and our financial statements and related notes, before making an investment in our common stock.

        You should rely on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling stockholders are offering to sell shares of our common stock and seeking offers to buy shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of the prospectus, regardless of the time the prospectus is delivered or the common stock is sold.

        In this prospectus, the terms "MediCor," "we," "us," and "our" refer to MediCor Ltd., a Delaware corporation, and its consolidated subsidiaries, as appropriate in the context, and, unless the context otherwise requires, "common stock" refers to the common stock, par value $0.001 per share, of MediCor Ltd.

Our Business

        We are a global health care company that acquires, develops, manufactures and markets products primarily for the aesthetic, plastic surgery and dermatology markets. Our current products include breast implant products and scar management products. Our products are sold primarily in foreign (non-U.S.) countries and foreign sales are currently about 95% of total sales, with Brazil accounting for about 13% of sales. Revenue from scar management products accounts for less than 7% of total sales. We sell our products to hospitals, surgical centers and physicians primarily through distributors, as well as through direct sales personnel. Our objective is to be a leading supplier of selected international medical devices and technologies. To achieve this strategy, we intend to build upon and expand our business lines, primarily in the aesthetic, plastic and reconstructive surgery and dermatology markets. We intend to accomplish this growth through the expansion of existing product lines and offerings and through the acquisition of companies and other assets, including intellectual property rights and distribution rights.

Breast implant products

        Our primary product line is breast implants. In July 2004, we acquired Eurosilicone SAS, the third largest breast implant manufacturer in the world.

        Through our III Acquisition Corp. subsidiary, which does business under the trade name PIP.America, and our MediCor Aesthetics subsidiary, we also have the rights to distribute in the future in North America pre-filled saline breast implants manufactured by Poly Implants Protheses, S.A. and inflatable saline breast implants manufactured by Biosil Limited. Sales of either of these products in the United States requires a pre-market approval from the United States Food and Drug Administration. PIP.America and MediCor are currently conducting the clinical study required for a PMA for the PIP product and it is in a monitoring phase. Biosil Limited and our MediCor Aesthetics subsidiary are currently preparing a PMA application relating to the Biosil product line. The likelihood and timing of obtaining FDA approval are uncertain as is the timing of commercialization in the United States for these or other products.

Scar Management Products

        Our Biodermis subsidiary distributes its products to dermatologists, dermatological surgeons, aesthetic, plastic and reconstructive surgeons and Obstetric/Gynecologists through a combination of a direct sales force and distributors. Internationally, Biodermis utilizes approximately 70 distributors in about 50 countries, including Canada and Mexico.

The Offering

Common stock offered by selling stockholders	4,166,191 shares(1)
Common stock outstanding	20,333,157 shares(2)
Use of proceeds	We will not receive any proceeds from the sale of the common stock offered by the selling stockholders named in this prospectus
OTC Bulletin Board symbol	MDCR
Proposed AMEX symbol

(1)
Represents 2,588,244 shares of our common stock that were issued to selling stockholders and 1,577,947 shares of our common stock issuable upon conversion of the convertible debentures and series A preferred stock that was issued to selling stockholders.

(2)
The number of shares of common stock outstanding as of June 30, 2005 listed above excludes:

•
2,090,000 shares of our common stock issuable upon exercise of options at a weighted average exercise price of $3.48 per share that were granted under our Amended and Restated 1999 Stock Compensation Program. For a description of our Amended and Restated 1999 Stock Compensation Program, see "Description of Capital Stock—Stock Compensation Program;"

•
3,928,532 shares of our common stock issuable upon exercise of options and warrants that were granted outside of our Amended and Restated 1999 Stock Compensation Program with a weighed average exercise price of $2.16 per share; and

•
1,577,947 shares of common stock issuable upon conversion of series A preferred stock and convertible debentures held by selling stockholders and being offered by this prospectus and

117,403 shares of common stock issuable upon conversion of series A preferred stock held by stockholders other than selling stockholders.

Additional Information

        We were originally formed as International Integrated Incorporated in 1999. In February 2003, International Integrated merged with a subsidiary of Scientio, Inc., a Delaware corporation incorporated in December 2000. We changed our name to MediCor Ltd. in February 2003 in connection with the merger. Our executive offices are located at 4560 South Decatur Boulevard, Suite 300, Las Vegas, Nevada 89103. Our telephone number is (702) 932-4560.

Risk Factors

        An investment in our common stock involves material risks. Each prospective purchaser of our common stock should consider carefully the matters discussed in the "Risk Factors" section beginning on page 3.

Use of Proceeds

        We will not receive any proceeds from the sale of our common stock under this prospectus by the selling stockholders named in this prospectus. See "Use of Proceeds."

Plan of Distribution

        The selling stockholders will sell shares of common stock covered by this prospectus in the principal market on which the common stock is traded at the prevailing market price, in privately negotiated transactions, or otherwise. See "Plan of Distribution."

RISK FACTORS

        An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and the other information contained in this prospectus before deciding to invest in our common stock. If any of the following risks actually happen, our business, financial condition and operating results could be materially adversely affected. In this case, the trading price of our common stock could decline, and you could lose part or all of your investment.

Risk Factors Relating to our Business Generally

If we are unable to maintain satisfactory agreements with third-party manufactures to distribute saline filled breast implants in the United States, we may not be able to distribute those products in the United States.

        We currently are dependent on maintaining rights to distribute in the United States breast implant products manufactured by third parties. We may not be able to maintain these rights on acceptable terms or at all. If we fail to maintain these rights, we may not be able to sell breast implant products in the United States for a number of years, if at all.

If clinical trials for our products are unsuccessful or delayed, we will be unable to meet our anticipated development and commercialization timelines.

        Before obtaining regulatory approvals for the commercial sale of any products, we must demonstrate through pre-clinical testing and clinical trials that our products are safe and effective for use in humans. Conducting clinical trials is a lengthy, time-consuming and expensive process.

        Completion of clinical trials may take several years or more. Our commencement and rate of completion of clinical trials may be delayed by many factors, including:

  •
  lack of efficacy during the clinical trials;

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  unforeseen safety issues;

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  uncertainties with or actions of our collaborative partners or suppliers;

  •
  slower than expected patient recruitment;

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  difficulties in recognizing technical or laboratory data and clinical data;

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  difficulties in patient retention; and

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  government or regulatory delays.

        The results from pre-clinical testing and early clinical trials are often not predictive of results obtained in later clinical trials. A number of new products have shown promising results in clinical trials, but subsequently failed to establish sufficient safety and efficacy data to obtain necessary regulatory approvals. Data obtained from pre-clinical and clinical activities are susceptible to varying interpretations, which may delay, limit or prevent regulatory approval. In addition, regulatory delays or rejections may be encountered as a result of many factors, including perceived defects in the design of the clinical trials and changes in regulatory policy during the period of product development. Any delays in, or termination of, our clinical trials or clinical trials of our collaborative partners or suppliers will adversely affect our development and commercialization timelines, which would adversely affect our future sales and profitability.

If we are unable to develop, gain regulatory approval for and market new products and technologies, we will not achieve meaningful revenue and may experience a decrease in demand for our products or our products could become obsolete.

        The medical device industry is highly competitive and is subject to significant and rapid technological change. We believe that our ability to respond quickly to consumer needs or advances in medical technologies, without compromising product quality, will be crucial to our success. We are continually engaged in product development and improvement programs to establish and improve our competitive position. We cannot, however, guarantee that we will be successful in enhancing our existing products or products we have in development or clinical trials. Nor can we guarantee that we will be successful in developing new products or technologies that will timely achieve regulatory approval or receive market acceptance. Once developed, we must also timely obtain regulatory approval for our products, the failure of which may cause our products to be obsolete once regulatory approval is granted. Two of our competitors are in the advanced stage of obtaining regulatory approval for their silicone filled breast implants, while we have not started the regulatory process for those products in the United States. This could put us at a significant disadvantage in the U.S. market. The lack of U.S. regulatory approval for our products, in the face of our competitors' approvals, may also adversely affect us in foreign markets.

If changes in the economy and consumer spending reduce consumer demand for our products or our products in development, our sales and profitability will suffer.

        Breast augmentation and reconstruction and other aesthetics procedures are elective procedures. Other than insurance reimbursement for post-mastectomy reconstructive surgery that is available in some cases, breast augmentations and other cosmetic procedures are not typically covered by insurance. Adverse changes in the economy may cause consumers to reassess their spending choices and reduce the demand for cosmetic surgery. This shift could have an adverse effect on our projected future sales and profitability.

Our business will be negatively impacted if we cannot obtain additional financing.

        To accomplish our plans to conduct our current operations, to expand our current product lines and markets and to purchase new companies, products and intellectual property, we need substantial additional capital, which we may not be able to obtain. We currently have significant debt that must be serviced. While we have to date been funded in substantial part by an affiliate of our chairman, we do not anticipate this funding source will provide sufficient capital to finance our intended growth strategy, and we expect that we will need significant external financing to accomplish our goals. Our primary lender is an affiliate of our chairman and may also seek to collect its debt on an accelerated basis, which we would be unlikely to be able to do. We have in the past and will likely in the future negotiate with potential equity and debt providers to obtain additional financing, but this additional financing may not be available on terms that are acceptable to us, or at all. If adequate funds are not available, or are not available on acceptable terms, our ability to operate our business or implement our expansion and growth plans will be significantly impaired. In addition, the financial terms of any such financing, if obtainable, may be dilutive to existing stockholders.

We rely on our chairman for continued capital funding, management direction and strategic planning and we do not presently have any alternative funding or a management transition plan in place.

        We rely on our chairman, Donald K. McGhan, for our continued capital funding, management direction and strategic planning. Mr. McGhan is our principal lender, principal stockholder, chairman of our board of directors and a member of our four-person executive committee. Consequently, Mr. McGhan has substantial influence over significant corporate transactions, including acquisitions that we may pursue. Although we have no written charter, our executive committee generally functions on the basis of consensus, though Mr. McGhan's multiple roles and significant financial and stockholder stake are typically considered. To date, we have not had any event where Mr. McGhan has sought to or exercised any type of unilateral control over us, though there can be no assurance that this will not happen in the future. The loss of Mr. McGhan's services or financial support to our company could materially and adversely affect our operations. We do not presently have a written or other well-established management or financing transition plan in the event we were to lose the services or financial support of Mr. McGhan.

Because we have only a limited operating history and our business strategy calls for significant growth through new products and acquisitions, there is significant uncertainty about our business and prospects.

        MediCor and its subsidiaries have only been operating since 1999. Although our Biodermis and Eurosilicone operations have been in existence for longer periods of time, Biodermis has only operated under our management since its acquisition in 2001 and Eurosilicone has only operated under MediCor's management since its acquisition in July 2004. Significantly, during much of our history we have also been prevented from selling our primary existing product, breast implants, in the U.S. market due to the FDA's 2000 call for a PMA for those products. As a result, all of our revenues prior to the Eurosilicone acquisition were derived primarily from our scar management products. Revenue generated by our Biodermis subsidiary has not been significant, and we do not expect more than modest internal growth in that segment. As a result, our historic business platform is not necessarily indicative of our future business or prospects.

MediCor and its prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in an early stage of development, particularly companies in rapidly changing markets such as the medical device market.

        Risks for our business include the uncertainties associated with developing and implementing our business strategy as described in this prospectus as we grow and the management of both internal and acquisition-based growth. This is particularly acute in the rapid growth phase of a business, such as we are currently experiencing, and in a rapidly changing market such as the market for medical devices. To address these risks, we must continue to develop the strength and quality of our operations, maximize the value delivered to customers, respond to competitive developments and continue to attract, retain and motivate qualified employees. We may not be successful in addressing these challenges.

If we suffer negative publicity concerning the safety of our products, our sales may be harmed and we may be forced to withdraw products.

        Physicians and potential patients may have a number of concerns about the safety of our products and proposed products, whether such concerns have a basis in generally accepted science or peer-reviewed scientific research or not. Negative publicity—whether accurate or inaccurate—about our products, based on, for example, news about breast implant litigation or regulatory actions, could materially reduce market acceptance of our products and could result in product withdrawals. In addition, significant negative publicity could result in an increased number of product liability claims, whether or not these claims have a basis in fact.

Because our strategy is based on successfully making acquisitions and otherwise diversifying or expanding our product offerings, we are exposed to numerous risks associated with acquisitions, diversification and rapid growth.

        Our present growth strategy is based in significant part on the acquisition of other companies, products and technologies that meet our criteria for strategic fit, geographic presence, revenues, profitability, growth potential and operating strategy. The successful implementation of this strategy depends on our ability to identify suitable acquisition candidates finance acquisitions, acquire companies and assets on acceptable terms and integrate their operations successfully.

        We may not be able to identify suitable acquisition candidates in our desired product areas or we may not be able to acquire identified candidates on acceptable terms. Moreover, in pursuing acquisition opportunities we will likely compete with other companies with greater financial and other resources. Competition for these acquisition targets likely could also result in increased prices of acquisition targets and a diminished pool of companies and assets available for acquisition.

        Acquisitions also involve a number of other risks, including the risks of acquiring undisclosed or undesired liabilities, acquired in-process technology, stock compensation expense and increased compensation expense resulting from newly hired employees, the diversion of management attention, potential disputes with the sellers of one or more acquired entities and the possible failure to retain key acquired personnel. Client satisfaction or performance problems with an acquired business or product line could also have a negative impact on our reputation as a whole, and any acquired entity or assets could significantly under-perform relative to our expectations. Our ability to meet these challenges has not been established through repeated acquisitions.

        We expect that, at least for the foreseeable future, we will be required to use cash consideration for acquisitions. We likely will be required to obtain significant third-party financing to accomplish these acquisitions. This financing may not be available on acceptable terms, if at all. The terms of any such financing may be dilutive to existing stockholders.

Acquisitions, distribution agreement terms, product research and development, and regulatory approvals and compliance can result in significant reserves, write-offs and litigation.

        Some aspects of our business, such as acquisitions, distribution agreements with third parties and product research and development, including regulatory approvals and compliance, have significant and sometimes unpredictable events that can result in material financial and accounting events, including reserves, write-offs and litigation. For example, in our Eurosilicone acquisition, we made an aggregate of $754,463 in negative purchase accounting adjustments, we have incurred a total of $5,866,562 in reserves and write-offs in connection with our PIP.America subsidiary's distribution agreement with PIP because of past uncertainties regarding PIP's ability to pay its portion of the product replacement program for its products distributed in the United States, and Eurosilicone is party to litigation with one of its distributors in which damages of €4 million are alleged. These aspects of our business, such as acquiring companies and technologies, establishing and administering distributor relationships and developing new products, are part of our business strategy. As a result of the significance of these events, their unpredictable timing and frequency and the variance in structure and outcome, these events and their financial impact are unpredictable and can create material fluctuations in our financial results.

If our intellectual property rights do not adequately protect our products or technologies, others could compete against us more directly.

        Our success depends in part on our ability to obtain patents or trademarks or rights to patents or trademarks, protect trade secrets, operate without infringing upon the proprietary rights of others, and prevent others from infringing on our patents, trademarks and other intellectual property rights. We will be able to protect our intellectual property from unauthorized use by third parties only to the extent that it is covered by valid and enforceable patents, trademarks and licenses and we are able to enforce those rights. Patent protection generally involves complex legal and factual questions and, therefore, enforceability and enforcement of patent rights cannot be predicted with certainty. Patents, if issued, may be challenged, invalidated or circumvented. Thus, any patents that we own or license from others may not provide adequate protection against competitors. In addition, our pending and future patent applications may fail to result in patents being issued. Also, those patents that are issued may not provide us with adequate proprietary protection or competitive advantages against competitors with similar technologies. Moreover, the laws of certain foreign countries do not protect our intellectual property rights to the same extent as do the laws of the United States.

        In addition to patents and trademarks, our intellectual property includes trade secrets and proprietary know-how. We seek protection of this intellectual property primarily through confidentiality and proprietary information agreements with our employees and consultants. These agreements may not provide meaningful protection or adequate remedies for violation of our rights in the event of unauthorized use or disclosure of confidential and proprietary information. Failure to protect our proprietary rights could seriously impair our competitive position.

We depend on a limited number of suppliers for certain raw materials and the loss of any supplier could adversely affect our ability to manufacture many of our products.

        We currently rely on a single supplier for silicone raw materials used in many of our products. We only have an oral supply agreement with this supplier which includes an understanding that they will transfer the necessary formulations to us in the event that it cannot meet our requirements. We cannot guarantee that this agreement will be enforceable or that we would be able to produce a sufficient amount of quality silicone raw materials in a timely manner. We will also depend on a sole or limited number of third-party manufacturers for silicone breast implants to be distributed by us in the North America market.

Our international business exposes us to a number of risks.

        A significant part of our current sales are and a significant part of our projected future sales will be derived from international operations. In addition, we have and anticipate having in the future material international suppliers and operations, including manufacturing operations. Accordingly, we are exposed to risks associated with international operations, including risks associated with re-valuation of the local currencies of countries where we purchase or sell our products or conduct business, which may result in our purchased products becoming more expensive to us in U.S. dollar terms or sold products becoming more expensive in local currency terms, thus reducing demand and sales of our products, or increased costs to us. Our operations and financial results also may be significantly affected by other international factors, including:

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  foreign government regulation of medical devices;

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  product liability claims;

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  new export license requirements;

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  political or economic instability in our target markets;

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  trade restrictions;

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  changes in tax laws and tariffs;

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  inadequate protection of intellectual property rights in some countries;

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  managing foreign distributors, manufacturers and staffing;

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  managing foreign branch offices; and

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  foreign currency translations.

        If these risks actually materialize, our sales to international customers, as well as those domestic customers that use products manufactured abroad, may decrease or our supplier or manufacturing costs may materially increase.

Our failure to attract and retain key managerial, technical, selling and marketing personnel could adversely affect our business.

        Our success will depend upon our ability to attract and retain key managerial, financial, technical, selling and marketing personnel. The lack of key personnel might significantly delay or prevent the achievement of our development and strategic objectives. Although we maintain a key man policy on two of our Eurosilicone managers for the benefit of our commercial bank lenders, we do not maintain any other key man life insurance on any of our employees. Other than certain of our executives who are parties to employment agreements, none of our employees is under any obligation to continue providing services to us. We are currently in the process of building our management and technical staffs. We believe that our success will depend to a significant extent on the ability of our key personnel, including the new management and technical staffs, to operate effectively, both individually and as a group. Competition for highly skilled employees in our industry is high, and we cannot be certain that we will be successful in recruiting or retaining these personnel. We may also face litigation from competitors with hiring personnel formerly employed by them.

MediCor's future growth will place a significant strain on our managerial, operational, financial and other resources.

        Our success will depend upon our ability to manage our internal and acquisition-based growth effectively. This will require that we continue to implement and improve our operational, administrative and financial and accounting systems and controls and continue to expand, train and manage our employee base. We anticipate that we will need to hire and retain numerous additional employees and consultants for both internal and acquisition-based growth for some time. Integration of these employees and consultants and employee and consultant loss in the process will require significant management attention and resources. Our systems, procedures, controls and personnel may not be adequate to support our future operations and our management may not be able to achieve the rapid execution necessary to exploit the market for our business model.

If our suppliers, collaborative partners or consultants do not perform, we will be unable to obtain, develop, market or sell products as anticipated and we may be exposed to additional risks.

        We have in the past and may in the future enter into supply, collaborative or consulting arrangements with third parties to supply or develop products. These arrangements may not produce or provide successful products. If we fail to establish these arrangements, the number of products from which we could receive future revenues will be limited.

        Our dependence on supply, collaborative or consulting arrangements with third parties subjects us to a number of risks. These arrangements may not be on terms favorable to us. Agreements with suppliers may limit our supply of products or require us to purchase products we can not profitably sell. They may also restrict our ability to market or distribute other products. Agreements with consultants or collaborative partners typically allow the third parties significant discretion in electing whether or not to pursue any of the planned activities. We cannot with certainty control the amount and timing of resources our suppliers, collaborative partners or consultants may devote to our products and these third parties may choose to pursue alternative products. These third parties also may not perform their obligations as expected. Business combinations, significant changes in their business strategy, or their access to financial resources may adversely affect a supplier's, partner's or consultant's willingness or ability to complete its obligations under the arrangement. Moreover, we could become involved in disputes with our suppliers, partners or consultants, which could lead to delays or termination of the arrangements and time-consuming and expensive litigation or arbitration.

Our quarterly operating results are subject to substantial fluctuations and any failure to meet financial expectations for any fiscal quarter may disappoint securities analysts and investors and could cause our stock price to decline.

        Our quarterly operating results may vary significantly due to a combination of factors, many of which are beyond our control. These factors include:

  •
  changes in demand for our products;

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  our ability to meet the demand for our products;

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  movement in various foreign currencies, primarily the Euro and the U.S. dollar;

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  existing and increased competition;

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  our ability to compete against significantly larger and better funded competitors;

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  the number, timing, pricing and significance of new products and product introductions and enhancements by us and our competitors;

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  our ability to develop, introduce and market new and enhanced versions of our products on a timely basis;

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  changes in pricing policies by us and our competitors;

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  the timing of significant orders and shipments;

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  regulatory approvals or other regulatory action affecting new or existing products;

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  litigation with respect to product liability claims or product recalls and any insurance covering such claims or recalls; and

  •
  general economic factors.

        As a result, we believe that period-to-period comparisons of our results of operations are not necessarily meaningful and investors should not rely upon these comparisons as indications of future performance. These factors may cause our operating results to be below market analysts' expectations in some future quarters, which could cause the market price of our stock to decline.

Legal and Regulatory Risks

If we are unable to avoid significant product liability claims or product recalls, we may be forced to pay substantial damage awards and other expenses that could exceed our reserves and any applicable insurance coverage.

        In the past, the breast implant manufacturing industry has been subject to significant litigation alleging product liability. We also have in the past been, currently are, and may in the future be subject to product liability claims alleging that the use of our technology or products has resulted in adverse health effects. These claims may be brought even with respect to products that have received, or in the future may receive, regulatory approval for commercial sale. In particular, the manufacture and sale of breast implant products entails significant risk of product liability claims due to potential allegations of possible disease transmission and other health factors, rupture or other product failure. Some breast implant manufacturers that suffered these types of claims in the past have been forced to cease operations or even to declare bankruptcy. We may also face a substantial risk of product liability claims from other products we may choose to sell. In addition to product liability claims, we may in the future need to recall or issue field corrections related to our products due to manufacturing deficiencies, labeling errors, or other safety or regulatory reasons. Product liability claims, relating to alleged product defects, are distinguishable from product warranty claims, which relate to allegations that products do not meet warranties of merchantability or fitness for a particular purpose. We address the substance of potential product warranty claims relating to products distributed by us in the United States through our product replacement programs discussed in our Business section.

        We do not presently have liability insurance to protect us from the costs of claims for damages due to the use or recall of our products, except that our Biodermis subsidiary carries a limited amount of product liability insurance related to its products. We may in the future seek additional insurance, which will be limited in both circumstance of coverage and amount. Recent premium increases and coverage limitations, including specifically limitations or prohibitions by insurers on insurance covering breast implant manufacturers, may make this insurance uneconomic or even unavailable. However, even if we obtain or increase insurance, one or more product liability claims or recall orders could exceed any coverage we may hold. If we continue to have limited or no coverage or our insurance does not provide sufficient coverage, product liability claims or recalls could result in losses in excess of our reserves.

Lawsuits, including those seeking class action status, may, if successful, cause us to incur substantial liability, including damage awards and significant legal fees that may exceed our reserves.

        Lawsuits have been filed naming us or one of our subsidiaries, the French manufacturer from which we purchase breast implant products, and the U.S. distributor of those same products who preceded our subsidiary in the U.S. market. In these suits the plaintiffs have sought or currently seek, among other things, class action status for claims, including claims for breach of warranty. The claims arise from products distributed both before and after our subsidiary that distributed the products came into existence. Although certain of the claims arise from products distributed by the other distributor prior to our subsidiary coming into existence, we have still been named as a defendant. While we have reserved an amount equal to the outstanding product replacement claims for claims arising from products our subsidiary did distribute, the plaintiffs are seeking to hold our subsidiary responsible for more damages. There can be no assurance we can terminate the litigation as to our subsidiary for reserved amounts. Although our subsidiary is indemnified by three separate entities, including Poly Implants Protheses, S.A., the French manufacturer, PIP/USA, Inc. the previous distributor, and Mr. Jean Claude Mas, personally, there can be no assurance this indemnity will protect us, as there is no guarantee the French manufacturer, the previous distributor, or Mr. Mas will, or is able to, honor the indemnification they have provided.

        If our subsidiary is unsuccessful in defending against the claims involved in these suits, or if class action status is achieved, and the indemnification were to prove non-reliable, our subsidiary could be responsible for significant damages above the reserves and available assets needed to satisfy such a judgment.

Our Eurosilicone operation does not carry product liability or similar insurance and may expose us to additional risk.

        Our French Eurosilicone subsidiary has not in the past had a formal or informal product replacement or any similar program. It also does not have a history of product-related litigation. We believe this is in part due to not selling products in the United States, which historically has been much more litigious than the rest of the world. Eurosilicone also has in the past relied on third-party distributors in countries where sales occur to support those products. Eurosilicone recently began introducing a product replacement program on a country-by-country basis. The institution of this product replacement program outside the United States or significant changes in litigation experience outside the United States may expose our Eurosilicone subsidiary to additional potential liability. Although we have policies of carefully observing corporate formalities and otherwise seeking to preserve the protection of the corporate form, there can be no assurance that some or all of these potential liabilities will not expose us or our other subsidiaries to potential liabilities as well.

If third parties claim we are infringing their intellectual property rights, we could suffer significant litigation or licensing expenses or be prevented from marketing our products.

        Our commercial success depends significantly on our ability to operate without infringing the patents and other proprietary rights of others. However, regardless of our intent, our technologies may infringe the patents or violate other proprietary rights of third parties. In the event of such infringement or violation, we may face litigation and may be prevented from pursuing product development or commercialization.

We are subject to substantial government regulation, which could materially adversely affect our business.

        The production and marketing of our products and intended products and our research and development, pre-clinical testing and clinical trial activities are subject to extensive regulation and review by numerous governmental authorities, both in the United States and abroad. Most of the medical devices we sell or intend to sell or develop must undergo rigorous pre-clinical testing and clinical trials and an extensive regulatory approval process before they can be marketed. This process makes it longer, more uncertain and more costly to bring the products to market, and some of these products may not be approved, or, once approved, they may be recalled. The pre-marketing approval process can be particularly expensive, uncertain and lengthy. Many devices for which FDA approval has been sought by other companies have never been approved for marketing. In addition to testing and approval procedures, extensive regulations also govern marketing, manufacturing, distribution, labeling, and record-keeping procedures. If we or our suppliers or collaborative partners do not comply with applicable regulatory requirements, this could result in warning letters, non-approval, suspensions of regulatory approvals, civil penalties and criminal fines, product seizures and recalls, operating restrictions, injunctions, and criminal prosecution.

Delays in or rejection of FDA or other government entity approval of new products would adversely affect our business.

        Delays or rejection may be encountered due to, among other reasons, government or regulatory delays, lack of efficacy during clinical trials, unforeseen safety issues, slower than expected rate of patient recruitment for clinical trials, inability to follow patients after treatment in clinical trials, inconsistencies between early clinical trial results and results obtained in later clinical trials, varying interpretations of data generated by clinical trials, or changes in regulatory policy during the period of product development in the United States and abroad. In the United States, there has been a continuing trend of more stringent FDA oversight in product clearance and enforcement activities, causing medical device manufacturers to experience longer approval cycles, more uncertainty, greater risk, and higher expenses. Internationally, there is a risk that we or our suppliers or collaborative partners may not be successful in meeting the quality standards or other certification requirements. Even if regulatory approval of a product is granted, this approval may entail limitations on uses for which the product may be labeled and promoted. It is possible, for example, that we or our suppliers or collaborative partners may not receive FDA approval to market our current or future products for broader or different applications or to market updated products that represent extensions of our, our suppliers' or collaborative partners' basic technology. In addition, we or our suppliers or collaborative partners may not receive export or import approval for products in the future, and countries to which products are to be exported may not approve them for import.

Government regulation of manufacturing of medical devices is expensive and time consuming for manufacturers and may result in product unavailability or recalls.

        Medical device manufacturing facilities also are subject to continual governmental review and inspection. The FDA has stated publicly that compliance with manufacturing regulations will be scrutinized more strictly. A governmental authority may challenge our or our suppliers' or collaborative partners' compliance with applicable federal, state and foreign regulations. In addition, any discovery of previously unknown problems with products or facilities may result in restrictions on the product or the facility, including withdrawal of the product from the market or other enforcement actions.

If our use of hazardous materials results in contamination or injury, we could suffer significant financial loss.

        Our manufacturing and research activities involve the controlled use of hazardous materials. We cannot eliminate the risk of accidental contamination or injury from these materials. In the event of an accident or environmental discharge, we may be held liable for any resulting damages, which may exceed our financial resources.

Risks Related to this Offering

It is unlikely that we will issue dividends on our common stock in the foreseeable future.

        We have never declared or paid dividends on our common stock and do not intend to pay dividends in the foreseeable future. The payment of dividends in the future will be at the discretion of our board of directors. Therefore, an investor who purchases our common stock in this offering, in all likelihood, will only realize a profit on its investment if the market price of our common stock increases in value.

We will sell additional equity securities in the future which will reduce the percentage of our equity owned by our current stockholders and by the purchasers of our common stock offered for sale by this prospectus.

        In the future we will sell additional shares of our common stock, or other securities convertible into or otherwise entitling the holder to purchase our common stock. In the future we will also issue additional options to purchase our common stock to our employees, possibly including our executive officers, and our directors, and possibly to consultants and vendors. We also intend to issue shares of our common stock in connection with acquisitions or other commercial transactions and to holders of outstanding debt, including holders that are affiliates. All such sales and issuances of our common stock, other equity securities and warrants and options to purchase our common stock, will reduce the percentage of our equity owned by our current stockholders and by the purchasers of our common stock offered for sale by this prospectus. These issuances may also be dilutive to our current stockholders and by the purchasers of our common stock offered for sale by this prospectus. These issuances may also adversely affect prevailing market prices for our common stock.

The exercise of outstanding options and conversion rights will dilute the percentage ownership of our stockholders, and any sales in the public market of shares of our common stock underlying these options and conversion rights may adversely affect prevailing market prices for our common stock.

        As of the date of this prospectus, there are outstanding options to purchase an aggregate of 6,018,532 shares of our common stock at per share exercise prices ranging from $0.08 to $4.30. Furthermore, outstanding shares of our series A preferred stock may be converted into 1,615,351 shares of our common stock at any time, and outstanding convertible debentures may be converted into an aggregate of 80,000 shares of our common stock at any time. In addition, we may issue additional shares of our common stock in respect of dividends paid on outstanding shares of our series A preferred stock. The exercise of such outstanding options and conversion rights will dilute the percentage ownership of our stockholders, and any sales in the public market of shares of our common stock underlying such options and conversion rights may adversely affect prevailing market prices for our common stock.

The price of our common stock has historically been volatile.

        The market price of our common stock has in the past been, and may in the future continue to be, volatile. A variety of events, including quarter-to-quarter variations in operating results or news announcements by us or our competitors as well as market conditions in the medical device industry generally or the breast implant segment of that market specifically or changes in earnings estimates by securities analysts may cause the market price of our common stock to fluctuate significantly. In addition, the stock market has experienced significant price and volume fluctuations which have particularly affected the market prices of equity securities of many companies and which often have been unrelated to the operating performance of such companies. These market fluctuations may adversely affect the price of our common stock.

Selling stockholders may choose to sell securities at prices below the current trading price.

        Selling stockholders are not restricted as to the prices at which they may sell their common stock. Sales of shares of our common stock below the then-current trading prices may adversely affect the market price of our common stock.

Our common stock is thinly traded on the Over-the-Counter Bulletin Board, which may not provide liquidity for our investors, and our stock may not be eligible to be listed on AMEX following effectiveness of the registration statement of which this prospectus is a part.

        Our common stock is quoted on the OTC Bulletin Board. The OTC Bulletin Board is an inter-dealer, over-the-counter market that provides significantly less liquidity than the Nasdaq Stock Market or national or regional exchanges, such as AMEX. Securities traded on the OTC Bulletin Board are usually thinly traded, highly volatile, have fewer market makers and are not followed by analysts. In addition, on January 4, 2005 we filed with the SEC the registration statement of which this prospectus is a part. This filing, and our stated intention to list our common stock on AMEX, may also adversely affect investors' willingness to trade our stock until such listing. The SEC's order handling rules, which apply to Nasdaq-listed securities, do not apply to securities quoted on the OTC Bulletin Board. Quotes for stocks included on the OTC Bulletin Board are not listed in newspapers. Therefore, prices for securities traded solely on the OTC Bulletin Board may be difficult to obtain and holders of shares of our common stock may have been unable to resell their shares at or near their original acquisition price, or at any price. We have filed an application to have our common stock listed on AMEX. AMEX has indicated to us that effectiveness of the registration statement of which this prospectus is a part (or a similar registration statement registering sufficient shares to reasonably facilitate the establishment of a meaningful public float) is a prerequisite to being listed on the exchange, however, there can be no assurance that following effectiveness of the registration statement of which this prospectus is a part our common stock will be approved for listing or listed on AMEX. If our common stock is approved for listing, because we will have no prior trading history on AMEX, there also can be no way to determine the prices or volumes at which our common stock would trade on AMEX. Holders of shares of our common stock may not be able to resell their shares at or near their original acquisition price, or at any price.

We have been subject to the penny stock regulations and will continue to be unless and until our common stock is approved for listing on AMEX.

        SEC regulations require additional disclosure relating to the market for penny stocks in connection with trades in any stock defined as a penny stock. These regulations generally define a penny stock to be an equity security not listed on an exchange or the Nasdaq Stock Market that has a market price of less than $5.00 per share, subject to certain exceptions. Accordingly, we have been subject to the penny stock regulations, including those regulations that require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated therewith and which impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors (generally, institutional investors). In addition, under penny stock regulations, the broker-dealer must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer's account. Moreover, broker-dealers who recommend "penny stocks" to persons other than established customers and accredited investors must make a special written suitability determination for the purchaser and receive the purchaser's written agreement to a transaction prior to sale. These regulations tend to limit the ability of broker-dealers to sell our securities and thus the ability of purchasers of our securities to sell their securities in the secondary market. Unless and until our common stock is approved for listing on AMEX or trades consistently above $5.00 per share, our common stock will be defined as a penny stock and be subject to these disclosure and trading restrictions.

The terms of our outstanding preferred stock or future preferred stock may negatively affect the value of our common stock.

        We have the authority to issue an aggregate of 20,000,000 shares of preferred stock which may be issued by our board of directors with such preferences, limitations and relative rights as our board may determine without a vote of our stockholders. Presently we have authorized 45,000 shares of preferred stock in one series, Series A 8.0% Convertible Preferred Stock, 6,219 of which were outstanding on the date of this prospectus. Our series A preferred stock has, and other classes of our preferred stock we may issue in the future will have, priority over our common stock in the event of liquidation or dissolution. In the event of our liquidation or dissolution, our then-outstanding preferred stock (including series A preferred stock) will have priority of payment over all shares of our common stock. Preferred stock also generally has priority on payment of dividends over common stock. Our series A preferred stock has this priority, meaning that no dividends may be paid on our common stock unless all accrued dividends on our series A preferred stock have been paid. Each holder of convertible preferred stock (such as our series A preferred stock) may also generally, at the holder's option, convert the preferred stock into common stock at any time. We cannot predict whether, or to what extent, holders of convertible preferred stock will convert to common stock. Preferred stock may also provide that the holders thereof may participate with the holders of common stock on dividends or liquidation. This may have the effect of substantially diluting the interest of the common stock holders. Our series A preferred stock is not a participating preferred stock, though it is convertible into our common stock.

        Our series A preferred stock is presently convertible into shares of our common stock at a price of $3.85 per share of common stock based on the initial $1,000 liquidation preference per share of series A preferred stock. Our series A preferred stock also vote on an as-converted basis, have the right to elect two of our seven authorized directors and have special voting rights on specified significant transactions or events. The certificate of designation for the series A preferred stock includes a provision that if certain EBITDA or common stock value targets are not met by June 30, 2008, then the liquidation preference of our series A preferred stock will be increased pursuant to the formula, capped at 83% of the original liquidation preference of the originally issued series A preferred stock.

        The perceived risk of dilution or any actual dilution occasioned by the conversion of our series A preferred stock, any other future series of preferred stock and/or issuance of awards under the 1999 stock compensation program may discourage persons from investing in our common stock or cause our stockholders to sell their shares, which would contribute to the downward movement in stock price of our common stock. New investors could also require that their investment be on terms at least as favorable as the terms of our series A preferred stock (or another series of preferred stock) due to the potential negative effect of the dilution on a potential investment. In addition, downward pressure on the trading price of our common stock could encourage investors to engage in short sales, which would further contribute to downward pressure on the price of our common stock.

        The rights, preferences, powers and limitations of our series A preferred stock, as well as those of any future series of preferred stock as may be established, may have the effect of delaying, deterring or preventing a change of control of our company.

Risks Related to our Organization and Structure

Our rights and the rights of our stockholders to take action against our directors and officers are limited, which could limit your recourse in the event of action not in your best interests.

        Our certificate of incorporation limits the liability of directors and officers to the maximum extent permitted by Delaware law. In addition, our certificate of incorporation authorizes us to obligate our company to indemnify our present and former directors and officers for actions taken by them in those capacities to the maximum extent permitted by Delaware law. Our bylaws require us to indemnify each present or former director or officer, to the maximum extent permitted by Delaware law, in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service to us. In addition, we may be obligated to fund the defense costs incurred by our directors and officers. See "Management—Indemnification."

Concentration of ownership of our common stock by our management and others and termination of employment agreements we have entered into with our executive and other officers could negatively affect the market price of our common stock because they discourage open market purchases of our common stock by purchasers who might seek to secure control of MediCor.

        Our officers and directors as a group currently own an aggregate of 12,049,914 shares of common stock, hold securities convertible into 117,403 shares of common stock, and have been granted options to purchase an additional 1,132,258 shares of common stock. Not all of these options can be exercised immediately and the options are exercisable at prices ranging from $1.50 to $4.30 per share. We may in the future issue additional shares of common stock, or securities exercisable for or convertible into common stock, to our officers or directors.

        If our executive officers and directors exercised all their options and converted all of the securities beneficially owned by them into an aggregate of 13,299,575 shares of our common stock, our officers and directors would own approximately 65% of our then-outstanding common stock. This concentration of ownership would probably insure our management's continued control of MediCor.

        In addition, International Integrated Industries, LLC, or International Integrated, an affiliate of our chairman, currently holds approximately $49,620,649 of our debt. If some or all of that debt were converted into our common stock, International Integrated could own a substantial percentage of our outstanding common stock. This additional concentration of ownership of our common stock could further discourage persons from making open market purchases of our common stock for the purpose of securing a controlling interest in MediCor and thereby prevent increases in the market price of our common stock.

        We have entered into employment agreements with Messrs. Theodore Maloney, Jim McGhan and Thomas Moyes, three of our executive officers, that provide for payments to them in the event that their employment is terminated by us, including without "good reason" as defined in the agreements. We will pay an amount equal to two times the annual base compensation paid by us to such person plus applicable pro rata bonus amounts in the event of a termination by us without cause, as defined in the agreements, or a termination by the executive for good reason, which includes the occurrence of a change in control, as defined in the agreements. The employment agreements further provide that in the event of the death or disability of any of Messrs. Maloney, McGhan or Moyes, we will pay to such person an amount equal to three months' compensation or compensation through the date our long-term disability policy begins paying benefits, as applicable. These termination of employment agreements may discourage persons from making open market purchases of our common stock for the purpose of securing a controlling interest in MediCor. See "Management—Employment Contracts and Termination of Employment and Change-in-Conrol Arrangements."

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        Certain statements contained in this prospectus and other written and oral statements made from time to time by us, do not relate solely to historical facts. These "forward-looking statements" are identified by words such as "anticipate," "believe," "could," "estimate," "expect," "forecast," "intend," "may," "plan," "possible," "project," "should," "will," and similar words and expressions. These forward-looking statements involve important risks and uncertainties that could materially alter results in the future from those expressed in any forward-looking statements made by us or on our behalf. We caution you that forward-looking statements are only predictions and that actual events or results may differ materially. In evaluating these statements, you should specifically consider the various factors that could cause actual events or results to differ materially, including those factors described below, together with the other information contained in this prospectus. It is not possible to foresee or identify all factors affecting our forward-looking statements and you should not consider any list of such factors to be exhaustive. We assume no obligation and do not intend to update these forward-looking statements, except as required by law.

USE OF PROCEEDS

        We will not receive any proceeds from the sale by the selling stockholders of the shares of common stock pursuant to this prospectus which are already owned by them, or which are to be issued to them upon their conversion of shares of our series A preferred stock or our convertible debentures.

MARKET FOR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Market Information

        Prior to the effectiveness of the registration statement of which this prospectus is part, our common stock has traded on the OTC Bulletin Board. We have filed an application to have our common stock listed on AMEX.

        On June 30, 2005, we had approximately 570 stockholders of record. Our common stock price at the close of business on June 30, 2005 on the OTC Bulletin Board was $3.95 per share. The average of the bid and asked price on that date on the OTC Bulletin Board was $3.73.

        During the quarter ended March 31, 2005, we issued 37 shares of series A preferred stock to an employee and 150 shares to a consultant in lieu of cash compensation.

        The table below sets forth the high and low bid prices of our common stock for the periods indicated as reported on the OTC Bulletin Board under the symbol MDCR. Quotations reflect prices between dealers, do not reflect retail markups, markdowns or commissions, and may not necessarily represent actual transactions. Our initial registration statement on Form SB-2 was first declared effective on September 24, 2001, our common stock commenced trading on the OTC Bulletin Board in the quarter ended March 31, 2002, the third quarter of our 2002 fiscal year, the merger of Scientio, Inc. and International Integrated Incorporated, creating MediCor Ltd., occurred February 7, 2003 and we first filed the registration statement of which this prospectus is a part on January 4, 2005.

	High	Low
Fiscal 2002
Quarter ended March 31, 2002	$0.51	$0.28
Quarter ended June 30, 2002	$0.85	$0.25
Fiscal 2003
Quarter ended September 30, 2002	$0.20	$0.20
Quarter ended December 31, 2002	$0.20	$0.20
Quarter ended March 31, 2003	$5.30	$0.20
Quarter ended June 30, 2003	$5.00	$1.01
Fiscal 2004
Quarter ended September 30, 2003	$4.70	$1.01
Quarter ended December 31, 2003	$2.80	$1.01
Quarter ended March 31, 2004	$5.50	$1.05
Quarter ended June 30, 2004	$5.20	$2.50
Fiscal 2005
Quarter ended September 30, 2004	$5.55	$4.30
Quarter ended December 31, 2004	$5.35	$3.55
Quarter ended March 31, 2005	$4.75	$3.00
Quarter ended June 30, 2005	$4.00	$3.00

Dividends

        We have never paid a cash dividend on our common stock and do not anticipate paying cash dividends on our common stock in the foreseeable future.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

        The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and related notes included elsewhere in this prospectus. The following discussion and analysis discuss our financial condition and results of our operations on a consolidated basis, unless otherwise indicated.

Overview

        MediCor Ltd. is a global health care company that acquires, develops, manufactures and markets products primarily for the aesthetic, plastic surgery and dermatology markets. Current products include breast and other implants and scar management products. Our products are sold primarily in foreign (non-U.S.) countries and foreign sales are currently about 95% of total sales, with the largest country accounting for about 13% of sales. We sell our products to hospitals, surgical centers and physicians, primarily through distributors, as well as through direct sales personnel.

Company History and Business Strategy

        MediCor was founded in 1999 by chairman of the board Donald K. McGhan, the founder and former Chairman and Chief Executive Officer of Inamed Corporation, McGhan Medical and McGhan Limited. Our objective is to be a leading supplier of selected international medical devices and technologies. To achieve this strategy, we intend to build upon and expand our business lines, primarily in the aesthetic, plastic and reconstructive surgery and dermatology markets. We intend to accomplish this growth through the expansion of existing product lines and offerings and through the acquisition of companies and other assets, including intellectual property rights and distribution rights. We believe that the acquisition of Eurosilicone SAS will have a material, positive impact on our historical sales and cash flow. As detailed in the historical results contained in the financial statements for Eurosilicone included in this prospectus, Eurosilicone recorded sales for the year ended December 31, 2003 and December 31, 2002 of €15,825,206 and €13,902,855, respectively.

        Currently, we have two main product lines:

  •
  breast implants for aesthetic plastic and reconstructive surgery; and

  •
  scar management products.

Breast implant products

        Our primary product line is breast implants. We have a strategy of establishing or acquiring manufacturing and distribution capabilities for this product line. Historically, we acted as a distributor in the United States for breast implant products manufactured by a third-party manufacturer. In May 2004 we agreed to purchase and in July 2004 we closed on the acquisition of Eurosilicone, the third largest breast implant manufacturer in the world. Sales in foreign (non-U.S.) countries are currently about 95% of total sales, with the largest country accounting for about 13% of sales. Eurosilicone also manufactures a broad line of other implant products. The financing for the Eurosilicone acquisition was primarily provided through additional loans from International Integrated Industries, LLC, an affiliate of MediCor's chairman, as more fully described in the financial statements and notes.

        Prior to May 2000, through our III Acquisition Corp. subsidiary, which does business under the trade name PIP.America, we distributed in the United States pre-filled saline breast implants manufactured by Poly Implants Protheses, S.A., or PIP, on both a direct and a consigned inventory basis. As of May 2000, the United States Food and Drug Administration notified PIP.America and PIP that further direct sales to customers by PIP.America would be suspended until the FDA reviewed and approved the clinical study being conducted by PIP. Pursuant to a voluntary withdrawal from the market, sales of PIP.America products ceased in November of 2002 pending final pre-market approval, or PMA, clearance. PIP.America and MediCor are currently conducting the clinical study and it is in a monitoring phase. The likelihood and timing of obtaining FDA approval are uncertain as is the timing of commercialization in the United States.

        In April 2002 we agreed to acquire and in April 2005 we acquired substantially all of assets of Hutchison International, Inc., the privately-held exclusive U.S. breast implant distributor whose principal product line consists of inflatable saline breast implants manufactured by Biosil Limited. As in the case of PIP's products, these were also available in the United States prior to May 2000. We are now working with Biosil Limited to prepare a PMA application for these products. The likelihood and timing of obtaining FDA approval are uncertain as is the timing of commercialization in the United States.

Scar Management Products

        Our Biodermis subsidiary distributes its products to dermatologists, dermatological surgeons, aesthetic, plastic and reconstructive surgeons and Obstetric/Gynecologists through a combination of a direct sales force and distributors. Internationally, Biodermis distributes through approximately 70 distributors in about 50 countries, including Canada and Mexico.

Application of Critical Accounting Policies and Estimates

        Management's Discussion and Analysis or Plan of Operation addresses our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. On an on-going basis, we evaluate our estimates and judgments, including those related to revenue recognition, inventories, adequacy of allowances for doubtful accounts, valuation of long-lived assets and goodwill, income taxes, litigation and warranties. We base our estimates on historical and anticipated results and trends and on various other assumptions that we believe are reasonable under the circumstances, including assumptions as to future events. The policies set forth below are considered by management to be critical to an understanding of our financial statements. These estimates form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. By their nature, estimates are subject to an inherent degree of uncertainty. Actual results may differ from those estimates.

        Management has identified the most critical accounting policies to be following:

Revenue Recognition

        We recognize product revenue, net of sales discounts, returns and allowances, in accordance with Staff Accounting Bulletin No. 104 "Revenue Recognition" ("SAB No. 104") and Statement of Financial Accounting Standards No. 48 "Revenue Recognition When Right of Return Exists" ("SFAS No. 48"). These statements establish that revenue can be recognized when persuasive evidence of an arrangement exists, delivery has occurred and all significant contractual obligations have been satisfied, the fee is fixed or determinable, and collection is considered probable. We recognize revenue upon delivery of product to third-party distributors and customers and do not allow for bill-and-hold sales. Due to the widespread holding of consignment inventory in our industry, we also recognize revenue when the products are withdrawn from consignment inventory in hospitals, clinics and doctors' offices. We do not offer price protection to our third-party distributors or customers and accept product returns only if the product is defective. Appropriate reserves are established for anticipated returns and allowances based on our product return history. We believe our estimates for anticipated returns is a "critical accounting estimate" because it requires us to estimate returns and, if actual returns vary, it could have a material impact on our reported sales and results of operations. Historically our estimates of return rates have not fluctuated from the actual returns by more than 1% to 2%.

Inventories

        Inventories are stated at the lower of cost or market using the first-in, first-out ("FIFO") method. We may write down our inventory for estimated obsolescence or unmarketable inventory equal to the difference between the cost of inventory and the estimated market value based upon assumptions about future demand and market conditions.

Allowance for Doubtful Accounts

        We maintain allowances for doubtful accounts for estimated losses resulting from the inability of some of our customers to make required payments. The allowances for doubtful accounts are based on the analysis of historical bad debts, customer credit-worthiness, past transaction history with the customer, current economic trends, and changes in customer payment terms. If the financial condition of our customers were to deteriorate, adversely affecting their ability to make payments, additional allowances may be required.

Accounting for Long-Lived Assets

        We account for long-lived assets, other than goodwill, in accordance with the provisions of SFAS No. 144 "Accounting for the Impairment and Disposal of Long-Lived Assets," which supersedes SFAS No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be disposed of." This statement creates one accounting model, based on the framework established in SFAS No. 121, to be applied to all long-lived assets including discontinued operations. Adoption of this statement had no material effect on our financial position or results of operations. SFAS No. 144 requires, among other things, that an entity review its long-lived assets and certain related intangibles for impairment whenever changes in circumstances indicate that the carrying amount of an asset may not be fully recoverable. We believe the estimate of our valuation of long-lived assets is a "critical accounting estimate" because if circumstances arose that led to a decrease in the valuation, it could have a material impact on our results of operations. With the exception of the third-party purchase agreements which were written off in June 2004, as described in Note J to the financial statements for the fiscal year ended June 30, 2004, we do not believe that any other changes have taken place.

Goodwill and Other Intangible Assets

        Goodwill represents the excess of the purchase price over the estimated fair value of identified assets the businesses acquired. Other intangible assets are recorded at fair value and amortized over periods ranging from three to 17 years. We adopted SFAS No. 142 "Goodwill and Other Intangible Assets" in January 2002. As a result, goodwill is no longer amortized, but is subject to a transitional impairment analysis and is tested for impairment on an annual basis. The test for impairment involves the use of estimates related to the fair values of the business operations with which goodwill is associated and is usually based on a market value approach. Other intangible assets are amortized using the straight-line method over their estimated useful lives and are evaluated for impairment under SFAS No. 144.

Income Taxes

        Deferred income tax assets or liabilities are computed based on the temporary differences between the financial statement and income tax bases of assets and liabilities using the statutory marginal income tax rate in effect for the years in which the differences are expected to reverse. Deferred income tax expenses or credits are based on the changes in the deferred income tax assets or liabilities from period to period. During the fiscal year ended June 30, 2004, we incurred $1,737 in taxes to various states. For the fiscal year ended June 30, 2003, the Company had incurred $870 in state income tax expense.

Litigation

        We are involved in various litigation matters as a claimant and as a defendant. We record any amounts recovered in these matters when collection is certain. We record liabilities for claims against us when the losses are probable and can be reasonably estimated. Amounts recorded are based on reviews by outside counsel, in-house counsel, and management.

Product Replacement Program

        We have an accrual for the product replacement program for breast implant sales in the United States. We estimate the amount of potential future claims from this product replacement program based on statistical analysis. Expected future obligations are determined based on the history of product shipments and claims and are discounted to a current value. We believe that our estimate for our product replacement program is a "critical accounting estimate" because it requires us to estimate failure rates, claim amounts, and discount rates. Changes to actual claims and interest rates could have a material impact on the actuarial calculation which could materially impact our reported expenses and results of operations.

Results of Operations for Fiscal Year 2004 versus Fiscal Year 2003

Sales

        Overall sales for the fiscal year ended June 30, 2004 decreased to $1,421,583 from $1,676,905 for the fiscal year ended June 30, 2003. The 15% decrease was driven by lower unit sales, primarily due to the decrease of orders from one large customer. The decrease of sales was due to the customer determining that it had ordered more product than it could sell in the prior year period and having excess inventory. We believe this event is unusual, though we have no specific information regarding this customer's future ordering of sales plans. During the fiscal year ended June 30, 2004, approximately 8% of our consolidated sales were attributable to one customer as compared to 25% for the prior year ended June 30, 2003. Excluding the impact of this one customer, sales would have increased 4%. These sales were exclusively from our scar management product line; no sales were reported for our breast implant products.

Cost of Sales

        Total cost of sales increased in 2004 as compared to 2003; costs were approximately 25% as a percentage of sales for the year ended June 30, 2004, as compared to approximately 9% for the prior year. This drove gross profit from $1,529,876 in 2003 (91.2% of sales) to $1,069,045 in 2004 (75.2% of sales). However, this was primarily caused by several prior year adjustments for inventory that reduced costs more substantially in 2003 than in 2004. This prior year amount equaled $518,370 in 2003, as compared with $60,175 in 2004. The inventory adjustments were made as the result of previously written-down consigned inventory being returned to the manufacturer. Excluding these inventory adjustments in both years, gross profit rose from approximately 60% of sales in 2003 to about 71% of sales in 2004; or cost of sales decreased from approximately 39% of sales in 2003 to 29% of sales in 2004. Normally, we expect that cost of sales will remain relatively constant on a percentage basis of approximately 30% to 40% of sales.

Selling, General and Administrative

        Selling, general and administrative expenses increased 44% to $8,483,694 for the year ended June 30, 2004, as compared to $5,876,413 for the year ended June 30, 2003. The overall change can be attributed primarily due to an increase in payroll related expenses of $2,101,729, acquisition expenses of $747,245, an increase in bad debt reserve of $509,429 relating to the PIP receivable because of concerns about collectibility, a decrease of $495,975 in consulting fees, and a decrease of $428,047 in legal fees. The increase of SG&A expenses relative to revenue was primarily the result of normal start-up costs and costs associated with establishing and maintaining a fixed infrastructure. These start-up and infrastructure costs related primarily to our preparation for putting personnel and related support infrastructure in place in advance of the closing of our Eurosilicone acquisition, combined with the increased responsibilities in connection with administering two concurrent PMA applications and preparing infrastructure to begin marketing the products once regulatory approval is received. Many of the Eurosilicone-related SG&A expenses were necessarily incurred prior to acquiring the revenue associated with the acquisition and the SG&A expenses associated with products requiring pre-market approval from the FDA necessarily pre-date the associated revenue. We anticipate that our infrastructure costs will continue and increase over time and that start-up costs we have incurred to build our infrastructure will continue, though at reduced levels, as part of our continuing infrastructure costs. As our business and sales increase, we anticipate that selling, general and administrative expenses will increase in absolute dollars, but decrease as a percentage of sales.

        In addition to being a distributor for the PIP products (not currently approved for distribution in North America), our PIP.America subsidiary has obligations relating to administering product replacements for PIP products sold prior to 2000 in the United States. These related costs are reimbursable under the distribution agreement with PIP, thus giving rise to amounts recorded by us as accounts receivable. This receivable does not represent any percentage of PIP.America's purchases of PIP's products because at present PIP's products are not sold in the United States pending completion of the pre-market approval process with the FDA. During the third quarter of fiscal 2004, PIP.America had $3,444,802 in accounts receivable from PIP, representing amounts owed to PIP.America under the terms of the distribution agreement relating to prior year sales. These amounts had been fully reserved for, with an allowance for doubtful accounts, due to the lack of payment and uncertain prospect of collection. Effective March 30, 2004, PIP.America and PIP amended the distribution agreement and PIP.America forgave these amounts owed by PIP in return for the transference of the pre-market approval application to PIP.America. Concurrently, the manufacturer issued to PIP.America a revolving promissory note for certain sums to come due to PIP.America based on PIP.America's and the manufacturer's administration of product replacement and product replacement related claims. The note is denominated in United States dollars and the interest rate on the principal balance is 6.75% per annum. The note balance is to be repaid from payments for future distributed product or if no product is distributed in the United States, on demand. The principal amount under the note as of June 30, 2004 was $304,428.

Research and Development

        Research and development for the year ended June 30, 2004 was $2,149,049 compared to $190,625 for the same period in 2003 driven by the expenses associated with obtaining required government approvals for both the saline breast implant products, and other product development. We expect that research and development expenses will decrease once we receive required government approvals for the current saline breast implant products, but increase as we proceed forward with other strategic product development, like the planned introduction of Eurosilicone's product line into the United States.

Interest Expense

        Interest expense increased to $1,195,543 for the fiscal year ended June 30, 2004, compared to $503,847 in the fiscal year ended June 30, 2003. Interest expense consists primarily of interest related to borrowings. The change in interest expense was primarily due to an increase in the average principal note payable to related party balances and an increase in convertible debentures.

Other Expense

        Other expense is composed of a reserve of $1,883,000 against a deposit made in relation to the purchase of a minority common equity interest in a third-party manufacturer (PIP) via the shares of PIP's parent (Heritage Worldwide, Inc.). This reserve was recorded at June 30, 2004 because the liquidity and the value of Heritage's shares were volatile and indeterminable. Also, other expense includes a reserve of $3,800,000 against acquisition advances. These advances relate to an asset purchase of a privately-held U.S. medical products distributor. The reserve was recorded at June 30, 2004 because of various uncertainties between the U.S. distributor and another third party, a privately-held U.K. breast implant manufacturer. These uncertainties included several disputes including a notice of termination of their distribution agreement. Since both are third parties whose continued relationship impacts the value of our acquisition advances, we recorded a reserve. Our acquisition strategy remains unchanged, and we believe that we can proceed and conclude the related commercial agreements on satisfactory terms.

Net Loss

        The net loss for the fiscal year ended 2004 increased to $16,566,773 from $5,189,731 in the fiscal year ended 2003. Basic and diluted loss per share was ($0.94) for the fiscal year ended 2004 compared to ($0.33) for the fiscal year ended 2003. The decline was primarily driven by higher selling, general and administrative expenses, acquisition costs and increased research and development expenses. In general, the net losses can be attributable to the substantial costs associated with facilitating FDA pre-market approvals for breast implant products, research and development for current investments, costs related to acquisitions and the reserves of the purchase agreements non-refundable deposit, more than offsetting the limited sales of our current scar management products. As of June 30, 2004, we had $91,558 in deemed dividend expense for our series A preferred stock. In addition, we incurred $27,388 for preferred share dividends in arrears.

Results of Operations for Quarter and Nine Months Ended March 31, 2005 versus Quarter and Nine Months ended March 31, 2004

  Sales

        Sales for the three months ended March 31, 2005 equaled $7,130,409, an increase of $6,766,668 as compared to the prior year quarter. For the nine months ended March 31, 2005 sales were $19,418,722, an increase of $18,412,100 versus the same period a year ago. The sales of our subsidiary Eurosilicone, acquired on July 5, 2004, drove the increase in sales versus the prior year periods. On a pro forma basis, sales for the three months ended March 31, 2005, increased by about $558,497 or 8%. Excluding the estimated impact of foreign exchange rates, this growth was approximately 6%. On a pro forma basis, sales for the nine months ended March 31, 2005, increased by about $3.1 million or approximately 20% versus the prior year period. Excluding the estimated impact of foreign exchange rates, the growth rate was 17%. The growth between periods was attributable to strong unit sales resulting from continued sales efforts and strong demand.

  Cost of Sales

        Cost of sales as a percentage of net sales for the three months ended March 31, 2005 were approximately 68% compared to approximately 24% during the same period in 2004. For the nine months ended March 31, 2005 cost of sales as a percentage of net sales was approximately 60%. During the same period in 2004 cost of sales as a percentage of net sales were approximately 26%, which excludes an adjustment for consigned inventory that was returned of $56,175. The majority of the costs associated with the production of our product are recurring. The overall increase in cost of sales and gross profit for the three and nine month periods were driven by the acquisition of Eurosilicone, specifically due to higher labor, raw material costs and increased quality control costs. Normally, we expect that cost of sales will remain relatively constant on a percentage basis of approximately 45% to 50%.

  Selling, General and Administrative

        Selling, general and administrative ("SG&A") expenses increased to $4,371,063 for the three months ended March 31, 2005, as compared to $2,264,520 during the same period in 2004, driven by the costs from the operations of Eurosilicone, which was not included in the prior year period. One of the largest increases was driven by bad debt reserve of $920,024, which consisted of a $582,063 reserve of our note with Poly Implants Protheses, S.A. After reviewing our note with Poly Implants Protheses, we concluded that their financial condition warranted a reserve. In addition, $337,961 of our accounts receivable was reserved for two distributors of Eurosilicone, although we continue to seek payment for all of our receivables. In addition, the three-month increase can be attributed to an increase in payroll and payroll related expenses of $907,346 and consulting expense of $300,971. Of all SG&A expenses, about half were recurring charges.

        For the nine months ended March 31, 2005, SG&A expenses increased to $13,544,476 as compared to $5,131,484 for the same period a year ago, driven by the costs from the operations of Eurosilicone, which was not included in the prior year period. The increase can be attributed to an additional reserve for the Poly Implants Protheses note of $2,040,062 and a $321,863 for our accounts receivable distributors. In addition, there were increases in payroll and payroll related items of $2,360,195, travel related expense of $597,607, depreciation and amortization expense of $557,904, commission expense of $494,557, legal fees of $441,127, accounting fees of $289,640, costs related to acquisitions of $225,000, employee and business insurance of $203,351, non-employee stock option expense of $145,875, and other various SG&A costs of $444,053. Of all SG&A expenses, about 60% were recurring items. The reason for the level of SG&A expenses relative to revenue are due to normal start up period costs and costs associated with establishing and maintaining a fixed infrastructure. As our business and sales increase, we anticipate that recurring SG&A expenses will increase in absolute dollars, but decrease as a percentage of sales.

  Research and Development

        Research and development in the recent quarter ending March 31, 2005 was $680,895, as compared to $946,626 for the comparable period in 2004. The decrease of $265,731 is primarily attributable to a net reduction of lower spending associated with the saline breast implant clinical trials. Costs associated with the Biosil product fell by $378,884, which was offset by an increase in costs for the PIP product of $113,153.

        Research and development in the nine months ended March 31, 2005 was $1,882,084, as compared to $1,380,557 for the comparable period in 2004. The increase of $501,527 is primarily attributable to a net increase of higher spending associated with the saline breast implant clinical trials. Costs associated with the Biosil product rose by $125,000, accompanied by an increase in costs for the PIP product of $376,527. We expect that research and development expenses will decrease once we receive required government approvals, but will increase as we bring new products to market or existing products to new markets.

  Interest Expense

        Interest expense increased to $1,610,692 for the three months ended March 31, 2005, compared to $312,585 in same period in the prior year. Interest expense increased to $4,140,175 for the nine months ended March 31, 2005, as compared to $797,953 for the nine months ended March 31, 2004. Interest expense consists primarily of interest related to borrowings. The change in interest expense was primarily due to a significant increase in the average principal note payable to related party balances incurred as a result of the Eurosilicone acquisition.

  Net Loss

        Net loss for the three months ended March 31, 2005 increased to $4,127,833 from $3,245,780 for the comparable period in the previous year. Net loss increased from $6,509,464 reported in the nine months ended March 31, 2004 period to $12,449,318 for the nine months ended March 31, 2005. The comprehensive net loss related to the foreign currency translation adjustment was $4,120,364 and $12,368,105 for the three- and nine-month periods ended March 31, 2005. There were no foreign currency adjustments during the three- and nine-month periods of March 31, 2004. The decline was due to higher selling costs, general and administrative expenses, research and development and interest expense. Basic and diluted loss per share was ($0.23) for the three-month period ended March 31, 2005 compared to ($0.18) for the comparable period last year. Basic and diluted loss per share was ($0.69) for the nine months ended March 31, 2005 compared to ($0.37) for the comparable period last year.

Liquidity and Capital Resources

        Cash used in operations during the nine months ended March 31, 2005 was $9,273,529 as impacted by selling, general and administrative continued startup costs, research and development and interest expense. On July 5, 2004, we completed the acquisition of Eurosilicone, which had a net effect on our investing activities of ($12,760,150). To complete the acquisition we borrowed an additional $11,000,000 from International Integrated. In connection with indebtedness to International Integrated, we entered into a credit facility with BNP Paribas. Under that facility we initially drew approximately $9,014,680, of which $5,000,000 was repaid to International Integrated. On March 21, 2005, we drew an additional $3,965,559 under the BNP Paribas facility to pay the fiscal 2005 performance payment to the sellers of Eurosilicone under the acquisition agreement. The remaining balance of available credit under the BNP Paribas facility is tied to performance payments we may have to make to the sellers under the Eurosilicone acquisition agreement during fiscal 2006 and 2007.

        In a subsequent event, as noted in Note X to the Unaudited Financial Statements, we completed the purchase of substantially all of the assets of privately-held Hutchison International, Inc. As part of this acquisition we were obligated to pay $250,000 in cash, which we borrowed from International Integrated.

        Our ability to make payments to refinance our debt and to fund planned capital expenditures and operations will depend on our ability to secure additional significant financing and generate sufficient cash in the future. Currently, we have only limited product sales in the United States and will not be in a position to materially increase United States sales until the FDA issues a pre-market approval relating to one or more of the products sought to be sold by us. We are currently funding activities for two pre-market approval applications which are operating expenses. Under our asset purchase agreement relating to one of those product lines, we have an obligation to make additional cash payments on closing of that transaction (which only occurs following FDA approval of the application). Thus, we have no obligation to close this transaction or make this payment unless the product is cleared for marketing in the United States. We expect we will be able to make that payment from available cash or from the proceeds of affiliate debt, provided by such date we have not concluded a third-party financing.

        We have historically raised funds to support our operating expenses and capital requirements through sales of equity or debt securities or through other credit arrangements, including borrowing from our affiliates. Our existing cash, cash equivalents and cash generated from operations, including the operations of Eurosilicone, will be insufficient to meet our anticipated cash needs for the next 12 months. To satisfy our liquidity requirements, we will need to raise additional funds. To the extent additional sales of equity or debt securities are insufficient to satisfy our liquidity requirements, we plan on being able to obtain any necessary additional funds through the incurrence of additional indebtedness to our affiliates. We have received a written commitment from International Integrated, an affiliate of our chairman, to provide sufficient cash to fund any operating expenses and capital expenditures through April 1, 2006. The same entity has provided to us over $62 million in funding through March 31, 2005. This historic funding has been a combination of equity and debt. The outstanding debt is a revolving credit facility with interest accruing at 10% per annum. We have no set payment terms, though we try to remain current on payments of interest so as not to incur compound interest. It is payable on demand. As a result, it can be called at any time, and for any reason. From time to time in connection with our other fund-raising activities, International Integrated has converted some of the debt to equity along side third-party investors. There is no obligation or understanding that any such conversions will occur. We are presently seeking to refinance some or all of the International Integrated indebtedness from a combination of third-party indebtedness, equity and possible conversions of debt to equity. We may or may not be successful. In the interim, any future funding from International Integrated may take the form of debt or equity or a combination thereof.

        We expect our operating losses to continue through the end of fiscal 2005. We anticipate that we will need $1.75 million for the remaining three months of fiscal 2005 for PMA application costs and negative operating cash flows. We anticipate that we will need between $6.0 and $8.0 million in additional liquidity to cover negative cash flow in fiscal 2006. In addition, to the extent we want to pursue additional acquisitions, we expect that we will need additional financing. We do not presently have any commitments for such financing and it may not be available when we need it, on terms acceptable to us or at all. The lack of adequate financing could adversely affect our ability to effect acquisitions. Our Eurosilicone Holdings subsidiary may be required to make a performance payment of up to €3 million to the sellers in each of fiscal 2006 and 2007 under the Eurosilicone acquisition agreement. If these payments are required and Eurosilicone Holdings does not otherwise have sufficient funds from dividends or distributions from Eurosilicone, Eurosilicone Holdings intends to draw the necessary funds from its credit facility with BNP Paribas, which was established in part specifically to provide a back-up funding source for these performance payments. Eurosilicone has positive cash flow that is sufficient to fund all of its operational and projected capital needs. As a result, and with the bank financing of the possible performance payments, we do not expect Eurosilicone to have any additional liquidity needs.

        Our revenues are primarily denominated in U.S. dollars and in Euros, with U.S. dollars accounting for approximately 50% of total revenues. Our expenses are primarily denominated in U.S. dollars, with the exception of certain operating expenses of Eurosilicone. We have a net foreign exchange exposure impact of approximately 10% of our sales, which is primarily attributable to the Euro. We do not currently hedge against foreign exchange risk and do not have any plan to do so in the immediate future.

BUSINESS

Overview

        We are a global health care company that acquires, develops, manufactures and markets products primarily for the aesthetic, plastic surgery and dermatology markets. Current products include breast and other implants and scar management products. Our products are sold primarily in foreign (non-U.S.) countries and foreign sales are currently about 95% of total sales, with the largest country accounting for about 13% of sales. We sell our products to hospitals, surgical centers and physicians, primarily through distributors, as well as through direct sales personnel.

Company History and Business Strategy

        MediCor was founded in 1999 by chairman of the board Donald K. McGhan, the founder and former chairman and chief executive officer of Inamed Corporation, McGhan Medical and McGhan Limited. MediCor's objective is to be a leading supplier of selected international medical devices and technologies.

        To achieve our objective, we intend to build upon and expand our business lines, primarily in the aesthetic, plastic and reconstructive surgery and dermatology markets. Because of our management team's experience in these target markets, and in particular the breast implant market, we focused our strategy from the outset on acquiring the rights to products or their manufacture in the breast implant market so we can compete as one of the world leaders in this market. We intend to continue to accomplish our intended growth through the expansion of existing product lines and offerings and through the acquisition of companies and other assets, including intellectual property rights and distribution rights.

        Implementation of our expansion and acquisition strategy commenced in 1999, when we were presented with the opportunity to be appointed a distributor for the Poly Implants Protheses, S.A., or PIP, pre-filled saline breast implant in North America. In 1999, PIP appointed our III Acquisition Corp. subsidiary (which does business under the trade name PIP.America) a distributor for PIP products in North America. At the time, these products were being sold, as were other breast implants, under an exclusion from pre-market approval requirements provided by United States Food and Drug Administration, or FDA, regulations. Prior to May 2000, PIP.America distributed in the United States pre-filled saline breast implants manufactured by PIP, on both a direct and a consigned inventory basis. As of May 2000, the FDA notified PIP.America and PIP that further direct sales to customers by PIP.America would be suspended until the FDA reviewed and approved the clinical study being conducted by PIP. Pursuant to a voluntary withdrawal from the market, sales of PIP products ceased in November 2002 pending final pre-market approval, or PMA, clearance. PIP managed the PMA process until March 2004, when PIP.America amended its agreement with PIP and amended financial and management responsibility for completing the PMA process. In this capacity PIP.America will be responsible for funding the completion of the clinical trial and managing the submission of PMA data. As a result of the amended agreement, PIP.America acquired ownership of the PMA. As sole owner of the PMA, we will have exclusive control of all U.S. distribution of products approved under the PMA. PIP.America's distribution agreement with PIP is a customary agreement of its type under which PIP.America purchases breast implants from PIP at agreed prices and is then free to resell that product at prices determined by PIP.America.

        In 2001, we considered related product lines that were in our target markets and were revenue producing. We identified HPL Biomedical, Inc., which was operating under the name Biodermis. It was active in the specialty field of scar management and post-operative care products. Consistent with our business strategy, we acquired Biodermis through a stock acquisition. Historic sales of this product line have been less than $2 million per year, with single customers accounting for as much as 25% in 2003 and 8% in 2004. As a result of this concentration, Biodermis has experienced sales changes as large customers have altered their ordering patterns. Biodermis anticipates that these fluctuations will diminish if its efforts to diversify its customer base are successful.

        In April 2002, we identified an opportunity to potentially distribute in the United States inflatable saline breast implants. We determined this opportunity was consistent with our business strategy, and we agreed to acquire substantially all of the assets of Hutchison International, Inc., the privately-held exclusive U.S. breast implant distributor for the Biosil Limited inflatable saline breast implants. As in the case of PIP's products, these were also available in the United States prior to May 2000. We closed the acquisition of Hutchison's assets, which involved assets that were insignificant in amount, in April 2005 for $250,000 in cash and 366,667 shares of our common stock. Concurrently, our MediCor Aesthetics subsidiary, with Hutchison as a nominal party, entered into a direct exclusive distribution relationship with Biosil for distribution of its saline filled breast implants in the United States. We are now working with the manufacturer to obtain the necessary governmental approvals for distribution of these products in the United States. In connection with this acquisition transaction, we assumed the distributor's financial and management responsibility for completing the clinical trial and various aspects of the PMA process. Although the timing of regulatory approval for either the PIP or Biosil implants is uncertain, we believe that if we are successful in working with these manufacturers to bring one or both of these products into the United States our business will be positively affected.

        Commencing in 2002 and concluding in 2003, we also investigated and acquired patents related to new materials with potential for use as fill material for breast implants which we believe may be useful in one or more of our target markets. We determined that acquiring this proprietary technology while it was available for sale was also consistent with our business strategy. We acquired that technology through the purchase of the stock of its owner in exchange for 600,000 shares of our common stock and currently have that technology in our research and development program as part of our new products strategy. Although we believe successful development and instruction of a new generation of breast implants would find market acceptance, there can be no assurance when, if ever, we will commercialize products from that intellectual property.

        In early 2003, we determined that being a company that filed periodic reports (including financial information) with the Securities and Exchange Commission, and whose stock was therefore under certain circumstances and limitations available to be traded, was consistent with our business strategy. We believed it potentially positioned us to use securities as consideration for acquisitions and prepared us for rapid growth and the requisite financing flexibility we believed we would need. In February 2003, our International Integrated Incorporated subsidiary entered into an agreement of merger with a Delaware corporation, Scientio, Inc., in which MediCor became the surviving parent, and a reporting entity.

        Over the next year we continued to pursue the advancement of the PMAs for the PIP and Biosil products and sought other acquisition opportunities that had been in our focus since our inception in 1999.

        Through late 2003 and into early 2004 we negotiated the transaction to acquire Eurosilicone, which we completed in July 2004. Through this acquisition, we acquired the manufacturing capacity to market breast implants throughout the world, subject only to regulatory constraints. We believe this acquisition is pivotal to our business strategy. The continuing Eurosilicone management has successfully achieved registrations for their products throughout the world. In addition, several members of the MediCor management team and executives of our subsidiaries have experience in obtaining regulatory approvals and registrations for implantable medical devices for aesthetic medicine throughout the world, including the United States. This experience was gained during former employment with leading companies in the aesthetic medicine sector, including having led the efforts for the 2000 approval of saline breast implants by the U.S. FDA. We believe that Eurosilicone will have a material, positive impact on our sales and cash flow. As detailed in the historical results, Eurosilicone recorded sales for the year ended December 31, 2003 and December 31, 2002 of €15,825,206 and €13,902,855, respectively.

        Following our Eurosilicone acquisition, we also began implementing our strategy of regional sales and marketing oversight and distributor management. In September 2004, we acquired Dermatological Medical Products and Specialties, S.A. de C.V., a small medical device distributor in Mexico to become part of MediCor Latin America, S.A. de C.V. We effected the acquisition, which involved assets that were insignificant in amount, primarily to acquire a corporate presence in Mexico and to hire its two owners and principal employees, who are now employed by MediCor Latin America as managers and by Dermatalogical Medical Products as commissioned sales personnel. These two employees had previously distributed products for one of our competitors in the Mexican breast implant market. At the time of our acquisition, the company was distributing other medical products for other manufacturers. Following the acquisition, Dermatological Medical Products ceased distributing these products to focus on becoming our second distributor in Mexico (supplementing our existing non-exclusive distributor) and MediCor Latin America is managing distribution of our products throughout Mexico, Central America and South America. As in other regions of the world, our Eurosilicone and Biodermis subsidiaries have one or more distributors in all of our target countries. For example, Eurosilicone had prior to our acquiring it and continues to have distributors in 15 Central and South American countries. As we have done in this region, we intend to put in place in other regions identified by us a regional manager or managers to support and manage, and participate directly in, distribution of our products.

Products

        Currently, we have two main product lines:

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  breast and other implants for aesthetic, plastic and reconstructive surgery; and

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  scar management products.

Breast and other implant products

        Our primary product line is breast implants. With the acquisition of Eurosilicone in 2004, we have jumped from no current sales to become the third largest breast implant manufacturer in the world. Sales in foreign (non-U.S.) countries are currently about 95% of total sales, with the largest country accounting for about 13% of sales. Eurosilicone also manufactures a broad line of other implant products targeted to the aesthetic, cosmetic and reconstructive markets, including gluteal, calf, pectoral, malar and testicular implants, as well as external breast prosthesis. These other products account for approximately 5% of total sales. The financing for the Eurosilicone acquisition was primarily provided through additional loans from International Integrated Industries, LLC, an affiliate of MediCor's chairman, as more fully described in the financial statements and notes.

        In addition, we currently are participating, directly or indirectly, in two PMA applications to bring breast implant products into the United States. The likelihood and timing of obtaining FDA approval are uncertain as is the timing of commercialization in the United States for these or other products.

Scar Management Products

        Biodermis, one of our subsidiaries, is an innovator in the scar management market and a leader in this technology that is indicated for use in the prevention and management of visible scar tissue known as keloid and hypertrophic scars. The Biodermis products achieve therapeutic results by encapsulating the scar tissue with a soft, malleable, semi-occlusive polymer in the form of sheets and ointments that are believed to mimic the natural barrier function of the skin, improving the condition and appearance of scars. In the United States, the products are marketed under the names EpiDermTM silicone gel sheeting and XeragelTMsilicone ointment. Internationally, the same products are also marketed under the names TopiGelTM and DermaSofTM.

        Biodermis' secondary product lines consist mainly of two products, EPIfoamTM and HydroGOLDTM. EPIfoam is a silicone backed, polyurethane foam utilized post-lipectomy to assist in recovery and enhance the overall aesthetic appearance following liposuction. HydroGOLD is a hydrogel-based product for use in reducing the pain, discomfort and burning sensation frequently associated with procedures of the skin typically aimed at reducing fine lines and wrinkles and to eliminate or reduce the signs of aging, such as laser resurfacing, chemical peels and micro-dermabrasion.

        Additionally, a portion of Biodermis' revenue is derived from original equipment manufacturing of scar management and post-operative care products for other medical device companies who then sell the products under their own brand names. To assure quality control and proper regulatory compliance, Biodermis retains all responsibilities related to the FDA and European CE-mark certification and regulatory compliance related to manufacturing activities. Some of these companies are allowed to compete for sales in similar markets and for similar customers against Biodermis' distributors and direct sales staff.

Sales and Marketing

        We sell our products primarily through independent distributors worldwide, as well as through a small direct sales force. We reinforce our sales and marketing program with telemarketing, which is designed to increase sales through follow-up on leads and the distribution of product information to potential customers. We supplement our marketing efforts with appearances at trade shows, advertisements in trade journals and sales brochures.

Breast Implants

        We sell our Eurosilicone breast implant and other products in over 70 countries (other than the United States and Canada), primarily through approximately 50 third-party distributors. Currently, we are awaiting the required FDA clearance to sell breast implants in the United States. The FDA approved PMA applications for two competitors' saline filled products in 2000. We believe that the FDA will approve other PMA applications for saline filled devices in the future following their review of complete PMA applications.

        Following their review of Inamed's PMA application for silicone gel breast implants in late 2003, the FDA issued Draft Guidance for Saline, Silicone Gel, and Alternative Breast Implants in January 2004. While this guidance applies to all types of breast implants, it is most significant in understanding the new requirements for silicone gel breast implants. We anticipate that this guidance will be the basis for the FDA's review of PMA applications going forward. Although, as discussed below, advisory panels in April 2005 made recommendations concerning approval and disapproval of each of our two competitors' PMAs for silicone gel breast implants, the FDA's interpretation and understanding of the new guidance has yet to be demonstrated through their formal decisions concerning acceptability of these two competitors' applications. No public review by the FDA or any alternative breast implants has been undertaken.

        Our strategy to gain entry into the U.S. saline filled breast implant market relies upon our contractual agreements with independent parties with whom we are working to obtain FDA approval of their PMA applications. The PMA application for the Biosil saline breast implant has been submitted, and we are addressing observations arising from the FDA review of the application. The four-year interval clinical trial data is currently being analyzed and will be submitted as a PMA amendment following completion of that analysis. Although we anticipate submitting the appropriate data in response to the FDA's guidance in 2005, there can be no assurance of timing, review or decision concerning the PMA application. We are also continuing to work with PIP in furtherance of the PMA application for PIP's implant products. We are currently assisting in the collection of appropriate data through its ongoing clinical trial. Upon completion of data collection and analysis, we will submit the PMA application to the FDA. Although we anticipate submission of the completed PMA application during 2005, there can be no assurance of timing, review or decision concerning the PMA application. Although we are not the manufacturing sponsor for either of these PMA applications, we do and will continue to provide technical and other assistance with the clinical trials and regulatory efforts.

        Our U.S. market entry strategy for silicone gel breast implants is based upon our products currently marketed outside the United States. In April 2005, an FDA advisory panel reviewed the PMA application for each of our two competitors and recommended approval for one and disapproval for the other. The FDA is not bound to follow the recommendations of the advisory panel, and it is currently uncertain what decisions the FDA may make concerning our competitors' PMA applications. At an appropriate time in the future, we intend to initiate clinical trials and PMA applications in the United States in accordance with current FDA guidance and based on product lines marketed internationally. The FDA evaluates each PMA application on its own merits and independently of competing applications. Although we will endeavor to have our future PMA application for silicone gel breast implants consistent with the FDA guidance and understanding, there can be no assurance that these efforts will lead to FDA approval of such application.

        Our earlier distribution of saline-filled products in the United States was based upon the manufacturers having obtained what is known as 510(k) regulatory status for the devices. This refers to a section of FDA regulations that permits the marketing of medical devices without a PMA. Following the approval in 2000 of two competitors' PMA applications for saline breast implants, we were notified that direct sales of the PIP implants to customers would be suspended until the specific products we were distributing received a PMA. The private company sponsors for both the PIP and Biosil PMA applications were pursuing their PMA applications from 1999-2000, but unlike the large U.S.-based manufacturers, neither had a U.S. clinical trial underway at the time of the FDA's call for PMAs for saline breast implants. In addition, neither sponsor had extensive FDA or PMA experience. As a result of all of these factors, neither PMA application advanced as quickly as may have occurred if it had more significant funding and expertise. Nonetheless, each PMA application has advanced in a reasonable manner. However, because of these resource and expertise constraints each has taken longer than is optimal, and, in each case, we have recently become more involved in providing assistance and expertise to enhance the prospects for success and timing of the PMA applications. As is customary in the PMA application process, through ongoing dialogue with the FDA, each of the PMA sponsors has continued to amend and refine its regulatory submissions, including their clinical study data and each continues an ongoing dialogue with the FDA concerning their applications. The FDA's approval of either or both of these PMA applications will provide regulatory clearance to resume our distribution of saline breast implants in the United States.

Scar Management Products

        In the United States, Biodermis distributes its products to dermatologists, dermatological surgeons, aesthetic plastic and reconstructive surgeons and Obstetric/Gynecologists through a combination of a direct sales force and a distributor. Internationally, Biodermis distributes to the same fields of medicine through approximately 70 distributors in about 50 countries, including Canada and Mexico.

Competition

Breast Implants

        We face competition in every aspect of our business, and particularly from other companies that acquire, develop, manufacture or market breast implants and breast implant related products.

Currently, we consider our primary competitors in the U.S. breast implant market to be Inamed Corporation and Mentor Corporation. In the near term, as we bring products currently scheduled for U.S. distribution to the U.S. market, we will offer only saline filled implants, while Inamed and Mentor will offer saline and silicone filled implants. In the future we may bring a full line of implant types to the U.S. market. Through Eurosilicone, we compete internationally with several manufacturers and distributors, including Inamed Corporation, Mentor Corporation, Silimed, S.A. Poly Implants Protheses, S.A., Nagor Limited, Laboratories Sebbin S.A., and Laboratoire Perouse Implant S.A. In these international markets, we offer a broad line of saline and silicone filled implants, including various sizes, shapes, textures and cohesivenesses, to compete across the various available product offerings of our competition.

        We believe that the principal factors that will allow our products to compete effectively are high-quality product consistency, product design, broad product array, management's knowledge of and sensitivity to market demands, plastic surgeons' familiarity with our management and products, and our ability to identify and develop or license patented products embodying new technologies.

Scar Management Products

        Currently, we estimate there are approximately 15 companies in the United States and international markets competing for market share among dermatologists and plastic and reconstructive surgeons for products that are competitive with those of Biodermis. EpiDerm, also sold as DermaSof and TopiGel, and Xeragel comprise Biodermis' principal product line and compete against such product lines as "Cica Care," by Smith and Nephew, "Rejuveness," by ReJuveness Pharmaceuticals, "Kelo-Cote" by Advanced Bio-Technologies, Inc., "New Beginnings," by PMT Corporation, and others.

        EPIfoam post-operative compression foam has no direct product-type competition. However, it competes to some extent with a product known as "Reston" foam, manufactured by 3M, a piping and insulation product which is occasionally used off-label by surgeons. HydroGOLD hydrogel sheeting competes against such products as "2nd Skin," by Spenco Corp. and "HydraSkin" by HydraSkin Corp.

Research and Development

        We use employee and independent consultant scientists, engineers, and technicians to work on material technology and product design as part of our research and development efforts. Our research and development expense is currently primarily directed toward supporting the clinical trials of our manufactured products or products which we seek to distribute for third parties. In addition, we direct research and development toward development or acquisition of new and improved products based on scientific advances in technology and medical knowledge, together with input from the surgical profession. We have incurred expenses of $2,149,049 and $190,625 for the years ended June 30, 2004 and 2003, respectively, for research and development. During the nine months ended March 31, 2005 we incurred expenses of $1,882,084 compared to $1,380,557 for the same period in 2004. The increase for the year ended June 30, 2004 over the prior year was driven by non-recurring expenses of $2,095,000 associated with the asset purchase agreement with the prior U.S. distributor for Biosil products. All of these expenses are associated with the PMA trials. In addition, the increase was attributed to non-recurring expenses of $19,472 incurred in obtaining required government approvals for the PIP saline breast implants and $34,577 for other expenses relating to the development of product lines. The increase for the nine months ended March 31, 2005 over the same period in the prior year was primarily attributable to a net increase of higher spending associated with the saline breast implant clinical trials. Costs associated with the Biosil product rose by $125,000, accompanied by an increase in costs for the PIP product of $376,527.

Patents, Licenses, and Related Agreements

        We currently own or have exclusive license rights to numerous patents, patent applications, trademarks and trademark applications throughout the world. Although we believe our patents and patent rights are valuable, our technical knowledge with respect to manufacturing processes, materials, and product design are also valuable. As a condition of employment or consulting, we require that all employees and consultants execute a proprietary information and inventions agreement relating to our proprietary information and intellectual property rights.

        Our intellectual property includes trademarks, patents and trade secret information. Our trademarks cover a large percentage of our commercial products. Most marks are registered in the United States, some are registered outside the United States and additional registrations are being pursued. Our current commercial breast implant line is manufactured and distributed completely outside the United States. Its design technology and manufacturing technology are considered trade secrets. United States patents to which we have acquired ownership and the corresponding foreign patents protect technology under investigation in the research and development of a new generation of breast implant fillers, shell material and component design. While we are hopeful that this research will produce proprietary products, we cannot assure that any developments will be commercialized or that any of our current patents will be material. Another U.S. patent protects a minor product in our dermatology and wound care offerings.

        All patents mentioned in the preceding discussion (except that covering dermatology) were acquired through the acquisition of Intellectual Property International, Inc. The patents currently expire at various dates from November 2009 to May 2019. Additional patents are pending in the United States and in the European community based on new improvements to the specific technology portfolio so acquired.

Manufacturing and Raw Materials

Breast implants

        Prior to our acquisition of Eurosilicone, we did not manufacture any of the breast implant products we sold. All of the saline filled breast implant products we distributed in the past were manufactured in France by PIP. These products were produced in controlled environments utilizing specialized equipment for precision measurement, quality control, packaging, and sterilization. The manufacturing activities for products sold in the United States are subject to FDA regulations and guidelines, and these products and their manufacturing procedures were reviewed by the FDA prior to the FDA's call for a pre-marketing approval for saline breast implants in 2000. As is the case with other European manufacturers, PIP's manufacturing activities are also subject to regulatory requirements and periodic inspections by European regulatory agencies.

        Our Eurosilicone products are manufactured at the Eurosilicone facility in Apt, France. This facility and its operations are subject to similar standards and government regulation and inspection for manufacturing facilities.

        There are a very few qualified suppliers of silicone raw materials in the world. To the extent we build or acquire manufacturing capability, we will most likely be required to purchase our silicone raw material supplies for production of breast implants from a single-source supplier. Eurosilicone relies upon one manufacturer for its silicone raw material supplies, the same supplier to our largest competitors.

Scar Management Products

        Biodermis has developed product lines though OEM vendors. These vendors are single-source suppliers due to the highly specialized nature of the products and the regulatory requirements for the manufacturing of the products. Biodermis is responsible for the governmental regulatory submissions for the products they distribute, as well as a required vendor audit program and internal controls for all aspects of product flow through the facility.

        In the event we build or acquire our own manufacturing facilities for scar management products, we will be subject to all standards and government regulation and inspection required for all Class I and Class II medical devices.

        There are very few qualified suppliers of the raw materials required for the Biodermis products in the world. To the extent we build or acquire scar management product manufacturing capability, we will most likely be required to purchase our raw material supplies for our products from one of these suppliers.

Environmental Compliance

        Our manufacturing facilities are regulated by various national, state, regional and local laws. We believe that our operations are in compliance with all applicable laws and we received no citations or notices of violations in 2003 or 2004. In fiscal 2005, we do not expect to incur any material expense to maintain our compliance level.

Government Regulation

        Medical devices are subject to regulation by the FDA, state agencies and, in varying degrees, by foreign government health agencies. These regulations, as well as various U.S. federal and state laws, govern the development, clinical testing, manufacturing, labeling, record keeping, and marketing of these products. The majority of our product candidates must undergo rigorous testing and an extensive government regulatory approval process prior to sale in the United States and other countries. The lengthy process of seeking required approvals and the continuing need for compliance with applicable laws and regulations require the expenditure of substantial resources. Regulatory approval, when and if obtained, may be limited in scope, and may significantly limit the indicated uses for which a product may be marketed. Approved products and their manufacturers are subject to ongoing review, and discovery of previously unknown problems with products may result in restrictions on their manufacture, sale, or use or their withdrawal from the market.

Regulation of Medical Devices

        Our current products are medical devices intended for human use and are subject to regulation by FDA in the United States. Unless an exemption applies, each medical device we market in the United States must have a 510(k) clearance or a PMA in accordance with the federal Food, Drug, and Cosmetic Act of 1976, as amended. FDA regulations generally require reasonable assurance of safety and effectiveness prior to marketing, including safety data obtained under approved clinical protocols. FDA regulation divides medical devices into three classes. Class I devices are subject to general controls that require compliance with device establishment registration, product listing, labeling, GMPs and other general requirements. Class II devices are subject to special controls in addition to general controls. Class III devices are subject to the most extensive regulation and in most cases require submission to the FDA of a PMA application that includes data, including clinical data, supporting the safety and effectiveness of the device. Manufacturing must comply with the FDA's Quality System Requirements for "good manufacturing practices," or GMPs, and the compliance is verified by detailed FDA inspections of manufacturing facilities. These regulations also require reporting of product defects to the FDA. Periodic reports must be submitted to the FDA, including any descriptions of any adverse events reported. The majority of our products are regulated as Class III medical devices. The advertising, promotion and distribution of medical devices are regulated by the FDA and the Federal Trade Commission, or FTC, in the United States. Our Class I and Class II scar management products marketed in the United States have received appropriate regulatory clearances by the FDA. Our Eurosilicone products are not currently approved for sale in the United States, and we have yet to file an application for a PMA for those products. The breast implant lines to which we have agreements for distribution rights in the United States are the subject of separate, ongoing PMA applications that will be submitted to the FDA in their final form and then finally reviewed by the FDA.

        Products marketed in the European Community must comply with the requirements of the European Medical Device Directive, or MDD, and must be CE-marked. Medical device laws and regulations similar to those described above are also in effect in many of the other countries to which we export our products. These range from comprehensive device approval requirements for some or all of our medical device products to requests for product data or certifications. Our Eurosilicone breast implant line marketed outside the United States has received the European CE mark and has been registered or approved for sale in other markets. In the European Community the CE Mark provides sufficient regulatory status for the products to be marketed throughout most of the European and eastern European countries. In Central and South America Eurosilicone has received regulatory approval for its breast implant line in several countries, including Brazil and Argentina. Eurosilicone's breast implant product line has received approval from the TGA in Australia. Regulatory registration has been achieved in China. Russian authorities have authorized registration for Eurosilicone's breast implants and a variety of Eurosilicone's other implantable silicone devices. Eurosilicone also distributes its breast implant product line in several countries that do not require additional regulatory approval.

        Failure to comply with these domestic and international regulatory standards and requirements could affect our ability to market and sell our products in these countries. The current regulatory status of our Biodermis products is discussed in the "Manufacturing and Raw Materials" section above. The current regulatory status of the Eurosilicone products and the breast implant products we distribute is discussed above and in the "Company History and Business Strategy" section above. Failure to comply with FDA regulations could result in requirements by the FDA to correct such conditions while allowing the affected products to remain on the market. In more serious situations, failure to comply with FDA regulations could result in products being recalled and/or products being prevented from sale in the United States or prevented from exportation abroad.

Regulation of Manufacturing

        For medical devices the manufacturing processes and facilities are subject to continuing review by the FDA and various state and other national agencies. These agencies inspect quality systems and facilities from time to time to determine whether they are in compliance with various regulations relating to manufacturing practices and other requirements. Facilities that manufacture products sold in the United States must comply with the FDA's Quality System Regulation requirements for GMPs. For products sold in Europe, we must demonstrate compliance with the ISO 9000 and EN 46000 international quality system standards. Our Eurosilicone products are manufactured outside the United States and are not distributed in the United States. As such, the manufacture of our Eurosilicone products is not subject to FDA regulation at this time. Our Eurosilicone manufacturing facilities have achieved requisite ISO 9000 and EN 46000 compliance.

Other Regulation

        We are subject to federal, state, local and foreign environmental laws and regulations, including the U.S. Occupational Safety and Health Act, the U.S. Toxic Substances Control Act, the U.S. Resource Conservation and Recovery Act, and other current and potential future federal, state, or local regulations. Our manufacturing and research and development activities involve the controlled use of hazardous materials, chemicals, and biological materials, which require compliance with various laws and regulations regarding the use, storage, and disposal of such materials.

        We are also subject to various federal and state laws pertaining to health care "fraud and abuse," including anti-kickback laws and false claims laws. Anti-kickback laws make it illegal to solicit, offer, receive, or pay any remuneration in exchange for, or to induce, the referral of business, including the purchase or prescription of a particular product. The U.S. federal government has published regulations that identify "safe harbors" or exemptions for certain payment arrangements that do not violate the anti-kickback statutes. We seek to comply with the safe harbors where possible. False claims laws prohibit anyone from knowingly and willingly presenting, or causing to be presented for payment to third-party payers (including Medicare and Medicaid) claims for reimbursed products or services that are false or fraudulent, claims for items or services not provided as claimed, or claims for medically unnecessary items or services. Because we may sell products that are used in a Medicare or Medicaid reimbursed procedure (such as a breast reconstruction following a mastectomy), our activities relating to the sale and marketing of our products may be subject to scrutiny under these laws. Violations of fraud and abuse laws may be punishable by criminal and/or civil sanctions, including fines and civil monetary penalties, as well as the possibility of exclusion from federal health care programs (including Medicare and Medicaid).

        Our present and future business has been and will continue to be subject to various other laws and regulations.

Foreign Corrupt Practices Act

        The U.S. Foreign Corrupt Practices Act, to which we are subject, prohibits corporations and individuals from engaging in certain activities to obtain or retain business or to influence a person working in an official capacity. It is illegal to pay, offer to pay, or authorize the payment of anything of value to any foreign government official, government staff member, political party, or political candidate in an attempt to obtain or retain business or to otherwise influence a person working in an official capacity. Because many of our competitors internationally are not subject to such restrictions, our adherence to these laws may place us at a competitive disadvantage.

Third-Party Coverage and Reimbursement

        Purchases of breast implant products for augmentation and facial aesthetics products are generally not reimbursed by government or private insurance carriers. However, since 1998, U.S. federal law has mandated nationwide insurance coverage of reconstructive surgery following a mastectomy, which includes coverage for breast implants. Outside the United States, reimbursement for breast implants used in reconstructive surgery following a mastectomy may be available, but the programs vary on a country-by-country basis.

        In some countries, both the procedure and product are fully reimbursed by the government healthcare systems for all citizens who need it, and there is no limit on the number of procedures that can be performed. In other countries, there is complete reimbursement but the number of procedures that can be performed at each hospital is limited either by the hospital's overall budget or by the budget for the type of product. Historically, less than 5% of our sales have been the subject of insurance reimbursement.

Product Replacement Programs

        We have always conducted our product service and support activities with careful regard for the consequences to patients. As with any medical device manufacturer however, we occasionally receive communications from surgeons with respect to various products claiming the products were defective, lost volume, or have otherwise failed. In the case of a deflation of a saline-filled breast implant product sold by us and implanted in the United States, in most cases our product replacement program provides for a free replacement implant and limited financial assistance paid to the surgeon to help reduce the costs of a replacement surgical procedure. We deal with the surgeon directly in our product replacement programs because we can only sell our regulated medical devices to licensed medical professionals. In order to receive the surgical assistance, the deflation must have occurred within ten years of the original implantation, and certain other claim procedures must be met. We do not warrant any level of aesthetic result and, as required by government regulation, make extensive disclosure concerning the risks of our products and implantation surgery. Anticipated estimated financial liabilities for our product replacement programs are periodically reviewed and reflected in our financial statements.

Financial Information About Geographic Areas

        A majority of our historic sales and substantially all of our long-lived assets are in the United States. With the recent acquisition of Eurosilicone, we expect that in the future our financial assets and sales will be primarily outside of the United States, including manufacturing assets in France, and sales into over 60 countries.

Working Capital and Product Inventories

        When in the past we have sold breast implant products, we maintained significant breast implants consignment inventories, consistent with industry practice. We expect this practice to continue as we reintroduce products to the market. Since a doctor may not be sure of the exact size of breast implant required for implantation and cannot be sure that no accidental damage will occur to an implant, the doctor is likely to order extra quantities and sizes beyond the quantity and size ultimately used in surgery. By carrying a consignment inventory of typical sizes at certain hospitals and other medical offices, we reduce the level of product return subsequent to surgery.

        Otherwise, we attempt to manage inventories to a level that permits good customer service. Additionally, there are inventory builds prior to launching new products.

        Our accounts receivable payment terms have been and we anticipate them to continue to be consistent with normal industry practices for each of our market segments.

        Other than one-time purchase accounting adjustments that increased Eurosilicone's work-in-process inventory, for the six-month period ended December 31, 2004, we experienced no material changes or fluctuations in Eurosilicone's historical working capital or inventories. Our working capital and product inventories may change materially in the future. We anticipate that inventory and accounts receivable will be consistent with norms in the industry and consistent with Eurosilicone's history.

Employees

        As of June 30, 2005, we had approximately 230 full-time or full-time equivalent employees, approximately 30 of whom are in the United States and approximately 170 of whom are in France and 10 of whom are in other countries. From time to time, we also engage consultants on short- or long-term contracts, primarily in connection with research and development projects. None of our employees are represented by a labor union. The employees we retained in the Eurosilicone acquisition are represented by a statutory workers' council.

        We recognize the importance of environmental responsibility and the need to provide a safe and healthy workplace for our employees by complying with all federal, state, and local laws, rules, and regulations. During the past fiscal year, we have received no citations, notices of violations or other censures from public agencies regulating environmental compliance or our employees' health and safety. We do not expect any significant capital expenditures to comply with environmental, health, or safety regulations in 2005 or 2006. We believe that our current systems and processes are adequate for current needs.

Property

        Our Eurosilicone subsidiary leases approximately 91,300 square feet of land and three buildings consisting of approximately 44,100 square feet of manufacturing, storage and office space located in Apt, France. The terms of the leases expire in December 31, 2009 (approximately 23,400 square feet of building and land), December 31, 2010 (approximately 68,200 square feet of building and land) and January 14, 2017 (approximately 43,800 square feet of building and land). The terms of the leases provide for aggregate annual lease payment obligations of approximately $613,000. Our principal executive office is located at 4560 S. Decatur Blvd., Suite 300, Las Vegas, NV 89103. We lease these approximately 6,400 square feet under a five-year lease beginning in January 2003. Our Biodermis subsidiary, located in Las Vegas, Nevada, leases approximately 6,500 square feet of office, manufacturing and warehouse space under a five-year lease that commenced on May 1, 2003. We lease approximately 2,000 square feet of administrative office space in Santa Barbara under a month-to-month lease. In addition, we have a month-to-month lease for an administrative office in Glendale, California, which is approximately 200 square feet. Through March 2005, we leased approximately 10,000 square feet of office and equipment storage space in Minneapolis, Minnesota under a month-to-month lease. This space was originally leased in March 2003 in connection with the acquisition of a small amount of manufacturing equipment stored at that location. We had acquired the equipment with the purpose of disposing of it in such a way as it could not be used by competitors to manufacture competitive medical devices. We have accomplished this task, and the space is longer material to our business. Neither of the Santa Barbara or Glendale space leases are material to our operations. We believe our current facilities, together with those we may acquire in connection with future acquisitions, will generally be adequate for our needs for the foreseeable future.

Legal Proceedings

        In October 1999, June 2000 and July 2003, separate but related complaints were filed by Saul and Ruth Kwartin, Steven M. Kwartin, and Robert and Nina Kwartin respectively, against our PIP.America subsidiary as co-defendant with PIP/USA, Inc. and Poly Implants Protheses, S.A., each unaffiliated with MediCor, and Jean Claude Mas, Jyll Farren-Martin and our chairman, personally, in the Circuit Court of Miami-Dade County, Florida. The Kwartin family members' claims are primarily premised on allegations that plaintiffs are shareholders of PIP/USA, Inc. or have statutory and common law rights of shareholders of PIP/USA as a result of loans or investments allegedly made to or into PIP/USA or a third party or under an alleged employment agreement. Plaintiffs allege that, as a result, they have certain derivative or other rights to an alleged distribution agreement between Poly Implants Prostheses, S.A. and PIP/USA. Plaintiffs claim, among other things, that III Acquisition Corporation, which does business as PIP.America, and its chairman tortiously interfered with that agreement and with plaintiffs' other alleged rights as lenders, investors, shareholders, quasi-shareholders or employees of PIP/USA or other entities by discussing and entering into a distribution arrangement with PIP. In addition to monetary damages and injunctive relief, plaintiffs seek to reinstate the alleged distribution agreement between PIP/USA and PIP and invalidate PIP.America's distributor relationship with PIP. PIP.America was broadly indemnified by PIP, PIP/USA and Jean Claude Mas against all losses, claims and liabilities arising from PIP's prior distribution agreement with PIP/USA in its distribution agreement with PIP and it is PIP.America's position that the Kwartin litigations are within the scope of the PIP indemnification. While PIP has not explicitly acknowledged this indemnification obligation, we have no reason to believe that its position differs form PIP.America's.

        Initially, two cases were filed in October 1999 and June 2000, Case No. 99-25227-CA-01 and Case No. 00-14665-CA-01. Of the two, Case No. 99-25227 was dismissed. The same plaintiffs then, in September 2003, filed Case No. 0322537-CA-27, alleging similar facts and asserting similar claims to those included in the dismissed case. Also in September 2003, another member of the same family filed Case No. 03-15006-CA-09, again alleging similar facts and asserting similar claims on his own behalf.

Plaintiffs are all members of one family who purport to be shareholders of PIP/USA, Inc. suing derivatively on its behalf or individually, and seeking to rescind various transactions between PIP.America and PIP and impose liability against PIP.America and its co-defendants for unspecified monetary damages arising out of alleged tortious and other purported wrongful acts concerning alleged relationships between plaintiffs, PIP/USA, Inc. and PIP. All of these various cases have been effectively dormant for months following failed settlement discussions terminated in early 2004.

        Peggy Williams v. PIP/USA, Inc., Case No. 03 CH 9654, Jessica Fischer Schnebel, et al. v. PIP/USA, Inc., Case No. 03CH07239, Dawn Marie Cooper, et al. v. PIP/USA, Inc., Case No. 03CH11316, Miriam Furman, et al. v. PIP/USA, Inc., Case No. 03CH10832 and Karen S. Witt, et al. v. PIP/USA, Inc., Case No. 03CH12928, were filed in the Circuit Court of Cook County, Chancery Division, in or around July 2003. Counsel for Jessica Fischer Schnebel, et al. amended her class action complaint to include plaintiffs from the other four cases, and each of the others has been voluntarily dismissed. The consolidated amended complaint contains counts alleging product liability, breach of the implied warranties of merchantability and fitness for a particular purpose, violation of the Illinois Consumer Fraud Act and third-party beneficiary status. Unspecified monetary damages, exemplary damages and attorneys fees and costs are sought. PIP.America has filed a motion seeking to dismiss all counts but the third-party beneficiary claim. We currently anticipate that a ruling on the motion will come by mid-April 2005. PIP.America has tendered this consolidated case to PIP for defense and indemnity, and in late November 2004, PIP agreed to accept that tender. We believe the suit is without merit beyond PIP.America's obligation to continue to administer its product replacement program, which it has continued to do in spite of the litigation.

        On December 23, 2004, Europlex, a Mexican company, purported to file a lawsuit against Eurosilicone in the Avignon Commercial Court in France, alleging that Eurosilicone implicitly terminated a distribution agreement between the parties by failing to deliver products ordered by Europlex pursuant to the agreement, among other minor allegations. As a result of these allegations, Europlex claims damages in amount of approximately 4,000,000 Euros. We believe the suit is without merit and intend to defend against the alleged claims vigorously. Prior to this litigation, Eurosilicone had established a second distribution channel in Mexico as permitted under its agreement with Europlex and we had established MediCor Latin America (in connection with the acquisition of Dermatological Medical Products, as discussed previously in our Business section) to manage the Mexico, Central America and South America distribution markets. Europlex's position and litigation prevented Eurosilicone from selling product into Mexico from September 2004 to March 2005, while new health and import licenses were obtained.

        Though it is not yet possible to predict the outcome of the cases described above, MediCor and its subsidiaries, as applicable, have denied plaintiffs' allegations and are vigorously defending themselves upon the merits of each lawsuit and against certification of any class. While MediCor and its subsidiaries are desirous to honor their respective obligations under our product replacement programs, the purported class action case above includes two distinctly different types of claims. The first of these arise from products sold by PIP/USA, with whom neither MediCor nor any of its affiliates are affiliated. This company sold implants manufactured by PIP prior to PIP.America's entry into the U.S. market, which occurred in late 1999. Because PIP.America did not sell these products, PIP.America similarly did not warrant or otherwise assume obligations with respect to these products. The next claims arise from products sold by PIP.America and associated to the product replacement program administered by PIP.America. With respect to claims arising from products sold by PIP.America, PIP.America is administering and fulfilling its obligations to its customers in the ordinary course of business, and for which it has taken appropriate reserves. Other than a limited, $500 portion of certain of its own product replacement claims that it is administering, PIP.America is indemnified by PIP/USA, PIP and PIP's President, Jean Claude Mas, personally, from all claims, including those asserted above.

        PIP.America either already has, or is in the process of, asserting its indemnification claims and, in the event of an adverse judgment in any case, PIP.America intends to seek the benefits of this indemnity. Because of the personal liability of Mr. Mas for indemnified amounts, as opposed to commercial obligations, we believe the indemnitors are financially capable of meeting their financial obligations. As a result, we believe the costs associated with these matters will not have a material adverse impact on our business, results of operations or financial position.

        MediCor and its subsidiaries have been and will continue to be periodically named as a defendant in other lawsuits in the normal course of business, including product liability claims—those alleging defective products—and product warranty claims—those alleging breaches of express or implied warranties of merchantability or fitness for a particular purpose. Substantially all potential "product warranty claims" are settled with patients and physicians through routine administration of our product replacement program and do not proceed to litigation. We also are not aware of any basis exists for product liability claims related to products manufactured or distributed by us. However, litigation, particularly product liability litigation, can be expensive and disruptive to normal business operations and the results of complex proceedings can be very difficult to predict. Claims against MediCor or its subsidiaries have been and are periodically reviewed with counsel in the ordinary course of business. We presently believe we or our subsidiaries have meritorious defenses in all lawsuits in which we or our subsidiaries are defendants, subject to the subsidiaries' continuing product replacement obligations, which the subsidiaries intend to continue to satisfy. While it is not possible to predict the outcome of these matters, we believe that the costs associated with them will not have a material adverse impact on our business, results of operations or financial position.

MANAGEMENT

        The names of our executive officers and board of directors, their ages and certain biographical information about them, are set forth below.

Name	Position	Age
Donald K. McGhan	Chairman	71
Theodore R. Maloney	Director, Chief Executive Officer	44
Jim J. McGhan	Director, Chief Operating Officer	52
Thomas R. Moyes	Chief Financial Officer	45
Marc S. Sperberg	Executive Vice President and Secretary	42
Mark E. Brown	Director	44
Thomas Y. Hartley	Director	71
Samuel Clay Rogers	Director	76

        Donald K. McGhan.    Mr. McGhan is a founder of MediCor (and its subsidiary International Integrated Incorporated) and has served as its chairman from its inception. Previously, Mr. McGhan was a founder and director of Medical Device Alliance, Inc. ("MDA"), where he served as its chairman from its inception in 1996. Prior to that, Mr. McGhan was a founder and director of Miravant Medical Technologies, Inc., which was originally named PDT, Inc. Mr. McGhan was also a founder, chairman and president of Inamed Corporation from 1984 to 1998, founder, chairman and chief executive officer of McGhan NuSil Corporation, which was acquired by Union Carbide Corporation in 1990, and a founder, president and chairman of Immulok, Inc., which was acquired by Ortho Diagnostics Systems, Inc., a subsidiary of Johnson & Johnson in 1983. In 1999, after being denied in California, a group of MDA shareholders brought suit in a Nevada court to have a receiver appointed for MDA. The plaintiff shareholders' principal allegation was inadequate disclosure of the investment of corporate funds following a private placement of securities. Based solely on the allegations in the complaint, the court, in an interlocutory order, found that some directors may have been guilty of fraud, collusion or gross mismanagement, misfeasance, malfeasance or nonfeasance and that the assets of MDA may be in danger of loss through attachment, foreclosure, litigation or otherwise. The court appointed a temporary receiver on the basis of these allegations. Prior to any evidentiary hearing as to the merits of the allegations, the parties settled in 2001. Pursuant to the terms of the settlement, no party admitted any fault or wrongdoing. Subsequent to the settlement, MDA was acquired by ArthroCare Corporation for approximately $30 million, plus additional milestone payments. In March 2000, Mr. McGhan settled a civil injunctive action with the SEC relating to alleged improper reporting and faulty record-keeping and internal controls at Inamed Corporation in 1996 and 1999 while Mr. McGhan was its chairman and during Inamed's breast implant litigation. Without admitting or denying the allegations of the complaint, Mr. McGhan consented to the entry of a final judgment permanently enjoining him from violating the antifraud, record-keeping and internal controls provisions of the federal securities laws and ordering him to pay a $50,000 civil penalty.

        Theodore R. Maloney.    Mr. Maloney has served as a director and our chief executive officer since September 2003. Prior to joining MediCor, Mr. Maloney was a partner in the corporate practice group of the law firm of Sheppard, Mullin, Richter & Hampton, LLP from September 2001 to September 2003. Sheppard Mullin acquired Nida & Maloney, LLP, a corporate law firm based in Santa Barbara, California which Mr. Maloney founded in 1994. Prior to founding Nida & Maloney, Mr. Maloney was associated with Milbank, Tweed, Hadley & McCloy from 1988 to 1994 and with Clifford Chance from 1986 to 1988, where he worked in the corporate departments.

        Jim J. McGhan.    Mr. McGhan is a founder of MediCor (and its subsidiary International Integrated Incorporated) and has served as a director and its chief operating officer from its inception. Previously, Mr. McGhan served a director, a vice president and the chief operating officer of Medical Device

Alliance, Inc. As described above, a receiver was appointed for Medical Device Alliance in 1999. Mr. McGhan also served as a director and chief operating officer of Inamed Corporation from 1996 to 1998. Mr. McGhan also served as a director and chief executive officer of Inamed Corporation's subsidiary McGhan Medical Corporation from 1992 through 1998. Prior to that, Mr. McGhan also served as president of Inamed's subsidiaries, CUI Corporation and BioEnterics Corporation. Mr. McGhan is Donald K. McGhan's son.

        Thomas R. Moyes.    Mr. Moyes has served as chief financial officer since June 2003. Prior to joining MediCor, Mr. Moyes served as the chief financial officer and senior vice president of Ascent Media Networks, a subsidiary of Liberty Media Company. From 2000 to 2001, Mr. Moyes served as chief financial officer of Veon, a private technology company based in San Francisco. From 1999 to 2000, Mr. Moyes served as the Vice President, Finance and Accounting for the Columbia Tristar (Sony) International TV division of Sony Entertainment. Prior to joining Sony, Mr. Moyes worked for approximately 10 years for The Walt Disney Company, where he held numerous finance positions with various divisions or subsidiaries in Burbank, New York and London. Additionally, Mr. Moyes worked in the investment banking group of Bankers Trust for four years. Mr. Moyes holds a Masters in Business Administration from the Wharton School.

        Marc S. Sperberg.    Mr. Sperberg has served as the Vice President—Business Development for MediCor or its subsidiary International Integrated Incorporated since 2001. He was appointed Executive Vice President and Secretary in April 2003. From 1998 to 2001, Mr. Sperberg was the principal shareholder and executive vice president, sales and marketing for HPL Biomedical, which was acquired by MediCor in 2001. From 1996 to 1998, Mr. Sperberg was a principal and officer of Kohler, Sperberg and Rivera, Inc. Advertising, Design and Government Affairs, Las Vegas, Nevada, a full service advertising agency with a focus on the high-tech and medical device industries and government affairs.

        Mark E. Brown.    Mr. Brown is the president and chief executive officer of Brown & Partners, a Nevada-based public affairs, public relations and full-service advertising agency. Prior to founding Brown & Partners in 2000, Mr. Brown served as executive vice president of government relations and corporate communications for Station Casinos, Inc. Prior to that, Mr. Brown served as executive vice president of corporate and government relations for The Howard Hughes Corporation, an affiliate of The Rouse Company, which he joined in 1994.

        Thomas Y. Hartley.    Mr. Hartley has been a director since November 2004. He obtained his degree in business from Ohio University in 1955, and was employed in various capacities by Deloitte Haskins & Sells (now Deloitte & Touche) from 1959 until his retirement as an area managing partner in 1988. From 1991 to 1999 he was president and chief operating officer of Colbert Golf Design and Development. He joined Southwest Gas Corporation as Director in 1991 and was elected Chairman of the Board of Directors in 1999. From 1997 to 2002 Mr. Hartley was a director of Ameritrade Holdings Corporation. Mr. Hartley is actively involved in numerous business and civic activities. He is a past chairman of the UNLV Foundation and the Nevada Development Authority, and past president of the Las Vegas Founders Club. He has also held voluntary executive positions with the Las Vegas Founders Golf Foundation, the Las Vegas Chamber of Commerce, and the Boulder Dam Area Council of the Boy Scouts of America. He is the past president of the PGA Tour Tournaments Association. He is a director of Sierra Health Services, Inc.

        Samuel Clay Rogers.    Mr. Rogers has been a director since October 2004. He obtained his Bachelor of Science degree in Electrical Engineering from Louisiana State University in 1948 and his Masters of Science degree in Electrical Engineering from Purdue University in 1950. After serving in the U.S. Army, Mr. Rogers joined Bell Telephone Labs, where he worked until 1971, focusing in areas of communications code, electronic circuits for missile systems and missile guidance electronics design. From 1961 to 1965, Mr. Rogers joined Sandia Corp, on leave of absence from Bell Labs at the request of Sandia Corp, as a Division Supervisor in their research organization to, among other things, improve their research in the effects of nuclear radiation on semiconductor devices, electronic circuits and systems. In 1971, Mr. Rogers founded R and D Associates, where he served as a principal advisor on the U.S. Defense Nuclear Agency (DNA) for its TREE (Transient Radiation Effects on Electronics) program and manager of an Air Force Weapons Labs sponsored effort that developed nuclear criteria for new Air Force systems. In 1984, Mr. Rogers joined JAYCOR, where he continued to provide advisory services to the TREE program and other related programs. Mr. Rogers retired from JAYCOR in 1998, following which he has been an independent consultant to U.S. Government agencies and contractors.

Board Composition

        The board of directors must be composed of at least three independent members as required by the listing standards of AMEX so long as we are a "small business issuer" under the regulations of the SEC. Once we are no longer a "small business issuer" our board of directors must consist of a majority of independent members. Our board of directors has affirmatively determined, based upon its review of all facts and circumstances, that Mr. Brown, Mr. Hartley and Mr. Rogers are "independent" under the listing standards of AMEX and the applicable rules promulgated by the SEC.

Meetings of the Board of Directors

        During fiscal year 2004, our board of directors did not hold any meetings but acted by unanimous written consent 18 times. During that fiscal year, no director attended fewer than 75% of the total number of meetings of our board of directors and all of the committees of our board of directors on which such director served during that period.

Committees of the Board of Directors

        Compensation Committee.    The Compensation Committee, formed in October 2004 following the appointment of Mr. Hartley and Mr. Rogers, recommends to our board of directors all aspects of compensation arrangements for the executive officers and approves compensation recommendations for certain other senior employees. The Compensation Committee also oversees administration of our Amended and Restated 1999 Stock Compensation Program. The Compensation Committee did not meet in fiscal 2004, the functions of the committee being performed by the entire board of directors. Mr. Rogers is the current chairman of the Compensation Committee and Mr. Hartley and Mr. Brown serve as members of the Compensation Committee. Our board of directors has adopted a written charter for the Compensation Committee. Each member of the Compensation Committee is "independent" under the listing standards of AMEX.

        Audit Committee.    The Audit Committee was formed in October 2004 following the appointment of Mr. Hartley and Mr. Rogers. The Committee did not meet in fiscal 2004. The Audit Committee has oversight responsibilities with respect to the annual audit and quarterly reviews, the system of internal controls and the audit, accounting and financial reporting processes. The Audit Committee selects the independent auditors and meets with the independent auditors regularly in fulfilling the above responsibilities. Each member of the Audit Committee is independent under the listing standards of AMEX and meet the applicable AMEX requirements for financial literacy and financial expertise. Mr. Hartley is the current chairman of the Audit Committee and Mr. Rogers and Mr. Brown serve as members of the Committee. Our board of directors has adopted a written charter for the Audit Committee. Our board of directors has determined that Mr. Hartley is an audit committee financial expert, as defined by the rules of the SEC. Mr. Hartley has agreed to serve as our Audit Committee financial expert.

        Corporate Governance and Nominating Committee.    The Corporate Governance and Nominating Committee was formed in October 2004. Our board of directors has adopted a written charter for the Corporate Governance and Nominating Committee pursuant to which, among other things, nominations for our board of directors are recommended to our board of directors for selection by the Committee. The Corporate Governance and Nominating Committee currently consists of Mr. Brown, Mr. Hartley and Mr. Rogers. None of the current members of the Corporate Governance and Nominating Committee is an employee of MediCor and each is independent under the listing standards of AMEX. Mr. Brown is the current chairman of the Corporate Governance and Nominating Committee.

Code of Business Conduct and Ethics and Complaint Procedures

        Our board of directors adopted a Code of Business Conduct and Ethics that is applicable to all employees, executive officers and members of the board of directors. This Code of Business Conduct and Ethics is intended to promote and require ethical conduct among our directors, executive officers and employees. A copy of the code is available upon request, without charge, to the Corporate Secretary, at 4560 South Decatur Boulevard, Suite 300, Las Vegas, Nevada 89103, and complies with the rules of the SEC and the listing standards of AMEX. Concerns relating to accounting, internal controls or auditing matters are brought to the attention of a member of our senior management or the Audit Committee, as appropriate, and handled in accordance with procedures established by the Audit Committee with respect to such matters.

Executive Compensation

        The following table sets forth, for the fiscal years ended June 30, 2004, 2003 and 2002, all compensation earned for services rendered in all capacities by our chief executive officer and each of our other top four executive officers whose salary and bonus exceeded $100,000 in 2002, 2003 and 2004. These officers are referred to as the "named executive officers." The compensation table excludes other compensation in the form of perquisites and other personal benefits that constitute the lesser of $50,000 or 10% of the total annual salary and bonus earned by each of our named executive officers in 2002, 2003 and 2004.

Summary Compensation Table

Name and Principal Positions	Year	Salary ($)	Bonus ($)		Other Annual Compensation ($)	Stock Options Granted (In Shares) (#)	All Other Compensation ($)
Theodore R. Maloney(1) Chief Executive Officer	2004	400,000	272,900	(5)	—	400,000	—
Jim J. McGhan Chief Operating Officer	2004 2003 2002	360,000 230,000 220,000	— — —		— — —	320,000 385,231 —	— — —
Donald K. McGhan(2) Chairman	2004 2003 2002	— — —	— — —		— — —	— 385,231 —	— — —
Thomas R. Moyes(3) Chief Financial Officer	2004 2003	330,000 27,500	144,450 3,000	(5)	— —	320,000 —	— —
Marc S. Sperberg Executive Vice President and Secretary	2004 2003 2002	180,000 150,000 126,000	— — —		— — —	100,000 49,708 49,708	— — —
Edward V. Lower III, Ph.D.(4) Chief Executive Officer, International Integrated Incorporated	2004 2003 2002	— 383,000 349,500	— — —		— — —	— — —	157,926 — —	(6)

(1)
Mr. Maloney commenced with MediCor on September 1, 2003.

(2)
Mr. McGhan does not draw a salary from MediCor.

(3)
Mr. Moyes commenced with MediCor on June 2, 2003.

(4)
Mr. Lower served as chief executive officer until May 2003 and is no longer with International Integrated Incorporated.

(5)
Includes $200,000 (Mr. Maloney) and $100,000 (Mr. Moyes) paid in the form of restricted preferred stock which is convertible into common stock.

(6)
Mr. Lower was reimbursed for his moving expenses.

Option Grants in Last Fiscal Year

        The table below shows information about stock options granted during fiscal 2004 to the named executive officers:

	Individual Grants				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(3)
	Number of Securities Underlying Options Granted(#)(1)	% of Total Options Granted to Employees in Fiscal Year(2)
Name			Exercise Price ($/Sh)	Expiration Date
					5%($)	10%($)
Theodore R. Maloney	200,000	11	1.50	09//02/10	122,130	284,615
	200,000	11	4.30	05/12/11	350,106	815,897
Jim J. McGhan	120,000	7	1.50	10/27/10	73,278	170,769
	200,000	11	4.30	05/12/11	350,106	815,897
Donald K. McGhan	—	—	—		—	—
Thomas R. Moyes	120,000	7	3.80	07/18/10	185,638	432,615
	200,000	11	4.30	05/12/11	350,106	815,897
Marc S. Sperberg	100,000	6	4.15	04/16/11	168,947	393,718
Edward V. Lower, Ph.D.	—	—	—		—	—

(1)
Unless otherwise noted, amounts represent shares of common stock underlying warrants and/or options to purchase shares of common stock.

(2)
In fiscal year 2004, we granted stock options covering a total of 1,780,000 shares of common stock to employees under all stock option plans maintained by us.

(3)
The assumed 5% and 10% annual rates of appreciation over the term of the options are set forth in accordance with the SEC rules and regulations and do not represent our estimates of stock price appreciation. The potential realizable value is calculated by assuming that the stock price on the date of grant appreciates at the indicated rate, compounded annually, for the entire term of the option and that the option is exercised and the stock is sold on the last day of its term at this appreciated stock price. No valuation method can accurately predict future stock prices or option values because there are too many unknown factors. No gain to the optionee is possible unless the stock price increases over the option term. Such a gain in stock price would benefit all stockholders.

Restricted Stock Grants

        The following table sets forth certain information regarding grants of restricted stock made to each of the named executive officers during the fiscal year ended June 30, 2004.

	Individual Grants
Name	Number of Securities(#)	% of Total Restricted Stock Granted to Employees in Fiscal Year	Exercise Price(1) ($/Sh)	Expiration Date(1)
Theodore R. Maloney	200	57%	n/a	n/a
Thomas R. Moyes	100	29%	n/a	n/a

(1)
These securities consist of grants of our series A preferred stock and, therefore, there is no exercise price or expiration date. There is also no requirement of vesting, the only restriction being that the shares of series A preferred stock and the underlying shares of common stock into which they are convertible are not registered under the Securities Act. The liquidation preference of the series A preferred stock is $200,000 (Mr. Maloney) and $100,000 (Mr. Moyes). Based on the conversion price of the series A preferred stock of $3.85, the number of shares of common stock issuable upon conversion are 51,948 for Mr. Maloney and 25,974 for Mr. Moyes. The series A preferred stock is redeemable by us on June 30, 2011.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

        The following table sets forth certain information concerning exercises of stock options and warrants by our named executive officers in fiscal year 2004 and unexercised stock options and warrants held by our named executive officers as of June 30, 2004.

			Number of Securities Underlying Unexercised Options at 2004 Fiscal Year-End (#)			Value of Unexercised In-The-Money Options at 2004 Fiscal Year-End($)(1)
Name	Shares Acquired on Exercise (#)	Value Realized ($)
			Exercisable		Unexercisable	Exercisable	Unexercisable
Edward V. Lower, Ph.D.	—	—	1,242,680	(2)	—	4,225,112	—
Theodore R. Maloney	—	—	50,000		350,000	350,000	1,190,000
Jim J. McGhan	344,844	969,571	96,308		96,308	357,280	1,214,752
Donald K. McGhan	344,844	1,089,489	3,107		3,107	192,616	654,894
Thomas R. Moyes	—	—	30,000		290,000	290,000	986,000
Marc S. Sperberg	—	—	49,708		137,281	137,281	466,755

(1)
On June 30, 2004 (the last trading day of fiscal year 2004), the last reported sales price of our common stock as reported on the OTC Bulletin Board was $3.40.

(2)
These options expire in accordance with their terms on or before March 31, 2005 and may have expired prior to June 30, 2004. They are included in the table because they are subject of a continuing dispute.

Employment Contracts and Termination of Employment and Change-in-Control Arrangements

        In June 2003, we entered into an employment agreement with Mr. Moyes in connection with his employment as chief financial officer. Mr. Moyes' employment agreement provides that Mr. Moyes will receive (i) a base salary of $330,000, (ii) a bonus based on attainment of designated objectives of our board of directors or compensation committee and (iii) options to purchase 120,000 shares of our common stock. Mr. Moyes' employment agreement also provides that upon termination of Mr. Moyes' employment by us without "cause" (as defined in the agreement), Mr. Moyes will be entitled to severance compensation equal to 24 months of his then effective compensation. Additionally, Mr. Moyes' employment agreement also provides that upon a "change in control" (as defined in the agreement) and a subsequent termination of Mr. Moyes, Mr. Moyes will be entitled to receive compensation equal to 24 months of his then effective compensation.

        In September 2003, we entered into an employment agreement with Mr. Maloney in connection with his employment as chief executive officer. Mr. Maloney's employment agreement provides that Mr. Maloney will receive (i) a base salary of $480,000, (ii) a bonus based on attainment of designated objectives of our board of directors or compensation committee and (iii) options to purchase 200,000 shares of our common stock. Mr. Maloney's employment agreement also provides that upon termination of Mr. Maloney's employment by us without "cause" (as defined in the agreement), Mr. Maloney will be entitled to severance compensation equal to 24 months of his then effective compensation. Additionally, Mr. Maloney's employment agreement also provides that upon a "change in control" (as defined in the agreement) and a subsequent termination of Mr. Maloney, Mr. Maloney will be entitled to receive compensation equal to 24 months of his then effective compensation.

        In October 2003, we entered into an employment agreement with Jim J. McGhan in connection with his employment as chief operating officer. Mr. McGhan's employment agreement provides that Mr. McGhan will receive (i) a base salary of $360,000, (ii) a bonus based on attainment of designated objectives of our board of directors or compensation committee and (iii) options to purchase 120,000 shares of our common stock. Mr. McGhan's employment agreement also provides that upon termination of Mr. McGhan's employment by us without "cause" (as defined in the agreement), Mr. McGhan will be entitled to severance compensation equal to 24 months of his then effective compensation. Additionally, Mr. McGhan's employment agreement also provides that upon a "change in control" (as defined in the agreement) and a subsequent termination of Mr. McGhan, Mr. McGhan will be entitled to receive compensation equal to 24 months of his then effective compensation.

Indemnification

        Our certificate of incorporation provides that the personal liability of our directors shall be limited to the fullest extent permitted by the provisions of Section 102(b)(7) of the General Corporation Law of the State of Delaware, or the DGCL. Section 102(b)(7) of the DGCL generally provides that no director shall be liable personally to us or our stockholders for monetary damages for breach of fiduciary duty as a director, provided that our certificate of incorporation does not eliminate the liability of a director for (i) any breach of the director's duty of loyalty to us or our stockholders; (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) acts or omissions in respect of certain unlawful dividend payments or stock redemptions or repurchases; or (iv) any transaction from which such director derives improper personal benefit. The effect of this provision is to eliminate our rights and the rights of our stockholders through stockholders' derivative suits on our behalf, to recover monetary damages against a director for breach of her or his fiduciary duty of care as a director including breaches resulting from negligent or grossly negligent behavior except in the situations described in clauses (i) through (iv) above. The limitations summarized above, however, do not affect our or our stockholders' ability to seek non-monetary remedies, such as an injunction or rescission, against a director for breach of her or his fiduciary duty.

        In addition, our certificate of incorporation and bylaws provide that we shall, to the fullest extent permitted by Section 145 of the DGCL, indemnify all directors and officers who we may indemnify pursuant to Section 145 of the DGCL. Section 145 of the DGCL permits a company to indemnify an officer or director who was or is a party or is threatened to be made a party to any proceeding because of his or her position, if the officer or director acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of such company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. We have entered into indemnification agreements with our directors and officers consistent with indemnification to the fullest extent permitted under the DGCL.

        We maintain a directors' and officers' liability insurance policy covering certain liabilities that may be incurred by our directors and officers in connection with the performance of their duties. The entire premium for such insurance is paid by us.

        Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to our directors and officers, and to persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        International Integrated Industries LLC ("LLC"), is a family holding company in which our chairman has a controlling interest. Neither MediCor nor any of our subsidiaries has any direct ownership in LLC. LLC acted on behalf of MediCor by funding significant expenses, for which we have a revolving loan agreement with LLC, as reflected in our financial statements of $213,834 at June 30, 2002, $6,776,593 at June 30, 2003, $34,316,401 at June 30, 2004 and $46,770,649 at March 31, 2005. The outstanding balance of the note payable accrues interest at an annual interest rate of ten percent (10%). During the year ended June 30, 2002, LLC advanced $4,744,984 to MediCor. During same period, $4,000,000 of the outstanding balance on the revolving loan agreement was converted to an equivalent of 2,485,360 shares of common stock and $1,118,232 of the balance was repaid. During the year ended June 30, 2003, LLC advanced $7,363,759 to MediCor. During the same period, none of the balance was converted to common stock and $800,999 of the balance was repaid. During the year ended June 30, 2004, LLC advanced $32,957,100 to MediCor. During the same period, $5,005,000 was converted to preferred stock at the face amount thereof concurrent with sales to third parties, $412,292 was credited for the exercise price of outstanding stock options held by members of LLC and none was repaid. During the three months ended March 31, 2005, LLC advanced $2,670,000 to the Company of which none was repaid. For the nine months ended March 31, 2005, LLC advanced the Company $17,890,000, of which $5,435,752 was repaid. Interest expense relating to this note payable was $231,821 for the year ended June 30, 2002, $327,709 for the year ended June 30, 2003, $1,008,077 for the year ended June 30, 2004, $1,117,931 for the quarter ended March 31, 2005 and $3,810,338 for the nine months ended March 31, 2005. The unpaid liability for these expenses for the respective periods are included in our note payable to affiliates, which is contained in our financial statements presented in this report. We had a commitment from LLC to fund operating shortfalls as necessary for fiscal 2002, 2003 and 2004 and LLC has committed to us to fund any operating shortfalls for fiscal 2005.

        We were a party to a reimbursement agreement related to all aircraft related expenses, which in June 2004 was replaced by a dry lease agreement, with Global Aviation Delaware LLC, a company controlled by our chairman, under which we paid to that company for lease of its plane when used for MediCor business and we are required to separately acquire and pay for other plane-related expenses such as fuel, pilots, landing fees and meals. During the year ended June 30, 2004 and the nine months ended March 31, 2005, we recognized a total of $649,792 and $806,062 in expenses, respectively, pursuant to the reimbursement agreement or the dry lease agreement.

        Ms. Nikki Pomeroy, an adult daughter of Donald K. McGhan, chairman of our board of directors, is a consultant to MediCor and received $67,365 in compensation during fiscal 2003 and $31,541 during fiscal 2004 for administrative services. Additionally, shares held in various entities beneficially owned or controlled by Ms. Pomeroy are reflected in the section entitled "Security Ownership of Certain Beneficial Owners and Management," not including shares owned or controlled by Ms. Pomeroy's adult son referenced in the section entitled "Security Ownership of Certain Beneficial Owners and Management."

DESCRIPTION OF CAPITAL STOCK

General

        We are authorized to issue 100,000,000 shares of common stock, par value $.001 per share, and 45,000 shares of preferred stock, par value $.001 per share. As of June 30, 2005, 20,333,157 shares of our common stock were outstanding and owned of record by approximately 570 persons and 6,219 shares of our series A preferred stock were outstanding and owned of record by 32 persons. We estimate that there are more than 2,000 beneficial owners of our common stock.

Common Stock

        Prior to this offering, shares of our common stock were quoted on the OTC Bulletin Board under the symbol "MDCR." We have filed an application to have our common stock listed on AMEX. Holders of our common stock are entitled to one vote for each share on all matters submitted to a vote of our stockholders, including the election of directors. Our certificate of incorporation does not provide for cumulative voting. Accordingly, subject to the voting rights of holders of outstanding preferred stock, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election if they choose to do so. Our series A preferred stock votes on an as-converted basis. At June 30, 2005, 6,219 shares of series A preferred stock were outstanding, equalling 1,615,351 votes. Holders of common stock will be entitled to receive ratably dividends, if any, declared from time to time by our board of directors, and will be entitled to receive ratably all of our assets remaining available for distribution to them after payment of liabilities and after provision has been made for each class of stock, if any, having preference over our common stock. Holders of our common stock have no preemptive, subscription or redemption rights. All the currently outstanding shares of our common stock are, and all shares of our common stock offered hereby, upon issuance and sale, will be, fully paid and nonassessable.

Preferred Stock

        Our certificate of incorporation currently provides that we are authorized to issue up to 20,000,000 shares of "blank check" preferred stock. Without any further approval by our stockholders, our board of directors may designate and authorize the issuance, upon the terms and conditions the directors may determine, of one or more classes or series of preferred stock with prescribed preferential dividend and liquidation rights, voting, conversion, redemption and other rights, and the number of shares constituting any series. The issuance of preferred stock, while providing flexibility for securing needed financing and for possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of the common stock. Under certain circumstances, the issuance of preferred stock could also make it more difficult for a third party to gain control of MediCor, discourage bids for the common stock at a premium or otherwise adversely affect the market price of our common stock. We currently have one series of preferred stock designated; series A preferred stock. In addition, our board of directors has the authority to designate additional classes or series of preferred stock in the future with rights that may adversely affect the rights of the holders of our common stock or its market price.

Series A 8.0% Convertible Preferred Stock

        Designation and Rank.    In July 2004, in connection with our board of director's authority to issue "blank check" preferred stock, we amended our certificate of incorporation through a certificate of designation to designate the relative rights and preferences of our series A preferred stock. In this certificate of designation our board of directors authorized the issuance of up to 45,000 shares of series A preferred stock, par value $0.001 per share. The series A preferred stock ranks senior to our common stock and to all other classes and series of our equity securities that by their terms do not rank senior to the series A preferred stock. The series A preferred stock is subordinate to, and ranks junior to, all of our indebtedness. The series A preferred stock has a stated value of $1,000 per share. As of June 30, 2005, there were 6,219 shares of series A preferred stock outstanding.

        Dividends.    Each holder of series A preferred stock is entitled to receive dividends at the rate of 8.0% per annum of the series A preferred stock's stated liquidation preference amount of $1,000 per share, payable by us semi-annually and at our option in either cash or additional shares of series A preferred stock, based on their stated liquidation preference.

        Dividends on the series A preferred stock are cumulative, accrue and are payable semi-annually based on the liquidation value of the outstanding shares; provided, however, that with respect to dividends payable with respect to each June 30 reference date, the liquidation value on which dividends are calculable on such date is the liquidation value of the outstanding series A preferred stock as of the preceding December 31 without regard to any additional dividend shares issued in respect of the dividend reference date occurring on such preceding December 31. Dividends paid on the series A preferred stock are paid prior and in preference to any declaration or distribution on any outstanding share of common stock or any other equity securities of ours which rank junior to the series A preferred stock.

        As long as any shares of series A preferred stock are outstanding, we will not declare, pay or set apart for payment any dividend or make any distribution on any junior stock (other than dividends or distributions payable in additional shares of junior stock), unless at the time of such dividend or distribution the we will have paid all accrued and unpaid dividends on the outstanding shares of series A preferred stock.

        Liquidation Preference.    In the event of our liquidation, dissolution or winding up, the holders of shares of the series A preferred stock then outstanding shall be entitled to receive, out of our assets, a liquidation preference amount equal to $1,000 per whole share of the series A preferred stock plus any accrued and unpaid dividends before any payment shall be made or any assets distributed to the holders of our common stock or any other junior stock. If our assets are not sufficient to pay in full the liquidation preference amount (plus any accrued and unpaid dividends) to the holders of the series A preferred stock and any series of preferred stock or any other class of stock on a parity, as to rights on liquidation, dissolution or winding up, with the series A preferred stock, then all of our assets will be distributed among the holders of the series A preferred stock and the other classes of stock on a parity with the series A preferred stock, if any, ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full. After payment of the full series A liquidation preference amount (plus any accrued and unpaid dividends), the holders of shares of series A preferred stock will not be entitled to any further participation as such in any distribution of our assets.

        Additional Liquidation Preference.    If (i) we have not, during any period of four consecutive quarters ending prior to the respective Target Dates set forth below, generated earnings before interest, taxes, depreciation and amortization, or EBITDA, at least equal to the respective EBITDA Target Amounts set forth below and (b) there has not occurred on or before June 30, 2008 a Qualifying Liquidity Event (as defined below), then, on July 1, 2008, the cumulative liquidation preference of all originally issued shares (but not shares issued as dividends on) series A preferred stock shall be adjusted by adding thereto the amount calculated below, such amount, the Additional Liquidation Preference.

Target Date	EBITDA Target Amount
June 30, 2006	$11,000,000
June 30, 2007	$14,000,000
June 30, 2008	$18,000,000

        If actual EBITDA for the fiscal year ended June 30, 2008, or the Actual EBITDA, is less than $18,000,000, then the amount of the Additional Liquidation Preference shall be calculated from the following equation:

($18,000,000 – E) × 18 × (0.15 × L/$20,000,000) = x

where: x equals the Additional Liquidation Preference amount; E equals the Actual EBITDA; 18 represents an EBITDA multiple of 18; and L equals the aggregate initial liquidation preference of all shares initially issued (but not including the liquidation preference of shares issued in payment of dividends); provided that the Additional Liquidation Preference amount will be subject to the Cap (as defined below).

        Notwithstanding actual EBITDA, and assuming that $20,000,000 in liquidation preference of series A preferred stock is initially issued, the maximum Additional Liquidation Preference amount will be $16,667,000, or the Cap. This percentage will be reduced ratably based upon the aggregate liquidation preference of shares that are actually initially issued.

        A "Qualifying Liquidity Event" shall be a firm commitment underwritten public offering of common stock with gross sale proceeds of at least $25 million and in which the implied equity value is at least equal to the sum of (a) $83,000,000 plus the aggregate initial liquidation value of the originally issued shares of series A preferred stock (without regard to any Additional Liquidation Preference) plus (b) 25% per annum from June 30, 2004, based on the pricing mid-point contained in the preliminary prospectus for the offering.

        Redemption.    All outstanding shares of the series A preferred stock are to be mandatorily redeemed on June 30, 2011 at a redemption price of $1,000 per share plus $1,000 per whole share for all accrued and unpaid paid-in-kind dividends and any other accrued and unpaid dividends whether or not declared, which amount will be payable in cash. At any time after June 30, 2006 and until June 30, 2010, we may redeem the series A preferred stock in whole or in part on at least 15 days prior written notice at a price per originally issued share equal to the following premiums of the liquidation preference of those shares:

July 1, 2006 to June 30, 2007	169%
July 1, 2007 to June 30, 2008	220%
July 1, 2008 to June 30, 2009	286%
July 1, 2009 to June 30, 2010	371%

        Concurrent with the redemption of any originally issued shares, MediCor will concurrently redeem the dividend shares issued in respect of such originally issued shares at a price per share equal to the par value of such dividend shares.

        Voting Rights.    For so long as at least 7,500 shares of series A preferred stock remain outstanding (subject to adjustment for any stock dividend, stock split, reverse stock split or other combination or subdivision of the series A preferred stock), the holders of the series A preferred stock, voting separately as a single class and with each share entitled to one vote, shall be entitled to elect two directors to serve on our board of directors. If the number of directors is increased to a number greater than seven directors, the number of directors the holders of the series A preferred stock are entitled to elect shall be increased such that the holders of the series A preferred stock shall be entitled to elect one additional director for every four directors that are added to our board of directors. Notwithstanding the foregoing, during the period beginning on the initial closing of the offering of series A preferred stock and ending on the earlier of (i) the 180th day after the closing date and (ii) the date the number of directors serving on our board of directors is equal to six or more, the holders of the series A preferred stock shall only be entitled to elect one director to serve on our board of directors. The holders of the series A preferred stock have yet to exercise this right. There is currently one vacancy on our board of directors for which a nominee is being sought. We expect this nominee to be identified before the end of fiscal 2005 and to be elected by the holders of the series A preferred stock.

        In addition, so long as (1) any shares of series A preferred stock remain outstanding with respect to the following clauses (i), (iv), (v), (vi) or (vii) and (2) at least 7,500 shares of the series A preferred stock remain outstanding with respect to the following clauses (ii) and (iii) (subject to adjustment to reflect any stock dividend, stock split, reverse stock split or other combination or subdivision of the series A preferred stock), the affirmative vote of the holders of a majority of the outstanding shares of series A preferred stock shall be necessary to:

  (i)
  alter or change the preferences, rights or powers of the series A preferred stock;

  (ii)
  create, authorize or issue any capital stock that ranks prior (whether with respect to dividend rights or upon liquidation, dissolution, winding up or other similar event) to the series A preferred stock;

  (iii)
  create, authorize or issue any capital stock that ranks on parity with the series A preferred stock, provided that up to $20,000,000 of parity stock may be issued without such vote;

  (iv)
  increase the authorized number of shares of series A preferred stock;

  (v)
  effect a change of control, unless as a result of such change in control each share will be entitled to receive not less than 100% of the liquidation value of such share plus all accrued and unpaid dividends thereon;

  (vi)
  effect a voluntary liquidation, dissolution, winding up or other similar event, unless each share, as a result of such voluntary liquidation, dissolution, winding up or other similar event, would be entitled to receive not less than 100% of the liquidation value of such share plus all accrued and unpaid dividends thereon; or

  (vii)
  become subject to any agreement or instrument which by its terms would restrict MediCor's right to comply with the terms of the series A preferred stock.

        On all other matters the holders of series A preferred stock are entitled to vote on an as-converted basis, together with the holders of common stock.

        Conversion.    Each holder of series A preferred stock may, at such holder's option, elect to convert all or any portion of the shares of series A preferred stock held by such holder into a number of fully paid and nonassessable shares of our common stock equal to the quotient of (i) the Series A Liquidation Preference Amount divided by (ii) the Series A Conversion Price. The initial "Series A Conversion Price" is $3.85, subject to adjustment in the event of any stock dividend, stock split, reverse stock split or other combination or subdivision.

Stock Compensation Program

        The following is a summary of the principal features of our Amended and Restated 1999 Stock Compensation Program. Any stockholder who wishes to obtain a copy of the actual plan document may do so upon written request to the Corporate Secretary at our offices at 4560 South Decatur Boulevard, Suite 300, Las Vegas, Nevada 89103.

        On September 15, 1999, our board of directors adopted and the stockholders approved our 1999 Stock Compensation Program, which was amended and restated in 2003 following our reincorporation merger. Under the Stock Compensation Program, the board of directors, or its designated administrators, has the flexibility to determine the type and amount of awards to be granted to eligible participants.

        Purpose, structure, awards and eligibility.    The Stock Compensation Program is intended to secure for MediCor and its stockholders the benefits arising from ownership of common stock by individuals employed or retained by us who will be responsible for the future growth of the enterprise. The Stock Compensation Program is designed to help attract and retain superior personnel for positions of substantial responsibility, and to provide individuals with an additional incentive to contribute to our success.

        Our Stock Compensation Program is composed of seven parts and our Compensation Committee may make the following types of awards under the Stock Compensation Program:

  •
  incentive stock options, or ISOs, under the Incentive Stock Option Plan;

  •
  nonqualified stock options, or NQSOs, under the Nonqualified Stock Option Plan;

  •
  restricted shares under the Restricted Shares Plan;

  •
  rights to purchase stock under the Employee Stock Purchase Plan, or ESPP;

  •
  grants of options under the Non-Employee Director Stock Option Plan;

  •
  stock appreciation rights, or SARs, under the Stock Appreciation Rights Plan; and

  •
  specified other stock rights under the Stock Rights Plan, which may include the issuance of units representing the equivalent of shares of common stock, payments of compensation in the form of shares of common stock and rights to receive cash or shares of common stock based on the value of dividends paid on a share of common stock.

        Officers, key employees, employee directors, consultants and other independent contractors or agents of MediCor or our subsidiaries who are responsible for or contribute to the management, growth or profitability of our business are eligible for selection by the Stock Compensation Program administrators to participate in the Stock Compensation Program, provided, however, that incentive stock options may be granted under the Incentive Stock Option Plan only to a person who is an employee of MediCor or its subsidiaries.

        Shares subject to the Stock Compensation Program.    There are authorized and reserved for issuance an aggregate of 4,242,680 shares of MediCor common stock under the Stock Compensation Program. The shares of common stock issuable under the Stock Compensation Program may be authorized but unissued shares, shares issued and reacquired, or shares purchased by us on the open market. If any of the awards granted under the Stock Compensation Program expire, terminate or are forfeited for any reason before they have been exercised, vested or issued in full, the unused shares subject to those expired, terminated or forfeited awards will again be available for purposes of the Stock Compensation Program.

        Effective date and duration.    All of the plans other than the Incentive Stock Option Plan and the Employee Stock Purchase Plan, became effective upon their adoption by the board of directors. The Incentive Stock Option Plan and the Employee Stock Purchase Plan became effective upon their adoption by the board of directors and approval of the Stock Compensation Program by a majority of the stockholders. The Stock Compensation Program will continue in effect until September 15, 2009 unless sooner terminated under the general provisions of the Stock Compensation Program.

        Administration.    The Stock Compensation Program is administered by the board of directors or by a committee appointed by our board of directors. That committee must consist of not less than two directors who are:

  •
  non-employee directors within the meaning of SEC Rule 16b-3 under the Exchange Act, so long as non-employee director administration is required under Rule 16b-3; and

  •
  outside directors as defined in Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code, so long as outside directors are required by the Code.

Subject to these limitations, the board of directors may from time to time remove members from the committee, fill all vacancies on the committee, and select one of the committee members as its chair. The Stock Compensation Program administrators may hold meetings when and where they determine, will keep minutes of their meetings, and may adopt, amend and revoke rules and procedures in accordance with the terms of the Stock Compensation Program. The Stock Compensation Program is presently administered by the non-employee directors who serve on the Compensation Committee of our board of directors.

Summary of United States Federal Income Tax Consequences of the Stock Compensation Program

Option Grants

        Options granted under the Stock Compensation Program may be either ISOs which satisfy the requirements of Section 422 of the Code or NQSOs which are not intended to meet those requirements. Options granted under the Non-Employee Directors Stock Option are non-statutory options. To date, no ISOs have been granted. The federal income tax treatment for the NQSOs is as follows:

        Nonqualified Stock Options.    No taxable income is recognized by an optionee upon the grant of a nonqualified stock option. Generally, the optionee will recognize ordinary income in the year in which the option is exercised. The amount of ordinary income will equal the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares. The optionee is required to satisfy the tax withholding requirements applicable to that income.

        MediCor will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the optionee with respect to the exercised nonqualified stock option. The deduction generally will be allowed for by MediCor in the taxable year that the ordinary income is recognized by the optionee.

Restricted Shares Plan

        The tax principles applicable to the issuance of restricted shares under the Stock Compensation Program will be substantially the same as those summarized above for the exercise of non-statutory option grants in that they are both governed by Section 83 of the Code. Restricted shares are not taxed at the time of grant unless the grantee elects to be taxed under Section 83(b) of the Code. When the restriction lapses, the grantee will have ordinary income equal to the fair market value of the shares on the vesting date. Alternatively, at the time of the grant, the grantee may elect under Section 83(b) of the Code to include as ordinary income in the year of the grant, an amount equal to the fair market value of the granted shares on the grant date. If the Section 83(b) election is made, the grantee will not recognize any additional income when the restriction lapses. We will be entitled to an income tax deduction equal to the ordinary income recognized by the grantee in the year in which the grantee recognizes such income.

Employee Stock Purchase Plan (ESPP) Issuances

        The ESPP is intended to be an employee stock purchase plan within the meaning of Section 423 of the Code. Under a plan that so qualifies, no taxable income will be recognized by a participant, and no deductions will be allowable to us in connection with the grant or the exercise of an outstanding purchase right. Taxable income will not be recognized until there is a sale or other disposition of the shares acquired under the plan or in the event the participant should die while still owning the purchased shares.

        If the participant sells or otherwise disposes of the purchased shares within two years after the start date of the purchase period in which the shares were acquired, then the participant will recognize ordinary income in the year of sale or disposition equal to the amount by which the fair market value of the shares on the purchase date exceeded the purchase price paid for those shares, and we will be entitled to an income tax deduction, for the taxable year in which the sale or disposition occurs, equal in amount to the excess.

        If the participant sells or disposes of the purchased shares more than two years after the start date of the purchase period in which the shares were acquired, then the participant will recognize ordinary income in the year of sale or disposition equal to the lesser of (1) the amount by which the fair market value of the shares on the sale or disposition date exceeded the purchase price paid for those shares or (2) 15% of the fair market value of the shares on the start date of that purchase period, and any additional gain upon the disposition will be taxed as a long-term capital gain. We will not be entitled to any income tax deduction with respect to that sale or disposition.

        If the participant still owns the purchased shares at the time of death, the lesser of (1) the amount by which the fair market value of the shares on the date of death exceeds the purchase price or (2) 15% of the fair market value of the shares on the start date of the purchase period in which those shares were acquired will constitute ordinary income in the year of death.

Stock Appreciation Rights (SARs)

        A Stock Compensation Program participant who is granted an SAR will recognize ordinary income in the year of exercise equal to the amount of the appreciation distribution. We will be entitled to an income tax deduction equal to the appreciation distribution for in the taxable year that the ordinary income is recognized by the participant.

Stock Rights

        Generally, a Stock Compensation Program participant who is granted other stock rights will recognize ordinary income in the year of the grant of the right, if a present transfer of stock or value is made to the participant, or in the year of payment, such as in the case of a dividend equivalent right. That income will generally equal to the fair market value of the granted right or payment. We will generally be entitled to an income tax deduction equal to the income recognized by the participant on the grant or payment date for the taxable year in which the ordinary income is recognized by the participant.

Deductibility of executive compensation

        We anticipate that any compensation deemed paid by us in connection with the disqualifying disposition of incentive stock option shares or the exercise of nonqualified stock options granted with exercise prices equal to the fair market value of the shares on the grant date will generally qualify as performance-based compensation for purposes of Code Section 162(m) and will not have to be taken into account for purposes of the $1 million limitation per covered individual on the deductibility of the compensation paid to certain executive officers. Accordingly, we believe all compensation deemed paid under the Stock Compensation Program with respect to those dispositions or exercises will remain deductible by us without limitation under Code Section 162(m).

Accounting treatment

        Option grants or stock issuances with exercise or issue prices less than the fair market value of the shares on the grant or issue date will result in compensation expense to us equal to the difference between the exercise or issue price and the fair market value of the shares on the grant or issue date. The only exceptions to this are shares issued under the ESPP. Under current accounting rules, the issuance of common stock under the ESPP allows us to continue to measure compensation cost of ESPP using the intrinsic value. However, the impact of purchase rights granted under the ESPP must be disclosed in pro forma financial statements to reflect their impact on reported earnings and earnings per share as if the fair value method had been applied. Compensation expense will be expensed over the period that the option shares or issued shares are to vest. Option grants or stock issuances at 100% of fair market value will not result in any charge to our earnings. Whether or not granted at a discount, the number of outstanding options may be a factor in determining our earnings per share on a diluted basis.

        Currently, in accordance with Statement of Financial Accounting Standards ("SFAS") No. 123, stock option grants made to non-employees, other than elected members of our board of directors, will result in a direct charge to our reported earnings based upon the fair value of the option measured on the vesting date of each installment of the underlying option shares. The charge must include the appreciation in the value of the option shares over the period between the grant date of the option (or, if later, the effective date of the final amendment) and the vesting date of each installment of the option shares. In addition, any options that are re-priced will also trigger a direct charge to our reported earnings measured by the appreciation in the value of the underlying shares over the period between the grant date of the re-priced option and the date the option is exercised.

        If an optionee is granted stock appreciation rights having no conditions upon exercisability other than a service or employment requirement, then those rights will result in compensation expense to us.

Certain Statutory and Charter Provisions Relating to a Change of Control

        We are subject to the provisions of Section 203 of the DGCL. In general, this provision prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

  •
  prior to such date, the corporation's board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

  •
  upon consummation of the transaction that resulted in such person becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding, shares owned by certain directors or certain employee stock plans; and

  •
  on or after the date the stockholder became an interested stockholder, the business combination is approved by the corporation's board of directors and authorized by the affirmative vote, and not by written consent, of at least two-thirds of the outstanding voting stock of the corporation excluding that owned by the interested stockholder.

        A "business combination" includes a merger, asset sale, or other transaction resulting in a financial benefit to the interested stockholder. An "interested stockholder" is a person, other than the corporation and any direct or indirect wholly-owned subsidiary of the corporation, who together with the affiliates and associates, owns or, as an affiliate or associate, within three years prior, did own 15% or more of the corporation's outstanding voting stock.

        Section 203 expressly exempts from the requirements described above any business combination by a corporation with an interested stockholder who becomes an interested stockholder in a transaction approved by the corporation's board of directors.

        Our certificate of incorporation and bylaws contain provisions that could have the effect of discouraging potential acquisition proposals or making a tender offer or delaying or preventing a change in control of our company, including changes a stockholder might consider favorable. In particular, our certificate of incorporation and bylaws, as applicable, among other things, will:

  •
  provide our board of directors with the ability to alter our bylaws without stockholder approval;

  •
  provide that, subject to the rights of the holders of any series of preferred stock, special meetings of stockholders can only be called by (i) by the chairman of the board, (ii) by the board of directors pursuant to a resolution adopted by a majority of the whole board, or (iii) by the stockholders pursuant to a resolution adopted by the holders of a majority of the voting power of the shares of the then outstanding voting stock voting together as a single class;

  •
  provide for an advance notice procedure with regard to the nomination of candidates for election as directors and with regard to business to be brought before a meeting of stockholders;

  •
  provide that vacancies on our board of directors may be filled by a majority of directors in office, although less than a quorum, or by a sole remaining director; and allow us to issue up to 20,000,000 shares of preferred stock with rights senior to those of the common stock and that otherwise could adversely affect the rights and powers, including voting rights, of the holders of common stock. In some circumstances, this issuance could have the effect of decreasing the market price of our common stock, as well as having the anti-takeover effects discussed above.

        Such provisions may have the effect of discouraging a third-party from acquiring us, even if doing so would be beneficial to our stockholders. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by them, and to discourage some types of transactions that may involve an actual or threatened change in control of our company. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal and to discourage some tactics that may be used in proxy fights. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure our company outweigh the disadvantages of discouraging such proposals because, among other things, negotiation of such proposals could result in an improvement of their terms. However, these provisions could have the effect of discouraging others from making tender offers for our shares that could result from actual or rumored takeover attempts. These provisions also may have the effect of preventing changes in our management.

Transfer Agent and Registrar

        The transfer agent for our common stock is U.S. Stock Transfer Corporation, located at 1475 Gardena Avenue, Suite 200, Glendale, California 91204.

Shares Eligible for Future Sale

        As of June 30, 2005, we had outstanding 20,333,157 shares of common stock.

Rule 144

        All of the 4,166,191 shares registered in this offering will be freely tradable without restriction or further registration under the Securities Act. As of June 30, 2005, we also have outstanding an additional 16,166,966 shares of common stock outstanding that were issued and sold in reliance on exemptions from the registration requirements of the Securities Act. If shares are purchased by our "affiliates" as that term is defined in Rule 144 under the Securities Act, their sales of shares would be governed by the limitations and restrictions that are described below. In addition, we may file a registration statement on Form S-8 with respect to an aggregate of 3,276,124 outstanding options and warrants and an additional 4,242,680 shares issued or available for issuance pursuant to grants or awards under our Stock Compensation Program.

        In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned shares of our common stock for at least one year, including any person who may be deemed to be an "affiliate" (as the term "affiliate" is defined under the Securities Act), would be entitled to sell, within any three-month period, a number of shares that does not exceed the greater of:

  •
  1% of the number of shares of common stock then outstanding, which as of June 30, 2005 would equal approximately 203,332 shares; or

  •
  the average weekly trading volume of our common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

        Sales under Rule 144 are also governed by other requirements regarding the manner of sale, notice filing and the availability of current public information about us. Under Rule 144, however, a person who is not, and for the three months prior to the sale of such shares has not been, an affiliate of the issuer is free to sell shares that are "restricted securities" which have been held for at least two years without regard to the limitations contained in Rule 144. The selling stockholders will not be governed by the foregoing restrictions when selling their shares pursuant to this prospectus.

Rule 144(k)

        Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate, is entitled to sell such shares without complying with the manner of sale, notice filing, volume limitation or notice provisions of Rule 144. We calculate 1,009,309 of our shares are presently eligible for resale under Rule 144(k).

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth information as to our shares of common stock beneficially owned as of June 30, 2005, by (i) each person known by us to be the beneficial owner of more than five percent of our outstanding common stock, (ii) each of our directors, (iii) each of our executive officers named in the Summary Compensation Table and (iv) all of our directors and executive officers as a group.

Name and Address of Beneficial Owner(1)	Number of Shares Beneficially Owned		Shares Covered by Options, Warrants or Convertible Securities Included in Total(2)	Percent of Total(3)
1999 III Equity Performance II, LP	1,304,814		—	6.42%
Nikki M. Pomeroy	1,656,552	(4)	6,234	8.15%
Edward V. Lower III, Ph.D.	1,242,680	(5)	1,242,680	6.11%
Donald K. McGhan	8,545,193	(6)	103,897	39.59%
Jim J. McGhan	2,636,119	(7)	—	12.21%
Theodore R. Maloney	506,104	(8)	4,156	2.34%
Thomas R. Moyes	259,052	(9)	32,078	1.20%
Marc S. Sperberg	274,470		50,893	1.27%
Samuel Clay Rogers	918,637		908,637	4.26%
Mark E. Brown	125,000		125,000	*
Thomas Y. Hartley	35,000		25,000	*
All officers and executive directors as a group	13,299,575		1,249,661	61.62%

*
Less than 1%

(1)
Information in this table regarding directors and executive officers is based on information provided by them. Unless otherwise indicated in the footnotes and subject to community property laws where applicable, each of the directors and executive officers has sole voting and/or investment power with respect to such shares. The address for each of the persons reported in the table is in care of MediCor at 4560 S. Decatur Blvd., Suite 300, Las Vegas, Nevada 89103.

(2)
In accordance with Rule 13d-3, the share numbers reported in the table include shares of common stock that may be acquired within 60 days of June 30, 2005 upon the exercise or conversion of other securities. These include, for instance, shares of common stock underlying our series A preferred stock beneficially owned by the respective persons as reported in the following table.

(3)
The percentages are calculated on the basis of the number of outstanding shares of common stock as of June 30, 2005, which were 20,333,157. In accordance with Rule 13d-3, the percentage reported for each person includes in the calculation common stock that may be acquired by that person within 60 days of June 30, 2005 upon the exercise or conversion of other securities.

(4)
Ms. Pomeroy is the adult daughter of Donald K. McGhan, chairman of our board of directors. Includes 1,656,552 shares held directly and by various entities beneficially owned or controlled by Ms. Pomeroy. Does not include 604,455 shares beneficially owned by Ms. Pomeroy's adult son, as to which Ms. Pomeroy disclaims beneficial ownership.

(5)
These options expired in accordance with their terms on or before March 31, 2005. They are included in the table because they are subject of a continuing dispute.

(6)
Includes 7,109,895 shares held in various entities beneficially owned or controlled by Mr. McGhan, including 1,304,814 held by 1999 III Equity Performance II, LP and 621,340 held by 2000 III Equity Performance III, LP. Mr. McGhan is the general partner of the two limited partnerships and has voting and dispositive control with respect to all shares held by the partnerships. Does not include 729,454 shares beneficially owned by Mr. McGhan's wife, as to which Mr. McGhan disclaims beneficial ownership.

(7)
Includes 2,636,119 shares held by various entities beneficially owned or controlled by Mr. McGhan.

(8)
Does not include 100,000 shares held by 2000 III Equity Performance III, LP, which represents Mr. Maloney's interest in shares held by the entity which Mr. Maloney does not control.

(9)
Includes shares held directly and by various entities beneficially owned or controlled by Mr. Moyes.

        The following table sets forth information as to our shares of series A preferred stock beneficially owned as of June 30, 2005 by (i) each person known by us to be the beneficial owner of more than five percent of our outstanding series A preferred stock, (ii) each of our directors, (iii) each of our executive officers named in the Summary Compensation Table (to the extent they own any series A preferred stock) and (iv) all of our directors and executive officers as a group.

Name and Address of Beneficial Owner(1)	Number of Shares Beneficially Owned	Percent of Total(2)
Donald K. McGhan(3)	400	6.43%
Theodore R. Maloney	16	*
Thomas R. Moyes(4)	8	*
Marc S. Sperberg	4	*
Samuel Clay Rogers	3,402	54.70%
Jim J. McGhan	—	*
Mack E. Brown	—	*
Thomas Y. Hartley	—	*
All officers and executive directors as a group	3,830	61.59%

*
Less than 1%

(1)
Information in this table regarding directors and executive officers is based on information provided by them. Unless otherwise indicated in the footnotes and subject to community property laws where applicable, each of the directors and executive officers has sole voting and/or investment power with respect to such shares. The address for each of the persons reported in the table is in care of MediCor at 4560 S. Decatur Blvd., Suite 300, Las Vegas, Nevada 89103.

(2)
The percentages are calculated on the basis of the number of outstanding shares of series A preferred stock as of June 30, 2005, which were 6,219.

(3)
Shares held through International Integrated Industries, LLC, which is controlled by Mr. McGhan.

(4)
Includes shares held in an entity controlled by Mr. Moyes.

SELLING STOCKHOLDERS

        The following table provides certain information with respect to the selling stockholders' beneficial ownership of our common stock as of June 30, 2005 and as adjusted to give effect to the sale of all of the shares of common stock offered by this prospectus. We do not know when or in what amounts the selling stockholders may offer for sale the shares of common stock pursuant to this prospectus. The selling stockholders may choose not to sell any of the shares offered by this prospectus. For purposes of this table, we have assumed that the selling stockholders will have sold all of the shares covered by this prospectus upon the completion of the offering.

        Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a selling stockholder and the percentage of ownership of that selling stockholder, shares of common stock underlying outstanding shares of our series A preferred stock, convertible debentures, options or warrants held by that selling stockholder that are convertible or exercisable, as the case may be, within 60 days of June 30, 2005 are included. Those shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other selling stockholder. Each selling stockholder's percentage of ownership in the following table is based upon 20,333,157 shares of common stock outstanding as of June 30, 2005. We will not receive any of the proceeds from the sale of our common stock by the selling stockholders. None of these selling stockholders are, or are affiliates of, a broker-dealer registered under the Exchange Act.

        Except for the employment or family relationships described below, the only transactions between MediCor, its predecessors or affiliates and the selling stockholders within the past three years have been the sale and purchase of the securities identified below. In the case of AAB Corporation and Graeco2 Ltd., some of the shares were issued in consideration of all of the outstanding stock of Intellectual Property International, Inc., which was owned by those entities. Our MediCor Development Company subsidiary also entered into consulting agreements with AAB Corporation and Graeco2 Ltd. in connection with the purchase of the stock of this company providing that they would assist in properly tracking and conveying all intellectual property acquired and for a term of 15 months remain reasonably available to assist in research and development activities associated with the acquired intellectual property.

					Shares of Common Stock Beneficially Owned After Completion of the Offering
	Shares of Common Stock Beneficially Owned Prior to the Offering
				Number of Shares of Common Stock Registered for Sale Hereby
Selling Stockholder(1)	Number of Shares	Percent			Number of Shares	Percent
AAB Corporation(2) 5009 Lake Ave. #304 White Bear Lake, MN 55110	159,481		*	159,481	0	*
David Barella(3)(4) P.O. Box 5457 Santa Barbara, CA 93150	72,986		*	72,986	0	*
Sally K. Bauer(5) 4343 W. Morse Ave. Lincolnwood, IL 60712	17,218		*	10,000	7,218	*
Charles Schwab Custodian FBO Sally Bauer IRA 4343 W. Morse Ave. Lincolnwood, IL 60712	12,427		*	12,427	0	0.00%

Christopher J. Corr(4) 2208 Waverly Wy. East Seattle, WA 98112	6,753	*	6,753	0	0.00%
Richard Dewese(4) 3 Mayborough Lane San Antonio, TX 78257	42,078	*	42,078	0	0.00%
C. Scott Eschbach(6) 6145 Conquistador St. Las Vegas, NV 89149	228,052	1.12%	228,052	0	0.00%
George Foster(4) 1826 McGilvra Blvd. East Seattle, WA 98112	54,805	*	54,805	0	0.00%
Jessica Friedman(4) 1370 School House Rd. Montecito, CA 93108	14,026	*	14,026	0	0.00%
Samantha Friedman(4) 1370 School House Rd. Montecito, CA 93108	14,026	*	14,026	0	0.00%
Julie Friedman CGM IRA Rollover(4) 1370 School House Rd. Montecito, CA 93108	14,026	*	14,026	0	0.00%
Gateway Capital LLC(7) 4560 S. Decatur Blvd., Ste. 201 Las Vegas, NV 89103	608,757	2.99%	608,757	0	0.00%
Graeco2 Ltd.(8) 630 W. 34th St. #201 Austin, TX 78705	395,065	1.94%	395,065	0	0.00%
Lenn M. Haffeman(4) 852 Diamond Ridge Cir. Castle Rock, CO 80108	13,766	*	13,766	0	0.00%
Rick A. Hawk(9) P.O. Box 535 St. Albans, MO 63073	161,549	*	149,122	12,427	*
A. Rose Herrera(10) 932 Witherspoon Dr. Thousand Oaks, CA 91360	13,622	*	12,427	1,195	*

Theodore Jacobs, M.D.(4) Park Towers, Apt. 904 One Howard Hughes Center Dr. Las Vegas, NV 89109	28,052	*	28,052	0	0.00%
Scott Kahn 1488 Windsor Ct. Hollister, CA 95023	33,199	*	33,199	0	0.00%
Scott E. Kahn(4) 856 Diamond Ridge Cir. Castle Rock, CO 80108	23,117	*	23,117	0	0.00%
Michael J. Kardos & Alexandra S. Bisbee(11) 58 Catalpa Dr. Atherton, CA 94027	20,000	*	20,000	0	0.00%
Lincoln Trust Company Custodian(11) FBO Denis Winder 6312 S. Fiddlers Green Cir., Ste. 400E Englewood, CO 80111	18,657	*	18,657	0	0.00%
Lincoln Trust Company Custodian(11) FBO Douglas Dedo MD IRA 6312 S. Fiddlers Green Cir., Ste. 400E Englewood, CO 80111	20,000	*	20,000	0	0.00%
Edward V. Lower IV(12)(13) 9612 Royal Lamb Dr. Las Vegas, NV 89145	124,268	*	124,268	0	0.00%
Thomas C. & Christine D. Maloney(4) 2120 38th Ave. East Seattle, WA 98112	11,260	*	11,260	0	0.00%
Maloney Investment Group LLC(4) c/o Janis C. Maloney, Manager 4111 E. Madison St. Seattle, WA 98112	15,519	*	15,519	0	0.00%
Carol Marsch(4) P.O. Box 1209 Summerland, CA 93067	28,052	*	28,052	0	0.00%
Medical Ventures Group LLC(14) 3463 State St., #254 Santa Barbara, CA 93105	604,455	2.97%	604,455	0	0.00%
Martin Mitchell(15)(13) 1832 Quarley Pl. Henderson, NV 89014	205,042	*	205,042	0	0.00%

Sandra Mogelvang(5) P.O. Box 3316 Naples, FL 34106	22,427	*	22,427	0	0.00%
Conrad A. Montgomery(16) 100 TRAS St. #12-03 Amara Corp Towers Singapore 079127	47,792	*	47,792	0	0.00%
Patrick O'Leary(17)(13) c/o Eurosilicone Z.I. de la Peyroliere 84400 Apt FRANCE	12,427	*	12,427	0	0.00%
Mark R. & Leslie L. Rahner Trust(4) 1023 CR 142 Durango, CO 81301	27,792	*	27,792	0	0.00%
Rogers Family Trust dated 12/30/92(4) Samuel Clay Rogers TTEE 3395 S. Jones Blvd., #170 Las Vegas, NV 89146	547,013	2.69%	547,013	0	0.00%
Rogers Family Trust B dated 12/30/92(4)(18) Samuel Clay Rogers TTEE 3395 S. Jones Blvd., #170 Las Vegas, NV 89146	336,624	1.66%	336,624	0	0.00%
Michael Romans(4) FT19/184 Forbes St. Darlinghurst NSW 2010 AUSTRALIA	20,779	*	20,779	0	0.00%
Jeff S. Schleuning(19)(13) 1670 Cordero Bay Ave. Las Vegas, NV 89123	149,122	*	149,122	0	0.00%
Shepard Family Trust(4) 1414 E. Main St. Santa Maria, CA 93454	56,104	*	56,104	0	0.00%
J. Bradford Smith(4) 2246 Waverly Wy. East Seattle, WA 98112	6,753	*	6,753	0	0.00%

*
Less than 1%

(1)
All share numbers are based on information that these selling stockholders supplied to us. The term "selling stockholders" also includes any transferees, pledges, donees, or other successors in interest to the selling stockholders named in the table above. To our knowledge, subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares of common stock set forth opposite such person's name, unless otherwise indicated below. The inclusion of any shares in this table does not constitute an admission of beneficial ownership by the selling stockholder.

(2)
AAB Corp. is a seller of intellectual property to MediCor Development Co., a subsidiary of MediCor Ltd., and is controlled by Arthur A. Beisang. The shares beneficially held before and after the offering include 39,481 shares issuable upon conversion of Series A preferred stock.

(3)
Mr. Barella is a Vice President of MediCor Ltd.

(4)
All shares, including shares held after the offering, if any, are issuable upon conversion of series A preferred stock.

(5)
The shares beneficially owned and offered by this prospectus include 10,000 shares issuable upon conversion of convertible debentures.

(6)
Mr. Eschbach is the Chief Executive Officer of MediCor Development Co., a subsidiary of MediCor Ltd. All share amounts include 2,078 shares issuable upon conversion of series A preferred stock.

(7)
Controlled by Lon L. McGhan, adult son of Donald K. McGhan.

(8)
Graeco2 Ltd. is a seller of intellectual property to MediCor Development Co., a subsidiary of MediCor Ltd., and is controlled by Robert M. Ersek M.D. All share amounts include 95,065 shares issuable upon conversion of series A preferred stock.

(9)
Mr. Hawk is an employee of III Acquisition Corp., dba PIP.America, a subsidiary of MediCor Ltd. The shares beneficially owned and offered by this prospectus include 149,122 shares issuable upon exercise of stock options.

(10)
Ms. A. Rose Herrera is an employee of International Integrated Management, Inc., a subsidiary of MediCor Ltd. The shares beneficially owned and offered by this prospectus include 12,427 shares issuable upon exercise of warrants.

(11)
All shares issuable upon conversion of convertible debentures.

(12)
Mr. Lower is a Vice President of MediCor Ltd.

(13)
All shares are issuable upon exercise of stock options or warrants.

(14)
Controlled by Garrett M. Wilson, adult grandson of Donald K. McGhan.

(15)
Mr. Mitchell is an employee of HPL Biomedical, Inc., which does business as Biodermis, a subsidiary of MediCor Ltd.

(16)
All share amounts include 20,000 shares issuable upon conversion of convertible debentures and 27,792 shares issuable upon conversion of series A preferred stock.

(17)
Mr. O'Leary is the Directeur Générale of Eurosilicone SAS, a subsidiary of MediCor Ltd.

(18)
Mr. Rogers is a director of MediCor Ltd.

(19)
Mr. Schleuning is an employee of HPL Biomedical, Inc., which does business as Biodermis, a subsidiary of MediCor Ltd.

PLAN OF DISTRIBUTION

        Upon effectiveness of the registration statement of which this prospectus is a part, we intend to list the shares of our common stock offered pursuant to this prospectus on AMEX.

        All of the 4,166,191 shares of our common stock included in this prospectus are for sale by the selling stockholders. We will not receive any proceeds from the sale by the selling stockholders of the shares of common stock pursuant to this prospectus which are already owned by them, or which are to be issued to them upon their conversion of shares of our convertible preferred stock or convertible debentures.

        The selling stockholders, and any of their pledgees, assignees and successors-in-interest, may, from time to time, sell any or all of their shares of our common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

  •
  ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

  •
  block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

  •
  purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

  •
  an exchange distribution in accordance with the rules of the applicable exchange;

  •
  privately negotiated transactions;

  •
  settlement of short sales entered into after the date of this prospectus;

  •
  broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

  •
  a combination of any such methods of sale;

  •
  through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

  •
  any other method permitted pursuant to applicable law.

        The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

        Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. Each selling stockholder does not expect these commissions and discounts relating to its sales of shares to exceed what is customary in the types of transactions involved.

        In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may, after the date of this prospectus, also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

        The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling stockholders has informed us that it does not have any agreement or understanding, directly or indirectly, with any person to distribute our common stock. If any of the selling stockholders enter into an agreement with an underwriter to do a firm commitment offering of the shares of our common stock offered by such selling stockholder through this prospectus, if we are aware of such underwriting agreement we will file a post-effective amendment to the registration statement of which this prospectus is a part setting forth the material terms of such underwriting agreement. The selling stockholder may not sell any of the shares in such firm underwriting until such post-effective amendment becomes effective.

        Because selling stockholders may be deemed to be "underwriters" within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. Each selling stockholder has advised us that they have not entered into any agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the resale shares. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling stockholders.

        The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

        Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of our common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

        We do not know whether any selling stockholder will sell any or all of the shares of common stock registered by the registration statement of which this prospectus forms a part.

        We will pay all expenses of the registration of the shares of common stock offered pursuant to this prospectus including SEC filing fees and expenses of compliance with state securities or "blue sky" laws, except that the selling stockholders will pay any underwriting discounts and selling commissions for the sale of their shares. We expect that our expenses for this offering, consisting primarily of legal, accounting and printing expenses, will be approximately $250,000.

        We will indemnify the selling stockholders against liabilities, including some liabilities under the Securities Act, in accordance with registration rights and other agreements entered into by us with the selling stockholders, or the selling stockholders will be entitled to contribution.

        Once sold under the registration statement, of which this prospectus forms a part, by any of the selling stockholders, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

LEGAL MATTERS

        Certain legal matters will be passed upon for us by Clifford Chance US LLP, New York, New York.

EXPERTS

        Greenberg & Company CPAs LLC, an independent registered public accounting firm, has audited our consolidated financial statements and schedules as of June 30, 2003 and 2004 and for the years then ended, as set forth in their reports. We have included our financial statements and schedule in the prospectus and elsewhere in the registration statement in reliance on Greenberg & Company CPAs LLC's reports, given on their authority as experts in accounting and auditing.

        The financial statements of Laboratories Eurosilicone S.A. as of and for the years ended December 31, 2003, 2002, and 2001 included in this registration statement have been so included in reliance upon the reports of FCN—Société Française de Révision, independent accountants, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

        This prospectus is a part of the registration statement that we filed on Form SB-2 with the SEC. The registration statement contains more information about us and our common stock than this prospectus, including exhibits and schedules. You should refer to the registration statement for additional information about us and our common stock being offered in this prospectus. Statements contained in this prospectus as to the contents of any contract or other document referred to in this prospectus are not necessarily complete and, where that contract is an exhibit to the registration statement, each statement is qualified in all respects by reference to the exhibit to which the reference relates.

        We are subject to the information and reporting requirements of the Exchange Act and, in accordance therewith, file reports and other information with the SEC. You may read and copy any document that we file at the SEC's public reference facilities at 450 Fifth Street N.W., Room 1024, Washington, D.C. 20549. Please call the SEC at 1-800-732-0330 for more information about its public reference facilities. Our SEC filings are also available to you free of charge at the SEC's web site at http://www.sec.gov. Information about us may be obtained from our website www.medicorltd.com. Copies of our SEC filings are available free of charge on the website as soon as they are filed with the Securities and Exchange Commission (SEC) through a link to the SEC's EDGAR reporting system. Simply select the "Investors" menu item, then click on the "SEC Filings" link.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

INTRODUCTORY NOTE

        The following unaudited pro forma condensed consolidated statement of operations gives effect to the acquisition by MediCor Ltd., a Delaware corporation (the "Company") using the purchase method of accounting, and the assumptions and adjustments to reflect the allocation of purchase price described in the accompanying notes to the unaudited pro forma condensed consolidated statement of operations. The unaudited pro forma condensed consolidated statement of operations combines the audited results of operations of the Company and the unaudited results of Laboratoires Eurosilicone S.A. for the year ended June 30, 2004, as if the acquisition had occurred on July 1, 2003.

        The unaudited pro forma condensed consolidated financial information has been prepared from, and should be read in conjunction with the historical consolidated financial statements of MediCor Ltd. which can be found in the Company's Annual Report on Form 10-KSB for the fiscal year ended June 30, 2004 filed with the Securities and Exchange Commission on September 20, 2004. Laboratoires Eurosilicone S.A. historical consolidated financial statements for the year ended December 31, 2003 are included elsewhere in this prospectus beginning on page F-56.

        The unaudited pro forma condensed consolidated financial information is presented for illustrative purposes only and is not intended to represent what the Company's financial statements are or would have been if the acquisition had occurred on those dates or to project the Company's financial statements for any future period. Since the Company and Laboratoires Eurosilicone S.A. were not under common control or management for any period presented, the unaudited pro forma condensed consolidated financial results may not be comparable to, or indicative of, future performance. These statements do not reflect any additional costs or cost savings resulting from the acquisition.

MEDICOR LTD.

UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED JUNE 30, 2004

(EXPRESSED IN UNITED STATES DOLLARS)

	Year Ended June 30, 2004
	MediCor, Ltd.	Laboratoires Eurosilicone, S.A.	Pro Forma Adjustments	Pro Forma Combined
Net sales	$1,421,483	$21,370,343	$—	$22,791,926
Cost of sales	352,538	12,008,689	—	12,361,227

Gross profit	1,069,045	9,361,654	—	10,430,699
Operating expenses:
Selling, general and administrative expenses	8,483,694	4,939,812	—	13,423,506
Research and development	2,149,049	—	—	2,149,049
Other expenses	5,686,849	—	—	5,686,849

Operating income/(loss)	(15,250,547)	4,421,842	—	(10,828,705)
Net interest expense/(income)	1,195,543	405,690.00	—	1,601,233
Income/(loss) before income taxes	(16,446,090)	4,016,152	—	(12,429,938)
Income taxes	1,737	1,453,236	—	1,454,973

Net income/(loss)	(16,447,827)	2,562,916	—	(13,884,911)
Preferred dividends deemed and in arrears	118,946	—	—	118,946.00
Net income/(loss) to common shareholders	$(16,566,773)	$2,562,916	$—	$(14,003 857)

Earnings per share data:
Weighted average shares, basic and diluted	17,633,120	—	—	17,633,120
Basic and diluted
Net loss per share	$(0.94)	$—	$—	$(0.79)
Net loss per share to common shareholders	$(0.94)	$—	$—	$(0.79)

See notes to unaudited pro forma combined condensed consolidated financial statements.

MEDICOR LTD AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1.    BASIS OF PRESENTATION

        On July 5, 2004, MediCor Ltd., a Delaware corporation (the "Company") completed its acquisition of Laboratoires Eurosilicone S.A. ("Eurosilicone") from its shareholders (the "Sellers"). Pursuant to the Agreement for the Sale and Purchase of the Shares Laboratoires Eurosilicone S.A., dated May 17, 2004, (the "SPA") by and between the Company and the Sellers, the Company purchased 100% of the shares of Eurosilicone for €32 million in cash, which was primarily financed by additional loans from International Integrated Industries, LLC, an affiliate of the Company's chairman and founder. In addition, the Sellers may be entitled to up to an additional €9 million if certain revenue targets are achieved by Eurosilicone over the next three years, subject to the continuing accuracy of the representations and warranties of the Sellers in the SPA.

        Eurosilicone manufactures its medical device products in Apt, France, and distributes them to approximately 70 countries throughout Europe, Asia, Mexico, Central and South America and Africa, with more than 90% of sales derived from breast implant products. Eurosilicone has approximately 17 percent of the breast implant market outside the United States, where it competes predominantly with Inamed Corporation and Mentor Corporation. Approximately 180 persons are employed in its two ISO-certified manufacturing facilities in France, which comprise about 44,100 square feet of space.

        The consideration the Company paid to the Sellers pursuant to the SPA was determined pursuant to arms' length negotiations and the Company's management relied on representations made by Eurosilicone's management, the Sellers and other documents and information provided to the Company. The Company's management and Board considered various factors to determine the amount of consideration appropriate for the acquisition, including the potential benefit of the transaction to the Company's stockholders.

        The financial statements of Eurosilicone have been prepared and presented in accordance with accounting principles generally accepted in France ("French GAAP"). French GAAP, as applied by Eurosilicone differs in certain significant respects from accounting principles generally accepted in the United States of America ("U.S. GAAP").

Pension

        Under Statutory French GAAP, liabilities related to Eurosilicone's pension and other post-retirement benefit obligations are not recorded in the balance sheet. Eurosilicone's commitments related to pension and other post-retirement benefits are disclosed in the notes to the financial statements. The related expense is recognized in the statement of operation when paid.

        Under US GAAP, liabilities related to Eurosilicone's pension and other post-retirement benefit obligations are recorded in the balance sheet in accordance with SFAS 87 "Employers' Accounting for Pensions". Likewise, the related expense is recognized in the statement of operations on the basis of SFAS 87 "Employers' Accounting for Pensions".

Foreign currency transaction gains

        Under statutory French GAAP, unrealized gains and losses resulting from assets and liabilities denominated in currencies other than Eurosilicone's functional currency are deferred as liabilities and assets, respectively on Eurosilicone's balance sheet. A separate provision is recorded to recognize the unrealized losses in the statement of operations. The unrealized gains are recognized when settled.

        Under US GAAP, unrealized gains and losses from assets and liabilities denominated in currencies other Eurosilicone's functional currency are both recognized in the statement of operations.

        Under Statutory French GAAP, deferred income taxes are not recorded for temporary differences between the tax and financial reporting bases of assets and liabilities. The principal difference between the tax and financial reporting bases of assets and liabilities relates to provision for risk, which are deductible for tax purposes only when paid.

        Under US GAAP, the deferred income tax consequences of temporary differences between the tax and financial reporting basis of assets and liabilities are recorded as either deferred tax assets or deferred tax liabilities, as appropriate. The recognition of deferred tax assets is subject to the condition that the asset's realization is almost certain. In addition to the deferred taxes associated with provision for risk, deferred taxes would generally also be reflected for other temporary such as pension (see description above).

Subsidy (ANVAR)

        Under Statutory French GAAP, refundable government subsidy granted for long-term research and development projects could be recorded directly to shareholders' equity.

        Under US GAAP, Government Grants that is recognized is not recorded directly to shareholders' equity. If it is probable that the grant will be refunded, the grant should be reported as a liability.

Subsidy (FRED)

        Under Statutory French GAAP, subsidy granted in connection with current expenses (personnel costs) has been recognized as the payment was received.

        Under US GAAP, grants that relate to current expenses is treated as reduction of the related expenses. Grants related to expenses of future periods should be deferred and reflected as reduction of expenses as the related expenses are recognized.

Lease

        Under Statutory French GAAP, as applied by Eurosilicone, all leases are accounted for as operating leases and the related rental payments are charged to operating expenses as incurred.

        Under US GAAP, leases are accounted for in accordance with SFAS 13 "Accounting for Leases". A Lease that meets one or more of the following criteria—a) The lease transfers ownership of the property to the lessee by the end of the lease term, b) the lease contains a bargain purchase option, c) the lease term is equal to 75 percent or more of the estimated economic life of the leased property, d) the present value at the beginning of the lease term of the minimum lease payments equals or exceeds 90 percent of the excess of the fair value of the leased property—the lease shall be classified as a capital lease by the lessee. Otherwise it shall be classified as an operating lease. Capital lease accounting requires that the leased asset and the lease obligation be recognized in Eurosilicone's balance sheet. In lieu of rental expense, Eurosilicone recognizes a depreciation expense on the leased asset and interest expense on the lease obligation.

Exceptional items

        Certain amounts presented as exceptional income and expense (non-operating) in the statement of operations under French GAAP do not qualify as non-operating items under U.S. GAAP.

Profit sharing

        Under Statutory French GAAP, profit sharing is presented as a non-operating expense in the statement of operations. Under US GAAP, this expense is considered as an operating expense.

Comprehensive income

        Comprehensive income includes all changes in equity during a period except those resulting from investments by owners and distributions to owners. In financial statements under French GAAP, the concept of comprehensive income does not exist because French accounting principles do not allow any change in equity corresponding to this definition other than net income and changes in accounting principles.

        In financial statements under US GAAP, comprehensive income and its components must be displayed in a statement of comprehensive income.

Statement of cash flows

        These were prepared in accordance with French GAAP and audited by FCN; accordingly some items are presented on a net basis in the statement of cash flows. Under US GAAP these items are required to be presented on a gross basis (e.g. borrowings and repayment of debt). We do not believe there are any material differences.

        The unaudited pro forma condensed statement of operations included herein has been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and certain footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles (GAAP) have been condensed or omitted pursuant to such rules and regulations. However, the Company believes that the disclosures are adequate to make the information not misleading.

        These columns below include information from Laboratoires Eurosilicone S.A.'s historical unaudited consolidated statement of operations. The unaudited consolidated statement of income of Eurosilicone for the fiscal year ended June 30, 2004 was derived from unaudited consolidated financial statements. The statement of income, reported in euros, was translated to U.S. dollars using the average exchange rate of $1.20 per euro.

        The columns below reflect the adjustments and reclassifications necessary to convert Eurosilicone's historical statement of operations from French GAAP to U.S. GAAP for presentation in the Unaudited Pro Forma Condensed Statement of Operations.

2.    PURCHASE PRICE ALLOCATION

        The unaudited pro forma condensed consolidated financial statements reflect various purchase price allocations. In accordance with SFAS No. 141, Business Combinations ("SFAS No. 141"), the total purchase price was allocated to the tangible and intangible assets of Eurosilicone based upon their estimated fair values at the acquisition date with the excess purchase price allocated to goodwill. The following table summarizes the components of the total purchase price and the allocation as of the date of acquisition:

	Book Value of Assets Acquired / Liabilities Assumed	Preliminary Purchase Price Allocation	Preliminary Fair Value
Cash and cash equivalents	$2,296,179	$—	$2,296,179
Accounts receivables	5,598,578	(671,198)	4,927,381
Other current assets	3,661,130	(39,338)	3,621,792
Total current assets	11,555,887	(710,535)	10,845,352
PP&E	5,602,000	—	5,602,000
Investments	128,578	—	128,578
Goodwill	—	32,842,632	32,842,632
Other long term assets	38,687	—	38,687
Total assets	17,325,152	32,132,097	49,457,249
Accounts payables	2,407,538	—	2,407,538
Other current liabilities	2,703,863	204,064	2,907,927
Long term liabilities	3,759,279	1,044,905	4,804,184
Shareholders' equity	8,454,472	(8,454,472)	—
		39,337,600	39,337,600
Total Liabilities and Shareholders' equity	$17,325,152	$32,132,097	$49,457,249

        The unaudited pro forma condensed financial statements are not necessarily indicative of the operating results or financial position that would have occurred had the acquisition been completed as of the dates indicated, nor are they necessarily indicative of future operating results or financial position. The purchase accounting adjustments made in connection with the unaudited pro forma condensed consolidated financial statements are based on a preliminary valuation that has been made solely for purposes of developing the pro forma financial information and is based upon currently available information. Such a valuation is subject to final adjustments. Accordingly, the actual adjustments to be recorded in connection with the final purchase price allocation may differ from the pro forma adjustments reflected in the unaudited pro forma condensed financial statements, and any such differences may be material.

        In accordance with SFAS No. 142, Goodwill and Other Intangible Assets ("SFAS No. 142"), goodwill will not be amortized and will be tested for impairment at least annually. The amounts contained in the purchase price allocation may change as additional information becomes available regarding the assets and liabilities acquired. The purchase price allocations are expected to be finalized before the end of the third fiscal quarter. Any change in the fair value of the net assets will change the amount of the purchase price allocable to goodwill.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders
MEDICOR LTD.
Las Vegas, Nevada

        We have audited the accompanying consolidated balance sheet of MediCor Ltd. and Subsidiaries (collectively, the "Company") as of June 30, 2004, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the two years in the period ended June 30, 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company as of June 30, 2004, and the results of its operations and its cash flows for each of the two years in the period ended June 30, 2004, in conformity with U.S. generally accepted accounting principles.

        As discussed in Note U to the consolidated financial statements, the Company completed the acquisition of Laboratoires Eurosilicone S.A.

/s/ GREENBERG AND COMPANY CPAs LLC

Springfield, New Jersey
August 20, 2004
(Except as to Note U, which date is September 16, 2004)

MediCor Ltd.

Consolidated Balance Sheet

June 30, 2004
Assets
Current assets:
Cash	$165,092
Receivables, less allowance for doubtful accounts of $213,021	224,205
Notes receivable, less allowance for doubtful accounts of $304,428	—
Inventories	103,886
Prepaid expenses and other current assets	259,920

Total current assets	753,103
Property, plant and equipment, net	261,382
Goodwill and other intangibles, net	4,070,262
Deposits	16,700
Investment advances and deferred charges	29,019,801
Other assets	30,094

Total assets	$34,151,342

Liabilities and Stockholders' Equity
Current liabilities:
Short term convertible debentures	$275,000
Notes payable	1,069,711
Note payable to related party	34,316,401
Accounts payable	3,277,165
Accrued expenses and other current liabilities	1,619,440
Payroll taxes payable	45,125
Interest payable to related party	507,962

Total current liabilities	41,110,804
Long-term convertible debentures	500,000
Long-term accrued liabilities	1,339,417

Total liabilities	42,950,221

Commitments and contingencies (Note T)
Preferred shares subject to mandatory redemption requirements	9,936,758
Stockholders' equity (deficit)
Additional paid in capital—preferred stock	9,936,748
Common shares, $.001 par value, 100,000,000 shares authorized, 18,065,563 shares issued, 18,045,265 shares outstanding and 20,298 shares retired	18,046
Additional paid in capital—common stock	17,477,614
Accumulated (deficit)	(36,231,297)

Stockholders' equity (deficit)	(18,735,637)

Total liabilities and stockholders' equity	$34,151,342

See accompanying notes to consolidated financial statements

MediCor Ltd.

Consolidated Statements of Operations

For the Periods Ended as Noted

	Year Ended June 30, 2004	Year Ended June 30, 2003
Net sales	$1,421,583	$1,676,905
Cost of sales	412,713	665,399
Return of consigned inventory previously written down and prior year adjustment for discontinued product line	(60,175)	(518,370)

Gross profit	1,069,045	1,529,876
Operating expenses:
Selling, general and administrative expenses	8,483,694	5,876,413
Research and development	2,149,049	190,625
Other expenses	5,686,849	—

Operating income/(loss)	(15,250,547)	(4,537,162)
Net interest expense/(income)	1,195,543	503,847

Income/(loss) before income taxes	(16,446,090)	(5,041,009)
Income taxes	1,737	870

Net income/ (loss)	(16,447,827)	(5,041,879)
Preferred dividends		147,852
Preferred dividends deemed	91,558	—
Preferred dividends in arrears Series A Preferred 8%	27,388	—

Net loss attributable to common stockholders	$(16,566,773)	$(5,189,731)

Earnings per share data:
Weighted average shares, basic and diluted	17,633,120	15,733,011
Basic and diluted
Net loss per share	$(0.94)	$(0.33)

See accompanying notes to consolidated financial statements

MediCor Ltd.

Consolidated Statement of Stockholders' Equity

For the Periods Ended as Noted

			Par Value
	Number of Shares
			Preferred Shares $.001	Preferred Shares $.001	Common Shares $.001	Capital in excess of par value	Accumulated Deficit
	Preferred	Common						Total
Balance—July 1, 2002	391,786	14,569,087	3,918	—	14,569	13,526,402	(14,462,192)	(917,303)
Issuance of Preferred Shares	18,824	—	188	—	—	120,411	—	120,599
Issuance of Common Shares	—	1,776,915	—	—	1,777	3,260,023	—	3,261,800
Reverse Acquisition	—	661,900	—	—	662	—	—	662
Conversion of Preferred to Common	(410,610)	510,259	(4,106)	—	510	3,596	—	—
Net Loss	—	—	—	—	—	—	(5,041,879)	(5,041,879)
Dividends Paid	—	—	—	—	—	—	(147,852)	(147,852)

Balance—June 30, 2003	—	17,518,161	—	—	17,518	16,910,432	(19,651,923)	(2,723,973)
Issuance of Common Shares	—	547,402	—	—	548	493,026	—	493,574
Non-Employee Stock Options	—	—	—	—	—	74,156	—	74,156
Repurchase and retirement of Common Stock	—	(20,298)	—		(20)	—	(39,989)	(40,009)
Net Loss	—	—	—	—	—	—	(16,447,827)	(16,447,827)
Preferred Deemed Dividends	—	—	—	—	—	—	(91,558)	(91,558)
Dividends Paid	—	—	—	—	—	—	—	—

Balance—June 30, 2004	—	18,045,265	—	$10	$18,046	$17,477,614	$(36,231,297)	$(18,735,637)

See accompanying notes to consolidated financial statements

MediCor Ltd.

Consolidated Statements of Cash Flows

For the Periods Ended as Noted

	Year Ended June 30, 2004	Year ended June 30, 2003
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	(16,447,827)	(5,041,879)
Adjustments to reconcile net loss to net cash
Depreciation and amortization	488,503	251,368
Provision for doubtful accounts	(2,634,384)	(53,417)
Inventory write down	60,175	—
Loss on disposal of property, plant and equipment	22,928	1,846
Non-employee stock options	74,156	—
Employee/consultants preferred stock	940,000	—
Changes in operating assets and liabilities
Receivables	2,908,240	159,609
Notes receivable	(277,043)	(27,384)
Inventories	(24,233)	(31,192)
Prepaid expenses and other current assets	(153,692)	(30,958)
Deposits	5,062,910	(2,350,000)
Other assets	17,179	(43,882)
Bank overdraft	(128,387)	128,387
Accounts payable	1,281,620	(950,922)
Accrued expenses and other current liabilities	54,890	(81,571)
Income taxes payable	—	—
Payroll taxes payable	20,450	10,879
Interest payable	177,437	330,525
Long-term accrued liabilities	(74,180)	423,729

Net cash utilized by operating activities	(8,631,258)	(7,304,862)
CASH FLOWS FROM INVESTING ACTIVITIES:
Investment advances and deferred charges	(29,019,801)	—
Purchases of property, plant and equipment	(44,994)	(242,494)

Net cash utilized by investing activities	(29,064,795)	(242,494)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of convertible debentures	1,350,000	560,000
Payments on convertible debentures	(60,000)	—
Proceeds from issuance of short term debt	33,798,790	7,586,528
Payments on short term debt	—	(800,999)
Issuance of preferred stock	2,750,200	120,599
Issuance of common stock	11,523	262,462
Purchase of treasury stock	(39,999)	—
Dividends paid	—	(147,852)

Net cash provided by financing activities	37,810,514	7,580,738

Net increase in cash	114,461	33,382
Cash at beginning of period	50,631	17,249

CASH AT END OF PERIOD	$165,092	$50,631

SUPPLEMENTAL DISCLOSURE OF NON-CASH ACTIVITIES
On March 18, 2003, the Company acquired all of the outstanding shares of Intellectual Property International, a Delaware corporation ("IPI"), an intellectual property holding company, in consideration of the issuance of an aggregate of 600,000 shares of the Company's common stock to the stockholders of IPI. The Company received patents valued at $3,000,000.
Conversion of short-term debt to preferred stock	$6,155,000	$—
Conversion of short-term debt to common stock	$482,041	$—
Issuance of preferred stock to employees/consultants	$940,000	$—
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the period for:
Interest	$1,142,337	$705
Taxes	$1,737	$870

See accompanying notes to consolidated financial statements

MEDICOR LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2004

Note A—Description of Business

        MediCor Ltd. (the "Company" or "MediCor") is a global health care company that acquires, develops, manufactures and markets products primarily for the aesthetic plastic surgery and dermatology markets. Current products include breast implants and scar management products. The Company's products are sold worldwide to hospitals, surgery centers and physicians mostly through various distributors as well as through some direct sales personnel.

Note B—Summary of Significant Accounting Policies

Principles of Consolidation

        The consolidated financial statements include the accounts of the Company and all of its subsidiaries in which a controlling interest is maintained. All inter-company accounts and transactions have been eliminated. Certain prior year amounts in previously issued financial statements have been reclassified to conform to the current year presentation. The consolidated financial statements have been prepared in United States dollars.

Critical Accounting Policies and Use of Estimates

        The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and disclosure of contingent assets and liabilities. On an on-going basis, we evaluate our estimates and judgments, including those related to revenue recognition, inventories, adequacy of allowances for doubtful accounts, valuation of long-lived assets and goodwill, income taxes, litigation and warranties. We base our estimates on historical and anticipated results and trends and on various other assumptions that we believe are reasonable under the circumstances, including assumptions as to future events. The policies discussed below are considered by management to be critical to an understanding of our financial statements. These estimates form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. By their nature, estimates are subject to an inherent degree of uncertainty. Actual results may differ from those estimates.

Revenue Recognition

        We recognize product revenue, net of sales discounts, returns and allowances, in accordance with Staff Accounting Bulletin No. 104 "Revenue Recognition" ("SAB No. 104") and Statement of Financial Accounting Standards No. 48 "Revenue Recognition When Right of Return Exists" ("SFAS No. 48"). These statements establish that revenue can be recognized when persuasive evidence of an arrangement exists, delivery has occurred and all significant contractual obligations have been satisfied, the fee is fixed or determinable, and collection is considered probable. We recognize revenue upon delivery of product to third-party distributors and customers and do not allow for bill-and-hold sales. Due to the widespread holding of consignment inventory in our industry, we also recognize revenue when the products are withdrawn from consignment inventory in hospitals, clinics and doctors' offices. We do not offer price protection to our third-party distributors and customers and accept product returns only if the product is defective. Appropriate reserves are established for anticipated returns and allowances based on our product return history. We believe our estimates for anticipated returns is a "critical accounting estimate" because it requires us to estimate returns and, if actual returns vary, it could have a material impact on our reported sales and results of operations. Historically our estimates of return rates have not fluctuated from the actual returns by more than 1% to 2%.

Allowance for Doubtful Accounts

        MediCor maintains allowances for doubtful accounts for estimated losses resulting from the inability of some of its customers to make required payments. The allowances for doubtful accounts are based on the analysis of historical bad debts, customer credit-worthiness, past transaction history with the customer, current economic trends, and changes in customer payment terms. If the financial condition of MediCor's customers were to deteriorate, adversely affecting their ability to make payments, additional allowances may be required.

Inventories

        Inventories are stated at the lower of cost or market using the first-in, first-out ("FIFO") method. The Company may write down its inventory for estimated obsolescence or unmarketable inventory equal to the difference between the cost of inventory and the estimated market value based upon assumptions about future demand and market conditions.

Property and Equipment

        Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is recorded on the straight-line basis over the estimated useful lives of the assets, which range from three to ten years. Amortization of leasehold improvements is based upon the estimated useful lives of the assets or the term of the lease, whichever is shorter. Significant improvements and betterments are capitalized, while maintenance and repairs are charged to operations as incurred.. Asset retirements and dispositions are accounted for in accordance with Statement of Financial Accounting Standards (SFAS) No. 144 as described below.

Accounting for Long-Lived Assets

        The Company accounts for long-lived assets, other than goodwill, in accordance with the provisions of SFAS No. 144 "Accounting for the Impairment and Disposal of Long-Lived Assets," which supersedes SFAS No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be disposed of." This statement creates one accounting model, based on the framework established in SFAS No. 121, to be applied to all long-lived assets including discontinued operations. Adoption of this statement had no material effect on the financial position or results of operations. SFAS No. 144 requires, among other things, that an entity review its long-lived assets and certain related intangibles for impairment whenever changes in circumstances indicate that the carrying amount of an asset may not be fully recoverable. We assess and measure long-lived assets for impairment no less frequently than annually and in any instance where events or a change in circumstances indicates that its carrying amount may not be recoverable. We assess and measure these assets based on management's best estimates of fair value (using customary accounting tools such as quoted market prices in active markets, where available, prices for similar assets and discounted cash flows). We may also rely on experts where appropriate. We believe the estimate of our valuation of long-lived assets is a "critical accounting estimate" because if circumstances arose that led to a decrease in the valuation, it could have a material impact on our results of operations. With the exception of the third-party purchase agreements which were written off in June 2004, as described in Note J to the notes to the consolidated financial statements, we do not believe that any other changes have taken place.

Goodwill and Other Intangible Assets

        Goodwill represents the excess of the purchase price over the estimated fair value of identified assets the businesses acquired. Other intangible assets are recorded at fair value and amortized over periods ranging from three to 17 years. The Company adopted SFAS No. 142 "Goodwill and Other Intangible Assets," in January 2002. As a result, goodwill is no longer amortized, but is subject to a transitional impairment analysis and is tested for impairment on an annual basis. The test for impairment involves the use of estimates related to the fair values of the business operations with which goodwill is associated and is usually based on a market value approach. Other intangible assets are amortized using the straight-line method over their estimated useful lives and are evaluated for impairment under SFAS No. 144.

Product Replacement Programs

        III Acquisition Corp. d/b/a PIP.America ("PIP.America"), a subsidiary of the Company in the U.S., provides a product replacement program to surgeons for deflations of breast implant products for a period of ten (10) years from the date of implantation. For each deflation, the surgeon receives financial assistance plus a free implant replacement. Management estimated the amount of potential future product replacement claims based on statistical analysis. Expected future obligations are determined based on the history of product shipments and claims and are discounted to a current value, and this amount is reserved. Changes to actual claims, interest rates or other estimations could have a material impact on the statistical calculation which could materially impact the Company's reserves and results of operations. Although these products are not currently being sold (because they are in the process of obtaining FDA approval, as more fully described below), they were sold under a distribution agreement prior to November 2000 and a reserve for product replacements is maintained for the products sold in prior years.

Product Replacement Program
Balance at June 30, 2003	$1,818,188
Accruals for replacement obligations during the period	809,529
Settlements made during the period	(569,725)

Balance at June 30, 2004	$2,057,991

Shipping and Handling Costs

        The Company's shipping and handling costs are included under cost of sales.

Research and Development

        Research and development costs are expensed by the Company as incurred, including the costs of clinical studies and other regulatory approval activities.

Stock-Based Compensation

        The Company has adopted the provisions of SFAS No. 123 "Accounting for Stock-Based Compensation." In accordance with SFAS No. 123, MediCor has elected the disclosure-only provisions related to employee stock options and follows the intrinsic value method in Accounting Principles Board Opinion No. 25 "Accounting for Stock Issued to Employees" ("APB Opinion No. 25"), in accounting for stock options issued to employees. Under APB Opinion No. 25, compensation expense, if any, is recognized as the difference between the exercise price and the fair value of the common stock on the measurement date, which is typically the date of grant, and is recognized over the service period, which is typically the vesting period.

        The Company accounts for options and warrant grants to non-employees using the guidance prescribed by SFAS No. 123, Financial Accounting Standards Board ("FASB") Interpretation No. 44 "Accounting for Certain Transactions Involving Stock Compensation, and Interpretation of APB No. 25" and Emerging Issue Task Force ("EITF") No. 96-18 "Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or In Conjunction with Selling, Goods, or Services" ("EITF No. 96-18"), whereby the fair value of such option and warrant grants are measured using the fair value based method at the earlier of the date at which the non-employee's performance is completed or a performance commitment is reached.

        The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions SFAS No. 123 to stock-based employee compensation including the required disclosures of SFAS No. 148.

	Year Ended June 30, 2004	Year Ended June 30, 2003
Net Loss, as reported	$(16,566,733)	$(5,189,731)
Add: Total stock-based non-employee compensation expense determined under fair value based method for all awards, net of related tax effects	74,157	—
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(494,157)	(192,537)

Pro forma net loss	$(16,986,773)	$(5,382,268)

Loss per share:
Basic and diluted—as reported	$(0.94)	$(0.33)
Basic and diluted—pro forma	$(0.96)	$(0.34)

        These pro forma amounts may not be representative of future disclosures since the estimated fair value of stock options is amortized to expense over the vesting period, and additional options may be granted in future years.

        The estimated fair value of each MediCor option granted is calculated using the Black-Scholes pricing model. The weighted average assumptions used in the model were as follows:

	2004	2003
Risk-free interest rate	3.50%	6.00-6.50%
Expected years until exercise	7 Years	3-4 Years
Expected stock volatility	50.0%	0.0%
Dividend yield	0%	0%

Income Taxes

        Deferred income tax assets or liabilities are computed based on the temporary differences between the financial statement and income tax bases of assets and liabilities using the statutory marginal income tax rate in effect for the years in which the differences are expected to reverse. Deferred income tax expenses or credits are based on the changes in the deferred income tax assets or liabilities from period to period. A valuation allowance against deferred tax assets is required if, based on the weight of available evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized. The valuation allowance should be sufficient to reduce the deferred tax asset to the amount that is more likely than not to be realized.

Effects of Recent Accounting Pronouncements

        In January 2003, the FASB issued Interpretation No. 46 "Consolidation of Variable Interest Entities." A variable interest entity ("VIE") is one where the contractual or ownership interest in an entity change with changes in the entity's net asset value. This interpretation requires the consolidation of a VIE by the primary beneficiary, and also requires disclosure about VIEs where an enterprise has a significant variable interest but is not the primary beneficiary. At the effective date, the Company has not entered into any VIEs.

        In April 2003, the FASB issued SFAS No. 149 "Amendment of Statement 133 on Derivative Instruments and Hedging Activities." SFAS 149 establishes accounting and reporting standards for derivative instruments and for hedging activities. This statement is effective for contracts entered into or modified after June 30, 2003. The adoption of SFAS No. 149 did not have a material effect on the Company's financial position or results from operations.

        In May 2003, the FASB issued SFAS No. 150 "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." SFAS No. 150 changes the accounting for certain financial instruments that, under previous guidance, were accounted for as equity. This statement is effective for financial instruments entered into or modified after May 31, 2003 and otherwise is effective at the beginning of the first interim period beginning after September 15, 2003. The adoption of SFAS No. 150 did not have a material effect on the Company's financial position or results from operations.

        In December 2003, the Securities and Exchange Commission ("SEC") Staff Accounting Bulletin ("SAB") No. 104 "Revenue Recognition," which codifies, revises, and rescinds certain sections of SAB No. 101 "Revenue Recognition," in order to make this interpretive guidance consistent with current authoritative accounting and auditing guidance and SEC rules and regulations. The changes in SAB No. 104 did not have a material impact on our financial position or results of operations.

        On March 31, 2004, the FASB issued an exposure draft, "Share-Based Payment, an amendment of SFAS No. 123 and 95." The exposure draft proposes to expense the fair value of share-based payments to employees beginning in 2005. We are currently evaluating the impact of this proposed standard on our financial statements.

Note C—Major Customer

        During the fiscal year ended June 30, 2003 approximately 25% of the Company's consolidated revenue was attributable to one customer while revenue related to that same customer for the year ended June 30, 2004 was about 8%.

Note D—Cash and Cash Equivalents

        All highly liquid investments with original maturities of three months or less at the date of purchase are considered to be cash equivalents.

Note E—Accounts Receivable

        Accounts receivable at June 30, 2004 consisted of:

June 30, 2004
Accounts receivable	$437,226
Allowance for doubtful accounts	(213,021)

Total	$224,205

        Changes in allowance for doubtful accounts are as follows:

Balance July 1, 2003	$3,151,832
Provisions/(recovery)	505,991

Write-offs	(3,444,802)

Balance June 30, 2004	$213,021

        The Company's PIP.America subsidiary has a distribution agreement with Poly Implants Protheses S.A. ("PIP"), a third-party manufacturer of breast implants located in France. This agreement covers the sale by PIP.America of PIP's saline, pre-filled breast implant products in North America; although no sales were reported in the year ended June 30, 2004 because these products are not currently approved for distribution in North America. In addition to being a distributor, PIP.America has obligations relating to administering product replacements for PIP products sold prior to 2000 in the U.S. These related costs are reimbursable under the distribution agreement with PIP, thus giving rise to amounts recorded as accounts receivable. This receivable does not represent any percentage of

PIP.America's purchases of PIP's products because at present PIP's products are not sold in the U.S. pending completion of the pre-market approval process with the FDA.

        During the third quarter of fiscal 2004, PIP.America had $3,444,802 in accounts receivable from PIP, representing amounts owed to PIP.America under the terms of the distribution agreement relating to prior year sales. These amounts had been fully reserved for, with an allowance for doubtful accounts, due to the lack of payment and uncertain prospect of collection. Effective March 30, 2004, PIP.America and the manufacturer amended the distribution agreement and PIP.America forgave certain amounts owed by the manufacturer in return for the transference of the pre-market approval application. Concurrently, the manufacturer issued to PIP.America a revolving promissory note for certain sums to come due to PIP.America based on PIP.America's and the manufacturer's administration of product replacement and product replacement related claims. The principal amount under the note as of June 30, 2004 was $304,428. See Note T for more detail.

Note F—Notes Receivable

        Notes receivable at June 30, 2004 consisted of:

June 30, 2004
Notes receivable	$304,428
Allowance for doubtful accounts	(304,428)

Total	$—

        Poly Implants Protheses S.A. ("PIP"), a third-party manufacturer of breast implants located in France issued to the Company's PIP.America subsidiary a revolving promissory note for certain sums to come due to PIP.America based on PIP.America's and the manufacturer's administration of product replacement and product replacement related claims. These amounts had been fully reserved for, with an allowance for doubtful account, due to the lack of payment and uncertain prospect of collection.

Note G—Inventories

        Inventories at June 30, 2004 consisted of:

	June 30, 2004	June 30, 2003
Raw Materials	$91,249	$125,607
Finished Goods	12,637	14,221

Total	$103,886	$139,828

        The June 30, 2002 value of consigned inventory of implants in physician offices on the books of the PIP.America subsidiary of the Company was uncertain. A voluntary withdrawal of such inventory from the market was initiated subsequent to June 30, 2002 in conjunction with an agreement reached between the FDA and PIP.America. Accordingly, the Company wrote down such inventory to a fair market value of zero as of June 30, 2002. During the year ended June 30, 2004, inventory previously written down to a fair market value of zero was returned to the manufacturer for credit.

Note H—Property and Equipment

        Property and equipment at June 30, 2004 consisted of:

June 30, 2004
Leasehold Improvements	$107,748
Furniture, Fixtures and equipment	339,452
Computer Equipment and tools and dies	205,830

Subtotal	653,030
Accumulated depreciation	(391,648)

Total	$261,382

        Depreciation expense was $132,027 for the year ended June 30, 2004 and $110,394 for the year ended June 30, 2003.

Note I—Goodwill and Other Intangibles

        Goodwill and other intangibles as of June 30, 2004 consisted of:

June 30, 2004
Goodwill	$1,221,793
Distribution Agreements	225,000
Non-compete	130,000
Patents	3,100,000
Other	20,501

Subtotal	4,697,294
Accumulated Amortization—Goodwill	(41,973)
Accumulated Amortization—Distribution Agreements	(75,000)
Accumulated Amortization—Non-compete	(108,333)
Accumulated Amortization—Patents	(381,225)
Accumulated Amortization—Other	(20,499)

(627,030)
Total	$4,070,264

        Amortization for the year ended June 30, 2004 was $356,317 compared to $140,384 from the prior period ended June 30, 2003. The increase in amortization can be attributed to the purchase of patents in March 2003. In accordance with SFAS No. 142 "Goodwill and Other Intangible Assets" ("SFAS No. 142"), the Company completed a revaluation of goodwill for this asset for the year ended June 30, 2004. The Company based this valuation on relevant comparable public company multiples of sales, EBITDA, and net income and determined that no impairment has occurred.

        The estimated amortization for the next five years consists of:

	June 30, 2005	June 30, 2006	June 30, 2007	June 30, 2008	June 30, 2009
Distribution Agreements	22,500	22,500	22,500	22,500	22,500
Non-compete	21,667	—	—	—	—
Patents	295,029	295,029	295,029	295,029	295,029
Other	—	—	—	—	—

Total	$339,196	$317,529	$317,529	$317,529	$317,529

        The Company's other intangible assets were fully amortized during the year ended June 30, 2004.

Note J—Deposits and Advances for Acquisitions

        Deposits at June 30, 2004 totaled $16,700. In 2000, PIP.America obtained the right to purchase a minority common equity interest in a third-party manufacturer from its founder for $3,750,000 in the form of shares of Heritage Worldwide, Inc. ("Heritage"), a public company. In the year 2000, PIP.America made a non-refundable deposit of $1,883,000 against the purchase price. The Company is under no obligation to fund the remainder of the payment or the exercise the purchase right. At June 30, 2004, the Company had a reserve against this deposit due to the uncertainties with respect to the third-party manufacturer. The uncertainties stem from the fact that the liquidity and price of Heritage's shares at June 30, 2004 were volatile and indeterminable.

        Non-refundable deposits of $3,800,000 are related to an asset purchase agreement of a private medical products distributor, as described in Note T. The agreement required these deposits be made prior to an acquisition, whose consummation is uncertain since it is dependent upon FDA approval, as described in more detail in Note T as of June 30, 2004, the Company recorded a reserve for this entire deposit. The reserve was recorded at June 30, 2004 because of various uncertainties between the U.S. distributor and the manufacturer. These uncertainties included several disputes including a notice of termination of their agreement. Since both are third parties whose continued relationship impacts the value of our acquisition advances, we recorded a reserve. Our acquisition strategy remains unchanged and we believe that we can proceed and consummate the related commercial agreements on satisfactory terms.

        Pursuant to an agreement to acquire Laboratoires Eurosilicone S.A. ("Eurosilicone"), the Company made advances for this investment at June 30, 2004 of $28,407,371. The Company incurred deferred charges of $612,430 relating to direct acquisition costs that were capitalized under SFAS 141 and $443,781 in indirect costs that were expensed to SG&A. See Note U for more information relating to this subsequent event.

Note K—Accrued Expenses

        Accrued expenses and other current liabilities at June 30, 2004 consisted of:

June 30, 2004
Consulting	$466,647
Product replacement reserve	718,574
Other	434,219

Total	$1,619,440

        Consulting fees consisted of amounts relating to various consulting agreements.

        Other accrued expenses included salaries and employee benefits, legal, research and development, acquisition costs and other miscellaneous accrued expenses.

        Long-term accrued liabilities of $1,339,417 at June 30, 2004 consisted of product warranty reserves.

Note L—Convertible Debentures

        Short-term convertible debentures at June 30, 2004 were $275,000. These convertible debentures pay 10% interest. Interest is prepaid and amortized over the life of the convertible debenture. The convertible debentures are convertible within one year at the holder's discretion to shares of Company common stock at a price of $4.02. These convertible debentures mature between July and December 2004.

        Long-term convertible debentures at June 30, 2004 were $500,000. During the year ended June 30, 2004, $1,150,000 was converted to preferred stock. The convertible debentures are convertible after one year and at the 18-month, 24-month, 30-month and 36-month anniversary of the issuance date at the holder's discretion to shares of Company common stock at a price equal to the greater of $5.00 or seventy-five percent (75%) of the daily weighted average trading price per share of the Company's common stock over a period of twenty (20) trading days prior to the conversion date. These convertible debentures mature between April 2006 and August 2006.

        During the year ending 2003, we incurred costs of $44,770 in association with the above convertible debentures. During the year ending June 30, 2004, we had incurred additional costs of $208,667 for an aggregate of $253,437. Of this amount, $888 was amortized at June 30, 2003 and $225,845 was amortized at June 30, 2004. The remaining balance of $26,704 will continue to be amortized over the life of the convertible debentures.

Note M—Notes Payable

        Notes payable of $1,069,711 at June 30, 2004 consisted of $750,000 for a term of 10 days at a daily rate of 0.3% interest, a $150,000 in a one year note paying an annual rate of 8% interest, and $169,711 for financing of insurance. Interest on the daily 0.3% note was to be paid at the time principal balance was repaid. Interest on the annual 8% note was prepaid and is amortized on a quarterly basis.

Note N—Related Party Transactions

        International Integrated Industries, LLC ("LLC") is a company in which the chairman of the Company, has a controlling interest. Neither the Company nor any of its subsidiaries has any direct ownership in LLC. LLC acted on behalf of the Company by funding significant expenses incurred for which the Company has a revolving loan agreement as shown on the Company's balance sheet of $34,316,401 at June 30, 2004. The outstanding balance of the note payable accrues interest at an annual interest rate of ten percent (10%). During the year ended June 30, 2004, LLC advanced $32,957,100 to the Company, of which $5,005,000 was converted to preferred stock, $412,292 was converted to common stock and none of was repaid. Interest expense relating to this note payable was $1,008,077 for the year ended June 30, 2004. The unpaid liability for these expenses are included in the Company's note payable to affiliates, which is contained in the financial statements presented herein. The Company had a commitment from LLC to fund operating shortfalls as necessary for the period presented.

        In October 2003, the Company entered into a reimbursement agreement with a company controlled by the Company's chairman for the reimbursement of expenses incurred in the operation of its private plane when used for MediCor business. The reimbursement agreement is effective for expenses incurred for MediCor business purposes. The Company recognized a total of $649,792 for the fiscal year ended June 30, 2004 in expenses pursuant to the reimbursement agreement. All expenses recognized pursuant to the reimbursement agreement have been included by the Company in selling, general, and administrative expenses. In June 2004, MediCor replaced its reimbursement agreement with a transportation dry lease: effective June 1, 2004, only costs directly tied to MediCor's use of the plane's asset will be reimbursable to the company controlled by the Company's chairman. All other operating costs (like fuel, pilot wages, food, etc.) will be paid directly by the Company or through a disbursement agent to those third parties and only when the plane is used for MediCor business purposes.

Note O—Federal Income Taxes

        The Company follows SFAS No. 109 for reporting income taxes. The benefit for income taxes reflected in the Consolidated Statements of Operations for the Company for the periods noted consist of:

	June 30, 2004	June 30, 2003
Current	$5,592,408	$1,814,778
Deferred:
Bad debt expense	(895,684)	(18,167)
Product replacement reserve	75,040	250,903
Depreciation and amortization	102,000	7,832

Total deferred	(718,644)	240,568

Total Tax Benefit	$4,873,764	$2,055,346

Less allowance for realization of deferred tax asset	4,873,764	2,055,346
State taxes, net of federal benefit	1,737	870

Total Tax Expense	$1,737	$870

        As of June 30, 2004 and June 30, 2003, the Company recorded allowances of $11,365,988 and $6,492,224 respectively, against certain future tax benefits, the realization of which is currently uncertain. The deferred differences related to certain accounts receivable, accrued warranties, and depreciation/amortization not currently deductible as expenses under IRS provisions. Although the Company recorded this allowance to the deferred tax assets, the Company may still utilize the future tax benefits from net operating losses for 20 years from the year of the loss to the extent of future taxable income. The estimated net operating losses for tax purposes of approximately $15 million will expire over several years ending in 2024. During the fiscal year ended June 30, 2004, we incurred $1,737 in taxes to various states. For the fiscal year ended June 30, 2003, the Company had incurred $870 in state income tax expense.

        Primary components of the deferred tax asset at the periods noted were approximately as follows:

	June 30, 2004	June 30, 2003
Computed expected income tax asset/(liability) at 34%	$5,592,408	$1,814,778
Adjustments
Net operating loss	4,732,842	2,918,064
Allowance for bad debt	175,933	1,071,617
Product replacement reserve	699,717	624,677
Depreciation and amortization	165,088	63,088

Income tax benefit	$11,365,988	$6,492,224
Less allowance for realization of deferred tax asset	(11,365,988)	(6,492,224)
Deferred tax asset, net	$—	$—

Note P—Preferred Stock

        The Company created a series of 45,000 shares of preferred stock designated as Series A 8.0% Convertible Preferred Stock. The stock has a par value of $.001 per share with a liquidation preference of $1,000 per share. In the event of liquidation, shareholders of preferred stock shall be entitled to receive priority as to distribution over common stock. The preferred stock is convertible into common stock at any time at a conversion price of $3.85 per share until June 30, 2010. On June 30, 2011 all unconverted shares to common stock will be subject to a mandatory redemption. The redemption price of $1,000 per share plus $1,000 per whole share for all accrued and unpaid paid-in-kind dividends and any other accrued and unpaid dividends whether or not declared which amount will be payable by the Company in cash. The Company entered into binding agreements to issue 9,845 shares of the series A preferred stock in June 2004 (prior to June 30, 2004) for $9,845,000. All of the terms of the preferred stock, including the price and the specific form of the certificate of designation, were determined and agreed by such date, and the Company had received payment for those shares. Because of (a) the binding contracts and acceptance by the Company of the consideration for the 9,845 shares of series A preferred stock on or before June 30, 2004, (b) known individual board member approval prior to such date, and (c) prompt subsequent board approval in July 2004, the 9,845 shares of series A preferred stock have been accounted for as outstanding on June 30, 2004.

Note Q—Loss per Share

        A reconciliation of weighted average shares outstanding, used to calculate basic loss per share, to weighted average shares outstanding assuming dilution, used to calculate diluted loss per share, follows:

	Year-Ended June 30, 2004			Year-Ended June 30, 2003
	Income (Numerator)	Shares (Denominator)	Per-Share Amount	Income (Numerator)	Shares (Denominator)	Per-Share Amount
Net Income (Loss)
before preferred stock dividends	(16,447,827)			(5,041,879)
Less: Preferred stock dividends	118,946			147,852
Basic EPS	(16,566,773)	(17,633,120	(0.94)	(5,189,731)	15,733,011	(0.31)
Effect of dilutive securities

Diluted EPS	$(16,566,773)	17,633,120	(0.93)	$(5,189,731)	15,733,011	(0.31)

        4,611,423 common equivalent shares have been excluded from the computation of diluted earnings per share because their effect would be anti-dilutive.

Note R—Stock Options and Warrants

        The Company has a stock option plan for key employees and consultants. There were 1,242,680 shares reserved for issuance pursuant to the Company's stock option plan and up to 6,000,000 shares were reserved for issuance pursuant to stand-alone options granted in connection with employment agreements. The stock option plan does not specify the vesting or terms of the options, which are left to the plan administrators. The terms of stand-alone options and warrants are also determined at the time of grant. Options and warrants are generally subject to multi-year (such as four-year) vesting and exercise terms of seven to 10 years. During the year ended June 30, 2004, the Company granted 300,000 shares of common stock options to employees and in accordance with APB No. 25 no expense was recognized. During the year ended June 30, 2004 the Company issued 590 shares of Series A 8% Convertible Preferred Stock to non-employees and in accordance with SFAS No. 123, $590,000 was expensed. There is no requirement of vesting, the only restriction being that the shares are not registered under the Securities Act.

        The Company's share option activity and related information is summarized below:

	Options	Weighted Average Exercise Price
Outstanding Options at July 1, 2002	1,323,457	$0.74
Granted	832,596	$1.88
Exercised	(913,371)	$0.08
Cancelled	—	$0.00
Outstanding Options at June 30, 2003	1,242,682	$1.35
Granted	1,680,000	$3.32
Exercised	(739,396)	$0.95
Cancelled	(62,134)	$1.61

Outstanding Options at June 30, 2004	2,121,152	$2.84

Options exercisable at end of period	365,920	$2.20

        The following table summarizes information about stock options outstanding at June 30, 2004:

Outstanding				Exercisable
Range of Exercise Prices	Number of Options	Weighted Average Remaining Years of Contractual Life	Weighted Average Exercise Price	Number of Options	Weighted Average Exercise Price
$1.00 - $2.01	861,152	4.5	$1.45	300,503	$1.83
$3.00 - $3.80	260,000	6.5	$2.19	36,250	$3.67
$4.15 - $4.30	1,000,000	6.9	$0.85	29,167	$4.00

        The Company also issued warrants to purchase 80,776 shares of common stock to consultants in connection with consulting agreements. Warrants were granted between the years 1999 and 2001 at prices between $.08 and $1.61. All warrants granted had an exercise price equal to the market value of the underlying common stock on the date of grant.

        At June 30, 2004 we issued 350 shares of restricted Series A 8.0% Convertible Preferred Stock to employees as additional compensation to their salaries. There is no requirement of vesting, the only restriction being that the shares and the underlying common stock into which they are convertible are not registered under the Securities Act. The liquidation preference of the preferred stock is $350,000 and, based on the conversion price of the preferred stock of $3.85, the number of common shares issuable upon conversion is 90,909. Compensation expense of $350,000 was recorded in the period ended June 30, 2004.

Note S—Business Segment Information

        The Company is a corporate entity with a number of wholly-owned, autonomous subsidiaries which operate as single business units in multiple geographic locations within the U.S. and internationally and, as such, does not have multiple segments to report. Revenues from customers attributable to any individual foreign country were not material.

Note T—Commitments and Contingencies

        The Company has received a written commitment from LLC, an affiliate of its chairman, to provide sufficient cash to fund any operating loss through July 1, 2005. The same entity has provided the Company an aggregate of over $52 million in funding from the Company's inception through June 30, 2004. The future funding may take the form of debt or equity or a combination thereof.

        Pursuant to an asset purchase agreement signed April 25, 2002, a subsidiary of the Company agreed to acquire substantially all of the assets of a privately-held United States medical products distributor. Pursuant to an amendment dated October 16, 2003 to the asset purchase agreement, the purchase price was amended to equal the deposits made by the Company's subsidiary as of October 16, 2003, plus an additional agreed payment in cash at closing and issuance of MediCor Ltd. equity at closing. The closing is conditioned upon the distributor acquiring necessary governmental approvals for commercialization in the United States of the products to be distributed. The Company is no longer obligated to make additional deposits against the purchase price, but the Company's subsidiary has committed to fund all future expenses associated with obtaining required government approvals. As of

June 30, 2004 the Company booked a reserve for the entire deposit, due to various uncertainties related to this third party distributor. These uncertainties included several disputes including a notice of termination of their agreement. Since both are third parties whose continued relationship impacts the value of our acquisition advances, we recorded a reserve.

        The Company's PIP.America subsidiary has a distribution agreement with Poly Implants Protheses S.A. ("PIP"), a third-party manufacturer of breast implants located in France. This agreement covers the sale by PIP.America of PIP's saline, pre-filled breast implant products in North America; although no sales were reported in the year ending June 30, 2004 because these products are not currently approved for distribution in North America. Previously, the manufacturer was undertaking the process of securing FDA approval for these products. At March 30, 2004, PIP.America had $3,444,802 of accounts receivable from the manufacturer, representing amounts owed to PIP.America under the terms of the distribution agreement. These amounts have been fully reserved for, with an allowance for doubtful account, due to the lack of payment and uncertain prospect of collection. Effective March 30, 2004, PIP.America and the manufacturer amended the distribution agreement to provide for, among other things, transferring administration, funding and ownership of the pre-market approval application process to PIP.America. In conjunction with this change, PIP.America forgave certain amounts owed by the manufacturer, and the parties amended the pricing terms. The amendments obligate PIP.America to fund the ongoing clinical and regulatory costs and expenses. The amount and timing of these costs is unknown and may be material. Because PIP.America has just undertaken management of the application process, the likelihood and timing of obtaining FDA approval are also uncertain. Concurrently, the manufacturer issued to PIP.America a revolving promissory note for certain sums to come due to PIP.America based on PIP.America's and the manufacturer's administration of product warranty and product warranty related claims. The principal amount under the note as of June 30, 2004 was $304,428.

        In October 1999, June 2000 and July 2003, separate but related complaints were filed by Saul and Ruth Kwartin, Steven M. Kwartin, and Robert and Nina Kwartin respectively, against our PIP.America subsidiary as co-defendant with PIP/USA, Inc. ("PIP/USA") and Poly Implants Protheses, S.A., ("PIP") each unaffiliated with MediCor, and Jean Claude Mas, Jyll Farren-Martin and our chairman, personally, in the Circuit Court of Miami-Dade County, Florida. The Kwartin family members' claims are primarily premised on allegations that plaintiffs are shareholders of PIP/USA or have statutory and common law rights of shareholders of PIP/USA as a result of loans or investments allegedly made to or into PIP/USA or a third party or under an alleged employment agreement. Plaintiffs allege that, as a result, they have certain derivative or other rights to an alleged distribution agreement between PIP and PIP/USA. Plaintiffs claim, among other things, that III Acquisition Corporation ("PIP.America") and its chairman tortiously interfered with that agreement and with plaintiffs' other alleged rights as lenders, investors, shareholders, quasi-shareholders or employees of PIP/USA or other entities by discussing a distribution arrangement with PIP. In addition to monetary damages and injunctive relief, plaintiffs seek to reinstate the alleged distribution agreement between PIP/USA and PIP and invalidate PIP.America's distributor relationship with PIP. It is PIP.America's position that the Kwartin litigations are within the scope of the indemnification agreements.

        Initially, two cases were filed in October 1999 and June 2000, Case No. 99-25227-CA-01 and Case No. 00-14665-CA-01. Of the two, Case No. 99-25227 was dismissed. The same plaintiffs then, in September 2003, filed Case No. 0322537-CA-27, alleging similar facts and asserting similar claims to those included in the dismissed case. Also in September 2003, another member of the same family filed Case No. 03-15006-CA-09, again alleging similar facts and asserting similar claims, but on their own behalf. Plaintiffs are all members of one family who purport to be shareholders of PIP/USA suing derivatively on its behalf, and who are seeking to rescind various transactions between PIP.America and PIP and impose liability against PIP.America and its co-defendants for unspecified monetary damages arising out of alleged tortious and other purported wrongful acts concerning alleged relationships between plaintiffs, PIP/USA and PIP.

        Peggy Williams v. PIP/USA, Inc., Case No. 03 CH 9654, Jessica Fischer Schnebel, et al. v. PIP/USA, Inc., Case No. 03CH07239, Dawn Marie Cooper, et al. v. PIP/USA, Inc., Case No. 03CH11316, Miriam Furman, et al. v. PIP/USA, Inc., Case No. 03CH10832 and Karen S. Witt, et al. v. PIP/USA, Inc., Case No. 03CH12928 were filed in the Circuit Court of Cook County, Chancery Division, in or around July 2003. Counsel for Jessica Fischer Schnebel, et al. v. PIP/USA, Inc., Case No. 03CH07239 amended her class action complaint to include plaintiffs from the other four cases, and each of the others has been voluntarily dismissed. The consolidated amended complaint contains counts alleging product liability, breach of the implied warranties of merchantability and fitness for a particular purpose, violation of the Illinois Consumer Fraud Act and third-party beneficiary status. Unspecified monetary damages, exemplary damages and attorneys fees and costs are sought. PIP.America has filed a motion seeking to dismiss all counts but the third-party beneficiary claim. Plaintiffs requested and received a two-month extension to tender written discovery requests before filing a response to the motion to dismiss. A ruling on the motion should come by the end of the year. PIP.America has tendered this case to PIP, for defense and indemnity, and in November 2004, PIP agreed to accept that tender.

        Though it is not yet possible to predict the outcome of any of the cases described above, MediCor and its subsidiaries, as applicable, have denied plaintiffs' allegations and are vigorously defending themselves upon the merits of each lawsuit and against certification of any class. Consequently, pursuant to SFAS No. 5 no accruals have been made for these matters. While MediCor and its subsidiaries are desirous to honor their respective obligations under our product replacement programs, the purported class action case above includes two distinctly different types of claims. The first of these arise from products sold by PIP/USA, with whom neither MediCor nor any of its affiliates are affiliated. This company sold implants manufactured by PIP prior to PIP.America's entry into the U.S. market, which occurred in late 1999. Because PIP.America did not sell these products, PIP.America similarly did not warrant or otherwise assume obligations with respect to these products. The next claims arise from products sold by PIP.America and associated to the product replacement program administered by PIP.America. With respect to claims arising from products sold by PIP.America, PIP.America is administering and fulfilling its obligations to its customers in the ordinary course of business, and for which it has taken appropriate reserves. Other than a limited, $500 portion of certain of its own product replacement claims that it is administering, PIP.America is indemnified by PIP/USA, PIP, and PIP's President, Jean Claude Mas, personally, from all claims, including those asserted above.

        PIP.America either already has, or is in the process of, asserting its indemnification claims and, in the event of an adverse judgment in any case, PIP.America intends to seek the benefits of this indemnity. As a result, we believe the costs associated with these matters will not have a material adverse impact on our business, results of operations or financial position.

        MediCor and its subsidiaries have been and will continue to be periodically named as a defendant in other routine litigation in the normal course of business, including product liability—alleging defective products—and product warranty—alleging breaches of express or implied warranties of merchantability or fitness for a particular purpose—claims that are incidental to the Company's business. Litigation, particularly product liability litigation, can be expensive and disruptive to normal business operations and the results of complex proceedings can be very difficult to predict. Claims against MediCor or its subsidiaries have been and are periodically reviewed with counsel in the ordinary course of business. MediCor presently believes it or its subsidiaries have meritorious defenses in all lawsuits in which MediCor or its subsidiaries are defendants, subject to the subsidiaries' continuing product replacement obligations, which the subsidiaries intend to continue to satisfy. While it is not possible to predict the outcome of these matters, MediCor believes that the costs associated with them will not have a material adverse impact on MediCor's business, results of operations or financial position.

        The Company leased office, manufacturing and warehouse facilities and office equipment under various terms. Lease expenses amounted to $387, 247 and $519,398 for the years ended June 30, 2004 and 2003, respectively. Future minimum lease payments are approximated as follows:

Year ended June 30,	Amount
2005	228,938
2006	237,757
2007	247,027
2008	163,446

Note U—Subsequent Event

        On May 17, 2004, the Company agreed to acquire all of the capital stock of Laboratories Eurosilicone S.A., a privately-held medical device manufacturer based in Apt, France. The closing of the acquisition was subject to obtaining necessary financing and other customary closing conditions. The Company agreed to advance certain deposits in connection with the closing of this acquisition which equaled $28,407,371 at June 30, 2004. Additionally, the Company incurred direct fees and expenses in connection with this acquisition, of approximately $612,430.

        On July 5, 2004, the Company completed this acquisition, the financing of which was provided primarily by additional loans from International Integrated Industries, LLC, an affiliate of the Company's chairman, as more fully described in notes N and T. Also, the Company has filed a current report on Form 8-K concurrent with the filing of this annual report on Form 10-K, containing additional pro forma and historical financials.

        On August 27, 2004, the Company completed the acquisition of the privately-held Dermatological Medical Products and Specialties, S.A. de C.V., a leading distributor of aesthetic plastic and reconstructive surgery devices in Mexico.

        On September 10, 2004, a French subsidiary of MediCor entered into a senior bank loan agreement with BNP Paribas. This loan has a maximum borrowing of 16,400,000 Euros (or approximately $20,000,000) over a term of approximately seven years. It has customary fees and covenants associated with senior bank facilities.

        The Company's PIP.America subsidiary has reached settlement with plaintiffs in the matter of Salinas Landers, et. al. v. Poly Implant Protheses, S.A., et. al. Case No. 030377, filed in June 2003 in the Superior Court of San Luis Obispo County, California. The settlement requires PIP.America to pay the Product Replacement Program claims of certain named plaintiffs, a portion of their legal fees, and continue to administer its Product Replacement program in California. A motion for Good Faith Determination has been scheduled for mid-September, 2004. Pending an affirmative ruling from the Court, PIP.America will be dismissed from the case, which will proceed against the remaining defendants, none of whom are affiliated with PIP.America, its parent, subsidiaries or affiliates. PIP.America has tendered this case to Poly Implant Prostheses, S.A., for defense and indemnity.

        PIP.America has reached settlement in Marsha Dicken, et al. v. PIP/USA, Inc., et al., Case No. 2003-05588, filed in January 2003 in the District Court of Harris County, Texas. The settlement requires PIP.America pay the Product Replacement Program claims of the named plaintiffs and a portion of their legal fees. Plaintiffs have dismissed PIP.America from the case, which will proceed against the remaining defendants, none of whom are affiliated with PIP.America, its parent, subsidiaries or affiliates. PIP.America has tendered this case to Poly Implant Prostheses, S.A., for defense and indemnity.

PART I—FINANCIAL INFORMATION

ITEM 1. CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

MediCor, Ltd.
Consolidated Balance Sheet
March 31, 2005
(Unaudited)

Assets
Current assets:
Cash	$1,954,719
Receivables, less allowance for doubtful accounts of $1,297,133	6,075,848
Notes receivable, less allowance for doubtful accounts of $2,358,325	—
Inventories	3,867,623
Prepaid expenses and other current assets	55,683

Total current assets	11,953,873
Property, plant and equipment, net	2,813,017
Leased property under capital leases, net	2,610,383
Goodwill and other intangibles, net	40,648,679
Deposits	100,163
Other assets	655,705

Total assets	$58,781,820

Liabilities and Stockholders' Equity
Current liabilities:
Notes payable	$1,946,256
Note payable to related party	46,770,649
Accounts payable	6,178,807
Obligations under capital leases	189,050
Accrued expenses and other current liabilities	3,373,523
Payroll taxes payable	733,590
Interest payable to related party	2,401,315

Total current liabilities	61,593,190
Long-term convertible debentures	400,000
Long-term notes payable	11,899,110
Long-term obligations under capital leases	2,195,045
Long-term accrued liabilities	1,856,773

Total liabilities	77,944,118

Commitments and contingencies (Note V)
Preferred shares subject to mandatory redemption requirements	11,289,029
Stockholders' equity (deficit)
Common shares, $.001 par value, 100,000,000 shares authorized, 18,166,354 shares issued, 18,146,056 shares outstanding and 20,298 shares retired	18,112
Additional paid in capital—common stock	17,807,900
Deferred compensation	(53,000)
Accumulated (deficit)	(48,035,552)
Accumulated other comprehensive income (loss)	(188,787)

Stockholders' equity (deficit)	(30,451,327)

Total liabilities and stockholders' equity	$58,781,820

See accompanying notes to unaudited consolidated financial statements

 MediCor, Ltd.
Consolidated Statement of Operations and Comprehensive Income (Loss)
Three Months Ended March 31, 2005 and 2004
(Unaudited)

	2005	2004
Net sales	$7,130,409	$363,741
Cost of sales	4,838,448	117,815
Return of consigned inventory previously written down	—	(32,025)
Gross profit	2,291,961	277,951
Operating Expenses:
Selling, general and administrative expenses	4,371,063	2,264,520
Research and development	680,895	946,626

Operating income/(loss)	(2,759,997)	(2,933,195)
Net interest expense/(income)	1,152,087	312,585

Income/(loss) before income taxes	(3,912,084)	(3,245,780)
Income tax expense (benefit)	—	—

Net income/(loss)	(3,912,084)	(3,245,780)
Preferred dividends deemed	—
Preferred dividends in arrears Series A Preferred 8%	215,749	—

Net loss attributable to common stockholders	(4,127,833)	(3,245,780)

Other comprehensive income / (loss), net of tax:
Foreign currency translation adjustments	7,469	—

Comprehensive income / (loss)	$(4,120,364)	$(3,245,780)

Earnings per share data:
Weighted average shares, basic and diluted	18,146,056	17,604,113
Basic and diluted
Net loss per share	$(0.23)	$(0.18)

 MediCor, Ltd.
Consolidated Statement of Operations and Comprehensive Income (Loss)
Nine Months Ended March 31, 2005 and 2004
(Unaudited)

	2005	2004
Net sales	$19,418,722	$1,006,622
Cost of sales	11,572,713	260,510
Return of consigned inventory previously written down	(350)	(56,175)

Gross profit	7,846,359	802,287
Operating Expenses:
Selling, general and administrative expenses	13,544,476	5,131,484
Research and development	1,882,084	1,380,577

Operating income/(loss)	(7,580,201)	(5,709,774)
Net interest expense/(income)	3,681,570	797,953

Income/(loss) before income taxes	(11,261,771)	(6,507,727)
Income tax expense (benefit)	282,316	1,737

Net income/(loss)	(11,544,087)	(6,509,464)
Preferred dividends deemed	260,172
Preferred dividends in arrears Series A Preferred 8%	645,059	—

Net loss attributable to common stockholders	(12,449,318)	(6,509,464)

Other comprehensive income / (loss), net of tax:
Foreign currency translation adjustments	(188,787)	—

Comprehensive income / (loss)	$(12,638,105)	$(6,509,464)

Earnings per share data:
Weighted average shares, basic and diluted	18,112,930	17,566,142
Basic and diluted
Net loss per share	$(0.69)	$(0.37)

 MediCor, Ltd.
Consolidated Statements of Cash Flows
Nine Months Ended March 31, 2005 and 2004
(Unaudited)

	2005	2004
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(11,732,874)	$(6,509,464)
Adjustments to reconcile net loss to net cash utilized by operating activities:
Depreciation and amortization	835,657	367,609
Provision for doubtful accounts	3,138,008	(3,319,523)
Inventory write down	350	56,175
Non-employee stock options	144,383	22,928
Employee preferred stock	80,000	—
Directors restricted common stock	53,000	—
Changes in operating assets and liabilities
Receivables	(1,982,967)	3,320,957
Notes receivable	(2,053,897)	27,384
Inventories	(470,108)	(31,049)
Prepaid expenses and other current assets	689,804	(38,459)
Goodwill	(617,675)	—
Deposits	617,675	(600,000)
Other assets	(625,611)	(39,600)
Bank overdraft	—	(128,387)
Accounts payable	126,665	131,875
Accrued expenses and other current liabilities	394,379	(66,392)
Payroll taxes payable	236,329	10,503
Interest payable	1,893,353	358,232
Long term accrued liabilities	—	15,770

Net cash provided by (utilized) operating activities	(9,273,529)	(6,421,441)

CASH FLOWS FROM INVESTING ACTIVITIES:
Payments for property, plant and equipment	(805,721)	(24,583)
Payments for purchase of Laboratoires Eurosilicone S.A., net of cash acquired	(12,760,150)	—
Payments for purchase of Deramedics, net of cash aquired	(75,000)	—

Net cash provided by (utilized) investing activites	(13,640,871)	(24,583)

CASH FLOWS FROM FINANCING ACTIVITIES:
Principal payments under capital lease obligation	(226,289)	—
Proceeds from issuance of convertible debentures	—	1,350,000
Proceeds from issuance of short term debt	19,491,043	5,125,600
Proceeds from issuance of long term debt	10,786,063
Payments on convertible debentures	(200,000)
Receipts on short term debt	—	102,230
Payments on short term debt	(6,160,251)	(140,251)
Issuance of preferred stock	1,172,271	—
Issuance of common stock	29,977	11,489
Purchase of treasury stock	—	(39,999)

Net cash provided by (utilized) financing activities	24,892,814	6,409,069

EFFECT ON EXCHANGE RATE CHANGES ON CASH	(188,787)	—
Net increase in cash	1,789,627	(36,955)
Cash at beginning of period	165,092	50,631

CASH AT END OF PERIOD	$1,954,719	$13,676

SUPPLEMENTAL DISCLOSURE OF NON-CASH ACTIVITIES
Conversion of short-term debt to preferred stock	$250,000	$—
Conversion of short-term debt to common stock	$75,000
Issuance of preferred stock to employees/consultants	$80,000	$—
Issuance of common stock to directors	$53,000
The Company purchased all of the capital stock of Laboratories Euorsilcone S.A.S. for $43,297,915. In conjunction with the acquisition, liabilities were assumed as follows:
Fair value of assets acquired	$15,870,718
Goodwill	$36,392,429
Cash paid for capital stock	$(43,297,915)

Liabilities assumed	$(8,965,232)

Included in the fair value of assets acquired and liabilities assumed is $2,532,081 for capital lease obligations.
The Company purchased all of the capital stock of Dermatological Medical Products and Specialites, S.A. de C.V. for $75,000. In conjunction with the acquisition, liabilities were assumed as follows:
Fair value of assets acquired	$75,000
Cash paid for capital stock	$(75,000)

Liabilities assumed	$—

A capital lease obligation of $262,496 was incurred when the Company entered into a lease for new vehicles.
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the period for:
Interest	$1,948,429	$390,701
Taxes	$—	$1,737

See accompanying notes to unaudited consolidated financial statements

 MEDICOR LTD.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2005

Note A—Description of Business

        MediCor Ltd. (the "Company" or "MediCor") is a global health care company that acquires, develops, manufactures and markets products primarily for the aesthetic, plastic surgery and dermatology markets. Current products include breast implant products and scar management products. The Company's breast implant products are currently sold in approximately 85 countries, but are not sold in the United States or Canada. Our products are sold primarily in foreign (non-U.S.) countries and foreign sales are currently about 95% of total sales, with Brazil accounting for about 15% of sales. Revenue from scar management products accounts for less than 7% of total sales. The Company sells its products to hospitals, surgical centers and physicians primarily through distributors, as well as through direct sales personnel. MediCor was founded in 1999 by chairman of the board Donald K. McGhan, the founder and former chairman and chief executive officer of Inamed Corporation, McGhan Medical and McGhan Limited. MediCor's objective is to be a leading supplier of selected international medical devices and technologies. To achieve this strategy, MediCor intends to build upon and expand its business lines, primarily in the aesthetic, plastic and reconstructive surgery and dermatology markets. MediCor intends to accomplish this growth through the expansion of existing product lines and offerings and through the acquisition of companies and other assets, including intellectual property rights and distribution rights.

Note B—Summary of Significant Accounting Policies

Principles of Consolidation

        The consolidated financial statements include the accounts of the Company and all of its subsidiaries in which a controlling interest is maintained. All inter-company accounts and transactions have been eliminated. Certain prior period amounts in previously issued financial statements have been reclassified to conform to the current period presentation. The consolidated financial statements have been prepared in United States dollars.

Critical Accounting Policies and Use of Estimates

        The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires the Company to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and disclosure of contingent assets and liabilities. On an on-going basis, the Company evaluates its estimates and judgments, including those related to revenue recognition, inventories, adequacy of allowances for doubtful accounts, valuation of long-lived assets and goodwill, income taxes, litigation and warranties. The Company bases its estimates on historical and anticipated results and trends and on various other assumptions that the Company believes are reasonable under the circumstances, including assumptions as to future events. The policies discussed below are considered by management to be critical to an understanding of the Company's financial statements. These estimates form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. By their nature, estimates are subject to an inherent degree of uncertainty. Actual results may differ from those estimates.

Revenue Recognition

        The Company recognizes product revenue, net of sales discounts, returns and allowances, in accordance with Staff Accounting Bulletin No. 104, "Revenue Recognition" ("SAB No. 104") and

Statement of Financial Accounting Standards No. 48, "Revenue Recognition When Right of Return Exists" ("SFAS No. 48"). These statements establish that revenue can be recognized when persuasive evidence of an arrangement exists, delivery has occurred and all significant contractual obligations have been satisfied, the fee is fixed or determinable, and collection is considered probable. The Company recognizes revenue upon delivery of product to third-party distributors and customers and does not allow for bill-and-hold sales. Due to the widespread holding of consignment inventory in the Company's industry, the Company also recognizes revenue when the products are withdrawn from consignment inventory in hospitals, clinics and doctors' offices. The Company does not offer price protection to its third-party distributors and customers and accept product returns only if the product is defective. Appropriate reserves are established for anticipated returns and allowances are based on product return history. The Company believes its estimate for anticipated returns is a "critical accounting estimate" because it requires the Company to estimate returns and, if actual returns vary, it could have a material impact on reported sales and results of operations. Historically the Company's estimates of return rates have not fluctuated from the actual returns by more than 1% to 2%.

Allowance for Doubtful Accounts

        MediCor maintains allowances for doubtful accounts for estimated losses resulting from the inability of some of its customers to make required payments. The allowances for doubtful accounts are based on the analysis of historical bad debts, customer credit-worthiness, past transaction history with the customer, current economic trends, and changes in customer payment terms. If the financial condition of MediCor's customers were to deteriorate, adversely affecting their ability to make payments, additional allowances may be required.

Inventories

        Inventories are stated at the lower of cost or market using the first-in, first-out ("FIFO") method. The Company may write down its inventory for estimated obsolescence or unmarketable inventory equal to the difference between the cost of inventory and the estimated market value based upon assumptions about future demand and market conditions.

Property and Equipment

        Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is recorded on the straight-line basis over the estimated useful lives of the assets, which range from three to ten years. Amortization of leasehold improvements is based upon the estimated useful lives of the assets or the term of the lease, whichever is shorter. Significant improvements and betterments are capitalized, while maintenance and repairs are charged to operations as incurred. Asset retirements and dispositions are accounted for in accordance with Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment and Disposal of Long Lived Assets" ("SFAS No. 144"), as described below.

Accounting for Long-Lived Assets

        The Company accounts for long-lived assets, other than goodwill, in accordance with the provisions of SFAS No. 144, which supersedes SFAS No. 121 "Accounting for the Impairment of Long-Lived

Assets and for Long-Lived Assets to be disposed of." This statement creates one accounting model, based on the framework established in SFAS No. 121, to be applied to all long-lived assets including discontinued operations. Adoption of this statement had no material effect on the financial position or results of operations. SFAS No. 144 requires, among other things, that an entity review its long-lived assets and certain related intangibles for impairment whenever changes in circumstances indicate that the carrying amount of an asset may not be fully recoverable. The Company believes the estimate of its valuation of long-lived assets is a "critical accounting estimate" because if circumstances arose that led to a decrease in the valuation, it could have a material impact on the Company's results of operations. With the exception of the third-party purchase agreements which were written off in June 2004, as described in Note J to the financial statements included in our annual report on Form 10-KSB, the Company does not believe that any other changes have taken place.

Goodwill and Other Intangible Assets

        Goodwill represents the excess of the purchase price over the estimated fair value of identified assets the businesses acquired. Other intangible assets are recorded at fair value and amortized over periods ranging from three to 17 years. The Company adopted SFAS No. 142, "Goodwill and Other Intangible Assets" in January 2002. As a result, goodwill is no longer amortized, but is subject to a transitional impairment analysis and is tested for impairment on an annual basis. The test for impairment involves the use of estimates related to the fair values of the business operations with which goodwill is associated and is usually based on a market value approach. Other intangible assets are amortized using the straight-line method over their estimated useful lives and are evaluated for impairment under SFAS No. 144.

Product Replacement Programs

        III Acquisition Corp. d/b/a PIP.America ("PIP.America"), a subsidiary of the Company in the U.S., provides a product replacement program to surgeons for deflations of breast implant products for a period of ten (10) years from the date of implantation. For each deflation, the surgeon receives financial assistance plus a free implant replacement. Management estimated the amount of potential future product replacement claims based on statistical analysis. Expected future obligations are determined based on the history of product shipments and claims and are discounted to a current value, and this amount is reserved. Changes to actual claims, interest rates or other estimations could have a material impact on the statistical calculation which could materially impact the Company's reserves and results of operations. Although these products are not currently being sold (because they are in the process of obtaining FDA approval, as more fully described below), they were sold under a distribution agreement prior to November 2000 and a reserve for product replacements is maintained for the products sold in prior years. ended Eurosilicone, a subsidiary of the Company located in France, has not to date provided a product replacement program or any similar program. Historically, it has also solely relied on third-party distributors. As a result, Eurosilicone does not maintain a reserve.

        For the nine months ended March 31, 2005, PIP.America has paid $1,746,052 with respect to settlements under its product replacement program for products previously sold under its distribution agreement with Poly Implants Protheses S.A. ("PIP"), a third-party manufacturer of breast implants. Due to PIP.America's agreement with PIP, this amount has been recorded under the revolving promissory note as described in Note G, and therefore does not impact our reserve listed below. As of March 31, 2005 PIP.America's product replacement program reserve consisted of:

Product Replacement Reserve
Balance at June 30, 2004	$2,057,991
Accruals for warranties issued during the period	—
Settlements incurred during the period	—

Balance at March 31, 2005	$2,057,991

Shipping and Handling Costs

        Shipping and handling costs incurred by the Company are included under cost of sales.

Research and Development

        Research and development costs are expensed by the Company as incurred, including the costs of clinical studies and other regulatory approval activities.

Stock-Based Compensation

        The Company has adopted the provisions of SFAS No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"). In accordance with SFAS No. 123, MediCor has elected the disclosure-only provisions related to employee stock options and follows the intrinsic value method in Accounting Principals Board Opinion No. 25, "Accounting for Stock Issued to Employees, ("APB Opinion No. 25") in accounting for stock options issued to employees. Under APB Opinion No. 25, compensation expense, if any, is recognized as the difference between the exercise price and the fair value of the common stock on the measurement date, which is typically the date of grant, and is recognized over the service period, which is typically the vesting period.

        The Company accounts for options and warrant grants to non-employees using the guidance prescribed by SFAS No. 123, Financial Accounting Standards Board ("FASB") Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation, and Interpretation of APB No. 25," and Emerging Issue Task Force ("EITF") No. 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or In Conjunction with Selling, Goods, or Services, ("EITF No. 96-18") whereby the fair value of such option and warrant grants are measured using the Fair Value Based Method at the earlier of the date at which the non-employee's performance is completed or a performance commitment is reached.

        The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of SFAS No. 123, "Accounting for Stock-Based Compensation," to stock-based employee compensation including the required disclosures of SFAS

No. 148, "Accounting for Stock-Based Compensation—Transition and Disclosure—and Amendment of FASB Statement No. 123" ("SFAS No. 148").

	Nine Months Ended March 31, 2005	Nine Months Ended March 31, 2004
Net Loss, as reported	$(12,449,318)	$(6,509,464)
Add: Total stock-based non-employee compensation expense determined under fair value based method for all awards, net of related tax effects	145,875	—
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(819,000)	(331,006)

Pro forma net loss	$(13,122,443)	$(6,840,470)

Loss per share:
Basic and diluted—as reported	$(0.69)	$(0.37)
Basic and diluted—pro forma	$(0.72)	$(0.39)

        These pro forma amounts may not be representative of future disclosures since the estimated fair value of stock options is amortized to expense over the vesting period, and additional options may be granted in future years.

        The estimated fair value of each MediCor option granted is calculated using the Black-Scholes pricing model. The weighted average assumptions used in the model were as follows:

	2005	2004
Risk-free interest rate	3.50%	6.00-6.50%
Expected years until exercise	7 Years	3-4 Years
Expected stock volatility	50.0%	0.0%
Dividend yield	0%	0%

Income Taxes

        Deferred income tax assets or liabilities are computed based on the temporary differences between the financial statement and income tax bases of assets and liabilities using the statutory marginal income tax rate in effect for the years in which the differences are expected to reverse. Deferred income tax expenses or credits are based on the changes in the deferred income tax assets or liabilities from period to period. A valuation allowance against deferred tax assets is required if, based on the weight of available evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized. The valuation allowance should be sufficient to reduce the deferred tax asset to the amount that is more likely than not to be realized.

Effects of Recent Accounting Pronouncements

        In December 2003, the SEC adopted SAB No. 104 which codifies, revises, and rescinds certain sections of SAB No. 101, "Revenue Recognition," in order to make this interpretive guidance consistent with current authoritative accounting and auditing guidance and SEC rules and regulations. The changes in SAB No. 104 did not have a material impact on the Company's financial position or results of operations.

        In March 2004, FASB approved the consensus reached on the EITF Issue No. 03-01, "The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments" ("EITF No. 03-01"). The objective of this Issue is to provide guidance for identifying impaired investments. EITF No. 03-01 also provides new disclosure requirements for investments that are deemed to be temporarily impaired. The accounting provisions of EITF No. 03-01 are effective for all reporting periods beginning after June 15, 2004, while the disclosure requirements are effective only for annual periods ending after June 15, 2004. The Company has evaluated the impact of the adoption of EITF No. 03-01 and do not believe it will be significant to our results of operations or financial position.

        In July 2004, FASB released draft abstract EITF Issue No. 04-08, "The Effect of Contingently Convertible Debt on Diluted Earnings per Share" ("EITF No. 04-08"), for comment. The objective of EITF No. 04-08 is to provide guidance for whether contingently convertible debt instruments should be included in diluted earnings per share calculations. The draft abstract reflects the EITF's tentative conclusion that contingently convertible debt should be included in diluted earnings per share calculations regardless of whether or not the trigger price has been reached. In its September meeting, the EITF confirmed the July conclusion, and the guidance becomes effective December 15, 2004. The Companyt does not believe the impact of EITF No. 04-08 will be significant to its results of operations or financial position. The Company expects to adopt the guidance in the quarter ended March 31, 2005.

        In November 2004, the FASB issued SFAS No. 151, "Inventory Costs—An Amendment of ARB No. 43, Chapter 4" ("SFAS No. 151"). SFAS No. 151 requires abnormal amounts of idle facility expense, freight, handling costs, and wasted material be recognized as current-period charges. In addition, SFAS 151 requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. This statement is applicable to fiscal years beginning after June 15, 2005. The Company does not anticipate the adoption of SFAS 151 will have a material impact on its financial position or results from operations.

        In December 2004, FASB issued Statement of Financial Accounting Standards SFAS No. 123R, Share-Based Payment, which establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. A key provision of this statement is the requirement of a public entity to measure the cost of employee services received in exchange for an award of equity instruments (including stock options) based on the grant date fair value of the award. That cost will be recognized over the period during which an employee is required to provide service in exchange for the award (i.e., the requisite service period or vesting period). This standard becomes effective for the Company January 1, 2006 as the Company is currently a small business issuer.

Note C—Interim Reporting

        The accompanying unaudited consolidated financial statements for the three- and nine-month periods ended March 31, 2005 and March 31, 2004, have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information and with instructions to Form 10-QSB and Item 310 of Regulation S-B. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements. In the opinion of management, all adjustments (consisting only of normal recurring accruals, unless otherwise indicated) considered necessary for a fair presentation of the results of operations for the indicated periods have been included. Certain amounts recorded in previous periods have been reclassified to conform to the current period presentation. Operating results for the nine months ended March 31, 2005 are not necessarily indicative of the results for the full fiscal year.

Note D—Major Customers

        During the three and nine months ended March 31, 2005, two different distributor customers accounted for 13% and 15%, respectively, of the Company's consolidated revenue. Revenue related to these two distributors for the three and nine months ended March 31, 2004 is not comparable due to the acquisition of Eurosilicone.

Note E—Cash and Cash Equivalents

        All highly liquid investments with original maturities of three months or less at the date of purchase are considered to be cash equivalents.

Note F—Accounts Receivable

        Accounts receivable at March 31, 2005 consisted of:

March 31, 2005
Accounts receivable	$7,372,981
Allowance for doubtful accounts	(1,297,133)

Total	$6,075,848

        Changes in allowance for doubtful accounts are as follows:

Balance July 1, 2004	$213,021
Provisions/(recovery)	1,084,112
Write-offs	—

Balance March 31, 2005	$1,297,133

Note G—Notes Receivable

        Notes receivable at March 31, 2005 consisted of:

March 31, 2005
Notes receivable	$2,358,325
Allowance for doubtful accounts	(2,358,325)

Total	$—

        Poly Implants Protheses S.A. ("PIP"), a third-party manufacturer of breast implants located in France, issued to the Company's PIP.America subsidiary a revolving promissory note for certain sums to come due to PIP.America based on PIP.America's and the manufacturer's administration of product replacement and product replacement related claims. These amounts have been fully reserved for, as an allowance for doubtful account, due to the lack of past payments and uncertain prospect of collection.

Note H—Inventories

        Inventories at March 31, 2005 consisted of:

March 31, 2005
Raw Materials	$842,859
Work in Process	339,349
Finished Goods	2,685,415

Total	$3,867,623

Note I—Property and Equipment

        Property and equipment at March 31, 2005 consisted of:

March 31, 2005
Automobiles	$86,043
Computer Equipment and tools and dies	362,592
Furniture, Fixtures and equipment	455,907
Land and buildings	2,260,800
Leasehold Improvements	107,748
Machinery and equipment	343,956

Subtotal	3,617,046
Accumulated depreciation	(804,028)

Total	$2,813,018

        Depreciation expense was $107,733 for the three months ended March 31, 2005 and $33,320 for the three months ended March 31, 2004. Depreciation expense was $391,648 for the nine months ended March 31, 2005 and $99,084 for the same period a year ago. The increase for the three and nine-month periods is due to the depreciation of the acquired assets of Eursolicone.

Note J—Goodwill and Other Intangibles

        Goodwill and other intangibles as of March 31, 2005 consisted of:

March 31, 2005
Goodwill	$38,010,107
Distribution Agreements, Non-Compete and Other	425,418
Patents	3,100,000

Subtotal	41,535,525
Accumulated Amortization—Goodwill	(41,973)
Accumulated Amortization—Distribution Agreements, Non-Compete and Other	(242,376)
Accumulated Amortization—Patents	(602,497)

Subtotal	(886,846)
Total	$40,648,679

        Amortization expense for the three months ended March 31, 2005 was $84,799, compared to $87,883 for the prior period ended March 31, 2004. The amortization for the nine months ended March 31, 2005 was $259,814, compared to $268,525 with the prior period ended March 31, 2004.

        The estimated amortization expense for the next five years consists of:

	March 31, 2006	March 31, 2007	March 31, 2008	March 31, 2009	March 31, 2010
Distribution Agreements	22,500	22,500	22,500	22,500	22,500
Patents	295,029	295,029	295,029	295,029	295,029

Total	$317,529	$317,529	$317,529	$317,529	$317,529

Note K—Leased Property under Capital Leases

        The following is an analysis of the leased property under capital leases by major classes. All of this property is located in France as a part of our Eurosilicone subsidiary:

March 31, 2005
Buildings	$2,395,637
Vehicles	398,941

Subtotal	2,794,578
Accumulated Depreciation	(184,195)

Subtotal	(184,195)
Total	$2,610,383

        Depreciation expense was $64,882 for the three months ended March 31, 2005 and $184,195 for the nine months ended March 31, 2005.

        The following is a schedule by years of future minimum lease payments under capital leases that have initial or remaining noncancelable lease terms in excess of one year as of March 31, 2005:

Year ended March 31,	Amount
2006	$469,342
2007	453,840
2008	432,520
2009	405,232
2010	336,480
Later years	733,764

Total minimum payments required	$2,831,178

Note L—Deposits and Other Assets

        Deposits at March 31, 2005 totaled $100,163. These are security deposits on office leases and with local utility companies.

        Other assets consisted of security investments of $32,100 and debt acquisition costs of $623,605 at March 31, 2005.

Note M—Accrued Expenses

        Accrued expenses and other current liabilities at March 31, 2005 consisted of:

March 31, 2005
Consulting	$296,647
Wages and paid leave	1,501,709
Product replacement reserve	718,574
Other	856,593

Total	$3,373,523

        Consulting fees consisted of amounts relating to a consulting agreement. Other accrued expenses included interest and legal expenses.

        Long-term accrued liabilities at March 31, 2005 consisted of:

March 31, 2005
Legal settlement	$517,356
Product replacement reserve	1,339,417

Total	$1,856,773

Note N—Convertible Debentures

        Long-term convertible debentures at March 31, 2005 were $400,000. These convertible debentures are convertible after one year and at the 18-month, 24-month, 30-month and 36-month anniversary of the issuance date at the holder's discretion to shares of the Company's common stock at a price equal to the greater of $5.00 or seventy-five percent (75%) of the daily weighted average trading price per share of the Company's common stock over a period of twenty (20) trading days prior to the conversion date. These convertible debentures mature between April 2006 and August 2006.

        During the quarter ended March 31, 2005, we did not incur any costs relating to these convertible debentures.

Note O—Notes Payable

        Short-term notes payable of $1,946,256 at March 31, 2005 consisted of several notes which ranged from $26,855 to $1,854,320 with annual interest rates of between 3.39% and 8%. The Company also has an outstanding balance at March 31, 2005 of $46,770,649 under a note payable to an affiliate, as described in Note P.

        During the quarter ended March 31, 2005, the Company drew an additional $3,965,559 from a bank term loan for the performance payments to the previous shareholders as described in Note V. The short-term portion of this debt is $566,508 and the remaining $3,399,051 will be required to be paid back in the next six years.

        Long-term notes payable consisted of a bank term loan in the amount of $11,125,919 for a term of seven years denominated in Euros with an annual interest rate based on nine-month Libor plus 2.25%. The variable interest rate as of March 31, 2005 was 4.46%. In addition, we have several notes which ranged from $13,427 to $333,133 with terms of between twenty-one months and four years, with annual rates of interest between 3.39% 5.25%.

        Future maturities of long-term debt are as follows:

Year ended March 31,	Amount
2006	$2,181,780
2007	2,118,288
2008	2,018,161
2009	1,872,623
2010	1,854,320

Subtotal	10,045,172
Payments over five years	1,854,320

Total	$11,899,492

Note P—Related Party Transactions

        International Integrated Industries, LLC ("LLC") is a family holding company in which the chairman of the Company, Mr. Donald K. McGhan, has a controlling interest. Neither the Company nor any of its subsidiaries has any direct ownership in LLC. LLC acted on behalf of the Company by funding significant expenses incurred for which the Company has a revolving loan agreement as shown on the Company's Consolidated Balance Sheet of $46,770,649 at March 31, 2005. The outstanding balance of the note payable accrues interest at an annual interest rate of ten percent (10%) per annum. During the three months ended March 31, 2005, LLC advanced $2,670,000 to the Company, of which none was repaid. For the nine months ended March 31, 2005, LLC advanced $17,890,000 to the Company, of which $5,435,752 was repaid. Interest expense relating to this note payable was $1,117,931 for the three months ended March 31, 2005 and $3,810,338 for the nine months ended March 31, 2005. The unpaid liability for these expenses is included in the Company's note payable to affiliates, which is contained in the financial statements presented herein. The Company had a commitment from LLC to fund operating shortfalls as necessary for fiscal 2005.

        In October 2003, the Company entered into a reimbursement agreement with a company controlled by its chairman for the reimbursement of expenses incurred in the operation of its private plane when used for MediCor business. The reimbursement agreement is effective for expenses incurred for MediCor business purposes. The Company recognized a total of $163,406 for the three months ended March 31, 2005 and $806,062 for the nine months ended March 31, 2005 in expenses pursuant to the reimbursement agreement. All expenses recognized pursuant to the reimbursement agreement have been included by the Company in selling, general, and administrative expenses. In June 2004, MediCor replaced this reimbursement agreement with a dry lease agreement effective June 1, 2004. Under this agreement, only costs directly tied to MediCor's use of the plane asset are reimbursable to the lessor. All other operating costs (such as fuel, pilot wages, food, etc.) will be paid directly by the Company or through a disbursement agent to those third parties and only when the plane is used for MediCor business purposes.

Note Q—Federal Income Taxes

        The Company follows FAS 109 for reporting income taxes. The income tax expense (benefit) reflected in the Consolidated Statements of Operations for the Company for the periods noted consist of:

	March 31, 2005	March 31, 2004
Current	$(4,180,684)	$(1,109,653)
Deferred	(218,165)	(87,152)

Total Benefit	$(4,398,849)	$(1,196,805)
Less allowance for realization of deferred tax asset	(4,681,165)	(1,196,805)

Total Tax Expense	$282,316	$—

        The current tax expense for the quarter ended March 31, 2005 resulted from income tax paid on a foreign subsidiary. As of March 31, 2005, the Company recorded an allowance of $16,047,153 against certain future tax benefits, the realization of which is currently uncertain. The deferred differences related to certain accounts receivable, accrued warranties, and depreciation/amortization not currently deductible as expenses under Internal Revenue Service provisions. Although the Company recorded this allowance to the deferred tax assets, the Company may still utilize the future tax benefits from net operating losses for 20 years from the year of the loss to the extent of future taxable income. The estimated net operating losses for tax purposes of approximately $25 million will expire over several years ending in 2024.

        Primary components of the deferred tax assets at the periods noted were approximately as follows:

March 31, 2005
Computed expected income tax asset/(liability) at 34%	$4,463,000
Adjustments
Net operating loss	10,325,250
Allowance for bad debt	368,598
Warranty reserve	699,717
Depreciation and amortization	190,588

Income tax benefit	$16,047,153
Less allowance for realization of deferred tax asset	(16,047,153)

Deferred tax asset, net	$—

Note R—Preferred Stock

        The Company authorized a series of 45,000 shares of preferred stock designated as Series A 8.0% Convertible Preferred Stock ("Series A Preferred") on July 5, 2004. The Series A Preferred has a par value of $.001 per share with a liquidation preference of $1,000 per share. In the event of liquidation, shareholders of the Series A Preferred shall be entitled to receive priority as to distribution over common stock. The Series A Preferred stock is convertible into common stock at any time at a conversion price of $3.85 per share until June 30, 2010, subject to potential adjustment in the event certain EBITDA or common stock value targets are not met. On June 30, 2011 all unconverted shares to common stock will be subject to a mandatory redemption. The redemption price of $1,000 per share plus $1,000 per whole share for all accrued and unpaid paid-in-kind dividends and any other accrued and unpaid dividends, whether or not declared which amount will be payable by the Company in cash. At March 31, 2005, the Company had outstanding an aggregate of 10,937 shares, issued for aggregate consideration of $10,937,000.

Note S—Loss per Share

        A reconciliation of weighted average shares outstanding, used to calculate basic loss per share, to weighted average shares outstanding assuming dilution, used to calculate diluted loss per share, follows:

	Nine Months Ended March 31, 2005			Nine Months Ended March 31, 2004
	Income (Numerator)	Shares (Denominator)	Per-Share Amount	Income (Numerator)	Shares (Denominator)	Per-Share Amount
Net Income (Loss) before preferred stock dividends	(11,544,087)			(6,509,464)
Less: Preferred stock dividends	905,231			—
Basic EPS	(12,449,318)	18,112,930	(0.69)	(6,509,464)	17,566,142	(0.37)
Effect of dilutive securities	—

Diluted EPS	$(12,449,318)	18,112,930	(0.69)	$(6,509,464)	17,566,142	(0.37)

        Common equivalent shares of 5,367,261 have been excluded from the computation of diluted earnings per share because their effect would be anti-dilutive.

Note T—Stock Options and Warrants

        The Company has a stock option plan for key employees and consultants. There were 4,242,680 shares reserved for issuance pursuant to the Company's stock option plan and up to 4,100,000 shares were reserved for issuance pursuant to stand-alone options granted in connection with employment agreements. The Company's employee share option activity for and related information is summarized below:

	Options	Weighted Average Exercise Price
Outstanding Options at June 30, 2004	2,121,152	$3.11
Granted	390,000	$3.40
Exercised	—	$0.00
Cancelled	(62,134)	$1.61

Outstanding Options at March 31, 2005	2,449,018	$3.19

Options exercisable at end of period	688,138	$2.84

        The following table summarizes information about employee stock options outstanding at March 31, 2005:

Outstanding				Exercisable
Range of Exercise Prices	Number of Options	Weighted Average Remaining Years of Contractual Life	Weighted Average Exercise Price	Number of Options	Weighted Average Exercise Price
$1.00-$2.01	799,018	4.8	$1.75	350,430	$1.67
$3.00-$3.80	650,000	6.1	$3.44	96,875	$3.48
$4.15-$4.30	1,000,000	6.1	$4.24	220,833	$4.24

        The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of SFAS No. 123, "Accounting for Stock-Based Compensation," to stock-based employee compensation including the required disclosures of SFAS No. 148, "Accounting for Stock-Based Compensation—Transition and Disclosure—and Amendment of FASB Statement No. 123" ("SFAS No. 148").

	Nine Months Ended March 31, 2005	Nine Months Ended March 31, 2004
Net Loss, as reported	$(12,449,318)	$(6,509,464)
Add: Total stock-based non-employee compensation expense determined under fair value based method for all awards, net of related tax effects	145,875	—
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(819,000)	(331,006)

Pro forma net loss	$(13,122,443)	$(6,840,470)

Loss per share:
Basic and diluted—as reported	$(0.69)	$(0.37)
Basic and diluted—pro forma	$(0.72)	$(0.39)

        These pro forma amounts may not be representative of future disclosures since the estimated fair value of stock options is amortized to expense over the vesting period, and additional options may be granted in future years.

        The estimated fair value of each MediCor option granted is calculated using the Black-Scholes pricing model. The weighted average assumptions used in the model were as follows:

	2005	2004
Risk-free interest rate	3.50%	6.00-6.50%
Expected years until exercise	7 Years	3-4 Years
Expected stock volatility	50.0%	0.0%
Dividend yield	0%	0%

        The Company also has outstanding warrants to purchase 80,776 shares of common stock that were issued to consultants in connection with consulting agreements. Warrants were granted between 1999 and 2001 at prices between $.08 and $1.61. All such warrants granted had an exercise price equal to the market value of the underlying common stock on the date of grant.

Note U—Business Segment Information

        The Company is a corporate entity with a number of wholly-owned, autonomous subsidiaries which operate as single business units in a single industry segment across multiple geographic locations within the U.S. and internationally and, as such, does not have multiple segments to report. Revenues from customers and distributors attributable to various foreign countries outside the U.S were material. Sales in foreign (non-U.S.) countries are currently about 95% of total sales, with the largest country accounting for about 15% of sales. Additionally, a significant amount of revenues and costs are Euro denominated. Long-lived assets attributable to various foreign countries outside the U.S. were material and equaled about $39 million, located in France. Amounts attributable to the U.S. were approximately $4 million.

Note V—Commitments and Contingencies

        The Company has received a written commitment from LLC, an affiliate of its chairman, to provide sufficient cash to fund any operating loss through April 1, 2006. The same entity has provided the Company an aggregate of over $62 million in funding from the Company's inception through March 31, 2005. The future funding may take the form of debt or equity or a combination thereof.

        Pursuant to an Asset Purchase Agreement signed April 25, 2002, one of the Company's subsidiaries agreed to acquire substantially all of the assets of a privately-held United States medical products distributor, Hutchison International, Inc. Pursuant to an amendment dated October 16, 2003 to the Asset Purchase Agreement, the purchase price was amended to equal the deposits made by the Company's subsidiary as of October 16, 2003, plus an additional agreed payment in cash at closing and issuance of MediCor Ltd. equity at closing. The closing was conditioned upon the distributor acquiring necessary governmental approvals for commercialization in the United States of the products to be distributed. The Company's subsidiary is no longer obligated to make additional deposits against the purchase price, but it has committed to fund all future expenses associated with obtaining required government approvals. As of June 30, 2004, the Company booked a reserve for the entire deposit, due to various uncertainties related to this third-party distributor. In a subsequent event, as described in Note X, the Company completed the purchase of selected assets and liabilities of privately-held Hutchison International, Inc.

        The Company's PIP.America subsidiary has a distribution agreement with Poly Implants Protheses S.A. ("PIP"), a third-party manufacturer of breast implants located in France. This agreement covers the sale by PIP.America of PIP's saline, pre-filled breast implant products in North America; although no sales were reported in the year ending June 30, 2004 because these products are not currently approved for distribution in North America. Previously, the manufacturer was undertaking the process of securing FDA approval for these products. At March 30, 2004, PIP.America had $3,444,802 of accounts receivable from the manufacturer, representing amounts owed to PIP.America under the terms of the distribution agreement. These amounts have been fully reserved for, with an allowance for doubtful account, due to the lack of payment and uncertain prospect of collection. Effective March 30, 2004, PIP.America and the manufacturer amended the distribution agreement to provide for, among other things, transferring administration, funding and ownership of the pre-market approval application process to PIP.America. In conjunction with this change, PIP.America forgave certain amounts owed by the manufacturer, and the parties amended the pricing terms. The amendments obligate PIP.America to fund the ongoing clinical and regulatory costs and expenses. The amount and timing of these costs is unknown and may be material. The likelihood and timing of obtaining FDA approval are also uncertain. Concurrently, the manufacturer issued to PIP.America a revolving promissory note for certain sums to come due to PIP.America based on PIP.America's and the manufacturer's administration of product replacement and product replacement related claims. The principal amount under the note as of March 31, 2005 was $2,358,325. 20 As more fully described under Note W, the Company's Eurosilicone Holdings SAS subsidiary may be committed to make additional performance payments to the previous shareholders of Eurosilicone, over the next two years, in connection with revenue targets. These payments might be as high as €3,000,000 for each year. Eurosilicone Holdings plans on funding these amounts under the commitments of the bank loan described under Note O. For the quarter ended March 31, such a payment was made and funded under the bank loan agreement in the amount of $3,965,559.

        In October 1999, June 2000 and July 2003, separate but related complaints were filed by Saul and Ruth Kwartin, Steven M. Kwartin, and Robert and Nina Kwartin respectively, against our PIP.America subsidiary as co-defendant with PIP/USA, Inc. and Poly Implants Protheses, S.A., each unaffiliated with MediCor, and Jean Claude Mas, Jyll Farren-Martin and our chairman, personally, in the Circuit Court of Miami-Dade County, Florida. The Kwartin family members' claims are primarily premised on allegations that plaintiffs are shareholders of PIP/USA, Inc. ("PIP/USA") or have statutory and common law rights of shareholders of PIP/USA as a result of loans or investments allegedly made to or into PIP/USA or a third party or under an alleged employment agreement. Plaintiffs allege that, as a result, they have certain derivative or other rights to an alleged distribution agreement between Poly Implants Prostheses, S.A. ("PIP-France") and PIP/USA. Plaintiffs claim, among other things, that PIP.America and its chairman tortiously interfered with that agreement and with plaintiffs' other alleged rights as lenders, investors, shareholders, quasi-shareholders or employees of PIP/USA or other entities. In addition to monetary damages and injunctive relief, plaintiffs seek to reinstate the alleged distribution agreement between PIP/USA and PIP-France and invalidate PIP.America's distributor relationship with PIP-France. It is PIP.America's position that the Kwartin litigations are within the scope of the indemnification agreements.

        Initially, two cases were filed in October 1999 and June 2000, Case No. 99-25227-CA-01 and Case No. 00-14665-CA-01. Of the two, Case No. 99-25227 was dismissed. The same plaintiffs then, in September 2003, filed Case No. 0322537-CA-27, alleging similar claims to those included in the dismissed case. Also in September 2003, another member of the same family filed Case No. 03-15006-CA-09, again alleging similar claims on his own behalf. Plaintiffs are all members of one family who purport to be shareholders of PIP/USA, Inc. suing derivatively on its behalf or individually, and seeking to rescind various transactions between PIP.America and Poly Implants Protheses, S.A. and impose liability against PIP.America and its co-defendants for unspecified monetary damages arising out of alleged tortious and other purported wrongful acts concerning alleged relationships between plaintiffs, PIP/USA, Inc. and Poly Implants Protheses, S.A.

        Peggy Williams v. PIP/USA, Inc., Case No. 03 CH 9654, Jessica Fischer Schnebel, et al. v. PIP/USA, Inc., Case No. 03CH07239, Dawn Marie Cooper, et al. v. PIP/USA, Inc., Case No. 03CH11316, Miriam Furman, et al. v. PIP/USA, Inc., Case No. 03CH10832 and Karen S. Witt, et al. v. PIP/USA, Inc., Case No. 03CH12928 were filed in the Circuit Court of Cook County, Chancery Division, in or around July 2003. Counsel for Jessica Fischer Schnebel, et al. v. PIP/USA, Inc., Case No. 03CH07239 amended her class action complaint to include plaintiffs from the other four cases, and each of the others has been voluntarily dismissed. The consolidated amended complaint contains counts alleging product liability, breach of the implied warranties of merchantability and fitness for a particular purpose, violation of the Illinois Consumer Fraud Act and third-party beneficiary status. Unspecified monetary damages, exemplary damages and attorneys fees and costs are sought. PIP.America has filed a motion seeking to dismiss all counts but the third-party beneficiary claim. Plaintiffs have received several extensions to respond to the motion to dismiss—first to take depositions of PIP.America personnel, then to serve written discovery and then to digest PIP.America's answers to written discovery. Depositions of Medicor personnel have been taken, and PIP.America is currently in the process of answering written discovery. Plaintiffs will likely respond to the motion to dismiss by roughly July 31, 2005, and a ruling on the motion should come by September 2005. PIP.America has tendered this consolidated case to Poly Implant Protheses, S.A. (PIP-France) for defense and indemnity, and in late November 2004, PIP-France agreed to accept that tender. All other single-case Illinois litigation has been settled for de minimis amounts.

        On December 23, 2004, Europlex, a Mexican company, purported to file a lawsuit against Eurosilicone SAS, one of our French subsidiaries, in the Avignon Commercial Court in France, alleging that Eurosilicone implicitly terminated a distribution agreement between the parties by failing to deliver products ordered by Europlex pursuant to the agreement, among other allegations. As a result of these allegations, Europlex claims damages in amount of approximately $4,000,000 Euros. Eurosilicone SAS believes the suit is without merit and intends to defend against the alleged claims vigorously.

        Though it is not yet possible to predict the outcome of the cases described above, MediCor and its subsidiaries, as applicable, have denied plaintiffs' allegations and are vigorously defending themselves upon the merits of each lawsuit and against certification of any class. While MediCor and its subsidiaries are desirous to honor their respective obligations under their product replacement programs, the purported class action case above includes two distinctly different types of claims. The first of these arise from products sold by PIP/USA, Inc., with whom neither MediCor nor any of its affiliates are affiliated. This company sold implants manufactured by Poly Implants Protheses, S.A. prior to PIP.America's entry into the U.S. market, which occurred in late 1999. Because PIP.America did not sell these products, PIP.America similarly did not provide a product replacement program for or warrant these products. The next claims arise from products sold by PIP.America and associated to the product replacement program administered by PIP.America. With respect to claims arising from products sold by PIP.America, PIP.America is administering and fulfilling its obligations to its customers in the ordinary course of business, and for which it has taken appropriate reserves. Other than a limited, $500 portion of certain of its own product replacement claims that it is administering, PIP.America is indemnified by PIP/USA, Inc., Poly Implants Protheses, S.A., and Poly Implants Protheses, S.A.'s President, Jean Claude Mas, personally, from all claims, including those asserted above.

        PIP.America either already has, or is in the process of, asserting its indemnification claims and, in the event of an adverse judgment in any case, PIP.America intends to seek the benefits of this indemnity. As a result, the Company believes the costs associated with these matters will not have a material adverse impact on its business, results of operations or financial position.

        MediCor and its subsidiaries have been and will continue to be periodically named as a defendant in other lawsuits in the normal course of business, including product liability and product warranty claims. Litigation, particularly product liability litigation, can be expensive and disruptive to normal business operations and the results of complex proceedings can be very difficult to predict. Claims against MediCor or its subsidiaries have been and are periodically reviewed with counsel in the ordinary course of business. The Company presently believes it or its subsidiaries have meritorious defenses in all lawsuits in which MediCor or its subsidiaries are defendants, subject to the subsidiaries' continuing product replacement obligations, which the subsidiaries intend to continue to satisfy. While it is not possible to predict the outcome of these matters, the Company believes that the costs associated with them will not have a material adverse impact on its business, results of operations or financial position.

        The Company has operating leases for office, manufacturing and warehouse facilities under various terms expiring from 2007 to 2008. Lease expenses amounted to $120,919 and $94,144 for the three months ended March 31, 2005 and 2004, respectively. For the nine months ended March 31, 2005 lease expenses were $393,026 compared to $282,192 for the nine months ending March 31, 2004. Future minimum operating lease payments are approximated as follows:

Year ended March 31,	Amount
2006	244,662
2007	209,072
2008	75,884

Note W—Acquisitions

        On July 5, 2004, the Company, through its Eurosilicone Holdings SAS subdisiary, acquired all of the capital stock of Eurosilicone, a privately-held medical device manufacturer based in Apt, France. The primary reasons for acquiring Eurosilicone include its historical sales, cash flow and market share of the breast implant industry, its manufacturing facilities and its product line. Due to the relatively low book value of its current and fixed assets, as compared to the purchase price, this resulted in a significant amount of goodwill. There was no allocation of this amount to intangible assets, because no patents were acquired and the other relevant assets (e.g., customer-related, marketing-related, contracts) were initially determined to be insignificant and immaterial. However, the Company is continuing to evaluate this in detail and anticipates that it will determine and place a fair value upon completion of such valuation. Until completion of such evaluation, the Company cannot currently estimate any purchase price allocations. The financing for the acquisition was provided primarily by additional loans from International Integrated Industries, LLC, an affiliate of the Company's chairman. The Company may also be obligated to make additional performance payments based on revenue targets over the next two years.

        The financial statements reflect various purchase price allocations. In accordance with SFAS No. 141, "Business Combinations" ("SFAS No. 141"), the total purchase price was allocated to the tangible and intangible assets of Eurosilicone based upon their estimated fair values at the acquisition date with the excess purchase price allocated to goodwill. The purchase accounting adjustments made are based upon currently available information. Accordingly, the actual adjustments recorded in connection with the final purchase price allocation may be updated according SFAS No. 141, and any such changes may be material.

        The following table summarizes the components of the total purchase price and the allocation as of the date of acquisition and updated as of March 31, 2005:

	Book Value of Assets Acquired/ Liabilities Assumed	Purchase Price Adjustments		Preliminary Fair Value
Cash and cash equivalents	$1,929,698	$—		$1,929,698
Accounts receivable	5,625,350	(672,563	)(a)	4,952,787
Inventory	2,654,043	639,936	(c)	3,293,979
Other current assets	96,909	—		96,909

Total current assets	10,306,000	(32,627)		10,273,373
Property, plant and equipment	2,367,354	—		2,367,354
Leased property under capital leases	2,532,208	—		2,532,208
Goodwill	—	32,426,870	(d)	32,426,870
		3,965,559	(f)	3,965,559
Other long term assets	481,981	—		481,981

Total assets	$15,687,543	$36,359,802		$52,047,345

Accounts payable	2,774,978	—		2,774,978
Notes Payable	367,742	—		367,742
Obligations under capital leases	554,217	—		554,217
Other current liabilities	1,607,362	204,480	(c)	1,811,842
Long term notes payable	745,304	—		745,304
Long term obligations under capital leases	1,977,991	—		1,977,991
Long term accrued liabilities	—	517,356	(c)	517,356
Shareholders' equity	7,659,949	(7,659,949	)(b)	—
		39,332,356	(e)	39,332,356
		3,965,559		3,965,559

Total Liabilities and Shareholders' equity	$15,687,543	$36,359,802		$52,047,345

        In accordance with SFAS No. 142, goodwill will not be amortized and will be tested for impairment at least annually. The amounts contained in the purchase price allocation may change as additional information becomes available regarding the assets and liabilities acquired. The purchase price allocations are expected to be finalized before the year ended June 30, 2005. Any change in the fair value of the net assets will change the amount of the purchase price allocable to goodwill. There was no allocation to intangible assets because no patents were acquired and the other relevant assets (e.g., customer-related, marketing-related, contracts) were initially determined to be insignificant and immaterial. However, the Company is continuing to evaluate this in detail and anticipates that it will determine and place a fair value upon completion of such valuation. Until completion of such evaluation, the Company cannot currently estimate any purchase price allocations.

        The following adjustments have been reflected in the balance sheet.

  (a)
  To record an additional allowance for doubtful accounts as of the acquisition. In addition, to record a reserve against a short-term non-liquid deposit.

  (b)
  To eliminate historical shareholders' equity of Eurosilicone.

  (c)
  Reflects several one-time reserves as of the acquisition date, relating to inventory previously not recognized of $639,936. Also includes a legal settlement with a commercial agent for $517,536 incurred as contingency of the acquisition and an additional accrual for employee and product litigation of $204,480.

  (d)
  To reflect goodwill.

  (e)
  To record the purchase price of Eurosilicone.

  (f)
  To record performance payment required under the acquisition agreement which had occurred during the quarter ending March 31, 2005. Please see Note V for the possibility of additional performance payments.

        The following unaudited pro-forma financial information reflects the condensed consolidated results of operations of the Company as if the acquisition had taken place on July 1, 2003. The pro-forma financial information is not necessarily indicative of the results of operations had the transaction been effected on July 1, 2003.

	For the Nine Months Ended March 31,
	2005	2004
Net sales	$19,418,722	$16,226,327
Net income / (loss)	(12,638,105)	(4,610,891)
Diluted (loss) earnings per common share	(0.70)	(0.26)

        On August 27, 2004, the Company completed the acquisition of privately-held Dermatological Medical Products and Specialties, S.A. de C.V., a distributor of aesthetic, plastic and reconstructive surgery devices in Mexico.

Note X—Subsequent Events

        On April 25, 2005, one of the Company's subsidiries completed the purchase of selected assets and liabilities of privately-held Hutchison International, Inc., a third-party distributor of breast implants products in the United States for Biosil Limited. The completion of this transaction allowed the Company to, among other things, negotiate and ultimately enter into an exclusive distribution agreement directly with Biosil Limited for its breast implants in the United States. The acquisition itself will not have a significant impact on the operating results of the Company, since the operations have no existing revenue—pending FDA approval of the products. The various agreements call for payments in the form of stock and cash of about $3,375,000 as follows: cash payments of $625,000 and 366,667 shares of MediCor Ltd. common stock valued at $7.50, subject to future adjustment based on actual trading prices following approval for marketing the products in the United States.

To the Board of Directors and Shareholders of Laboratoires Eurosilicone S.A.
 Zone Industrielle "La Peyrolière"
84400 Apt

Report of Independent Auditors

        We have audited the accompanying balance sheets of Laboratoires Eurosilicone S.A. as of December 31, 2003 and 2002 and the related statements of operations and cash flows for each of the three years in the period ended December 31, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

        We conducted our audit in accordance with auditing standards generally accepted in France and in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Laboratoires Eurosilicone SA as of December 31, 2003, and 2002, and the results of its operations for each of the three years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in France.

        Accounting principles generally accepted in France vary in certain significant respects from accounting principles generally accepted in the United States of America. Information relating to the nature and effect of such differences is presented in Note 14 to the financial statements.

Paris, August 4, 2004
FCN—Société Française de Révision Bruno BLANCHY

LABORATOIRES EUROSILICONE S.A

BALANCE SHEET

DECEMBER 31, 2003 AND 2002

(EXPRESSED IN EURO'S)

	December 31, 2003	December 31, 2002
ASSETS
Non current assets
Intangible assets, net	2,456	4,074
Tangible assets, net
Land	86,822	66,679
Buildings	101,494	107,784
Machinery and equipments	736,597	861,562
Other tangible assets	754,841	407,657
Construction in progress	87,297	165,800
Advances and payment on account	31,828	34,245
Investments	88,396	75,496

Total non-current assets	1,889,731	1,723,297
Current assets
Inventories, net	1,792,875	1,700,181
Accounts receivable, net	3,691,588	3,280,014
Other receivables	578,948	779,844
Prepaid	261,237	219,215
Cash and cash equivalent	2,031,814	847,474

Total current assets	8,356,462	6,826,728

TOTAL ASSETS	10,246,193	8,550,025

LIABILITIES AND SHAREHOLDERS' EQUITY
Shareholders' equity
Share capital	2,000,000	2,000,000
Reserves	1,233,491	681,112
Net income (loss) for the year	1,972,184	1,227,421
Investment grants	24,391	33,538

Total shareholders' equity	5,230,066	3,942,071

Contingency and loss provisions	51,604	54,999
Liabilities
Borrowings and other liabilities	907,183	852,055
Accounts payables	2,258,334	2,470,136
Other liabilities	1,799,006	1,230,764

Total liabilities	4,964,523	4,552,955

TOTAL LIABILITIES AND SHAREHOLDER'S EQUITY	10,246,193	8,550,025

The accompanying notes are an integral part of the financial statements.

LABORATOIRES EUROSILICONE S.A

STATEMENTS OF OPERATIONS

DECEMBER 31, 2003 AND 2002

(EXPRESSED IN EURO'S)

	Year ended December 31, 2003	Year ended December 31, 2002	Year ended December 31, 2001
Sales	15,825,206	13,902,855	11,660,325
Other income	512,637	281,787	547,188

Total Revenue	16,337,843	14,184,642	12,207,513
Purchase of material	(3,758,990)	(3,967,390)	(3,336,052)
Other operating expense	(3,808,700)	(3,575,648)	(3,057,009)
Payroll costs	(4,464,508)	(3,915,035)	(2,841,007)
Taxes other than on income	(269,453)	(282,351)	(154,146)
Depreciation	(462,233)	(234,752)	(236,629)
Total operating expense	(12,763,884)	(11,975,173)	(9,624,843)

Operating income	3,573,959	2,209,466	2,582,670
Financial income (expense), net	(125,874)	(31,857)	(120,565)
Exceptional items, net	1,650	(85,870)	(82,921)

Income (loss) before Profit sharing and income tax	3,449,735	2,091,739	2,379,184
Profit sharing	(343,125)	(218,168)	(237,833)
Income tax	(1,134,426)	(646,150)	(855,173)

Net income	1,972,184	1,227,421	1,286,178

The accompanying notes are an integral part of the financial statements

LABORATOIRES EUROSILICONE S.A

STATEMENT OF CASH FLOWS

(EXPRESSED IN EURO'S)

	Year ended December 31, 2003	Year ended December 31, 2002	Year ended December 31, 2001
Cash flows from operating activities
Net income	1,972,184	1,227,421	1,286,174
Adjustment to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	272,833	183,381	193,028
Provision for doubtful accounts	(2,358)	—	114,630
Gain/Loss on disposal of property, plant and equipment	475	59,020	—

Cash flows from operating activities before changes in working capital	2,243,134	1,469,822	1,593,832
Net changes in working capital:
Inventories	(92,694)	(186,827)	(321,598)
Accounts receivable and payable	(629,849)	204,533	212,566
Other	735,906	(202,724)	(439,679)

Net cash provided by operating activities	2,256,497	1,284,804	1,045,121
Additions to property plants and equipment	(430,236)	(651,990)	(858,916)
Net change in other investment	(12,900)	(368)	908

Net cash used in investing activities	(443,136)	(652,358)	(858,011)
Dividends paid	(675,000)	(500,175)	(231,532)
Net change in borrowings and other liabilities	45,979	(118,285)	475,014

Net cash provided by (used in) financing activities	(629,021)	(618,460)	243,482

Net change in cash and cash equivalent	1,184,340	13,986	430,592

Cash and cash equivalent at beginning of the period	847,474	833,488	402,896
Cash and cash equivalent at end of the period	2,031,814	847,474	833,488

The accompanying notes are an integral part of the financial statements.

LABORATOIRES EUROSILICONE S.A

NOTES TO FINANCIAL STATEMENTS

(EXPRESSED IN EURO'S)

Note 1—Description of business

        Founded in 1988, Laboratoires Eurosilicone SA (hereafter referred to as the "Company") develops, manufactures and markets a comprehensive line of silicone implants mainly for cosmetic surgery but also for reconstructive surgery. The Company's principal products are breast prosthesis consisting of a variety of shapes, sizes and textures used in breast augmentation for both cosmetic and reconstructive surgery.

        The Company develops, manufactures, and markets also testicles gluteus, calf, nasal, malar and chin silicon implants.

        The Company's products are sold worldwide to hospitals, surgery centers and physicians through various distributors and direct sales personnel.

Note 2—Summary of accounting policies

a)    Accounting standard

        The financial statement of Laboratoires Eurosilicone SA (the "Company") has been prepared in accordance with French generally accepted accounting principles ("French GAAP"). Accounting policies and methods used in the preparation of the financial statements for the year ended December 31, 2003, 2002 and 2001 are identical.

b)    Property, plant and equipment

        Property, plant and equipment are stated at acquisition or production cost Interest expense related to the production of assets is not capitalized. Depreciation is calculated on the straight-line basis over the estimated useful life of the assets as follows:

Buildings	10 years
Technical equipment	5 to 10 years
Technical fixtures and tooling	5 to 10 years
Office equipment and computer	3 to 5 years
Fixtures and fittings	10 years
Transport	5 years

c)     Inventories

        Inventories are valued at the lower of costs or market value. Cost is calculated using the first-in first-out method. Returned goods are recorded at the standard cost of the accounting period in which the return occurs. Expected returns are provided for at the end of the accounting period based on the Company's past experience.

d)    Cash and cash equivalent

        Cash and cash equivalent comprise all liquid assets, including petty cash, bank account, short term deposits with an original maturity of three months or less.

e)     Accounts receivable

        Receivables are stated at cost. A provision is recorded when their net realizable value is lower than their carrying amount.

f)     Receivables and payables denominated in foreign currency

        Receivables and payables denominated in foreign currency are recorded based on the exchange rate in effect at the year-end. The difference between this value and the historical value of the receivables and payables is recorded under assets (unrealized foreign exchange losses) or liabilities (unrealized foreign exchange gains). A provision is recorded in the statement of operations to cover unrealized losses.

g)     Revenue recognition

        The Company recognizes revenue from product sales upon shipment, provided that no significant post-delivery obligations remain and collection of the resulting receivable is reasonably assured. When significant post-delivery obligations exist, revenue is deferred until such obligations are fulfilled.

h)    Research and development

        Research and development costs are expensed by the Company as incurred, including the costs of clinical studies and other regulatory approval activities

i)     Financial income (expense), net

        Financial income (expense), net comprise interest paid and received and foreign exchange gains and losses.

j)     Exceptional items

        Exceptional items consist of gains and losses on disposals of tangible and intangible fixed assets and significant costs or provisions relating to litigation.

k)    Retirement obligations and other employee benefit commitments

        Retirement obligations, additional pension contribution and other post-retirement benefits are not recorded and are disclosed as off balance sheet commitments. A detailed actuarial valuation of these obligations is carried out, based on the projected unit credit method. The actuarial assumptions used are as follows:

  •
  Discount rate (Early retirement plans and other): 2,50%

  •
  Estimated annual salary increase: 5%

  •
  Retirement age:

  •
  Non-managerial employees: 65

  •
  Managers: 65

  •
  Turnover: 10%

  •
  Mortality rate: TV 88/90

Note 3—Assets

A—Intangible assets

	December 31, 2003	December 31, 2002
	(In euros)
Intangible assets (Gross)	10,015	10,015
Amortization	(7,559)	(5,941)

Intangible assets (Net)	2,456	4,074

B—Property, plant and equipment

  —Gross value

	December 31, 2002	Additions	Assets sold or scrapped	December 31, 2003
	(At cost in euros)
Land	66,679	20,142		86,821
Buildings	113,897			113,897
Machinery and equipment	1,698,824	475,722		2,174,546
Transport	—	1,697	1,697	—
Office equipment and computer	154,650	11,179		165,829
Construction in progress	165,800	213,070	291,573	87,297

Total	2,199,850	721,811	293,270	2,628,390

  —Depreciation

	December 31, 2002	Additions	Assets sold or scrapped	December 31, 2003
	(In euros)
Buildings	6,113	6,290	12,403
Machinery and equipment	526,061	244,437	770,498
Transport	—	1,222	1,222	—
Office equipment and computer	58,194	20,244	78,438

Total	590,368	272,193	1,222	861,339

Note 4—Inventories

        Inventories are stated at the lower of cost or market, cost determined by the first-in, first-out (FIFO) method. The Company writes down its inventory for estimated obsolescence or unmarketable inventory equal to the difference between the cost of inventory and the estimated market value based upon assumptions about future demand and market conditions. Inventories at December 31, 2002 and 2003 consist of:

	December 31, 2002	December 31, 2003
	(In euros)
Raw material.	337,489	282,645
Work in progress	39,267	94,345
Finished goods	1,323,425	1,415,885

Total	1,700,181	1,792,875

Note 5—Accounts receivable

        This item consists of the following:

	December 31, 2002	December 31, 2003
	(In euros)
Doubtful accounts receivable	200,048	215,620
Accounts receivable	3,279,808	3,673,583
Allowance for bad debt	(199,842)	(197,615)

Total	3,280,014	3,691,588

        All accounts receivable are due within one year.

Note 6—Other receivables

        Other receivables could be detailed as follows:

	December 31, 2002	December 31, 2003
	(In euros)
Taxes (other than income) and VAT	526,221	441,651
Income tax	178,082	20,548
Other(*)	75,541	116,749

Total	779,844	578,948

(*)
At December 31, 2002 and 2003, the amount of unrealized losses included in "Other" totalled €54,999 and €43,995, respectively (See "Receivables and payables denominated in foreign currencies").

        All other receivables balances are due within one year.

Note 7—Shareholders' equity

	Share capital	Investment grants	Reserves	Net income
	(In euros)
At December 31, 2001	1,000,000	33,538	892,954	1,286,174
Dividend paid(1)			(500,175)
Capital increase	1,000,000		(1,000,000)
Allocation of income 2001			1,286,174	(1,286,174)
Net income for the year				1,227,421
Other movements			2,159

At December 31, 2002	2,000,000	33,538	681,112	1,227,421
Dividend paid(1)			(675,000)
Allocation of income 2002			1,227,421	(1,227,421)
Net income for the year				1,972,184
Refund of investment(3)		(9,147)
Other movements			(42)
At December 31, 2003	2,000,000	24,391	1,233,491	1,972,184

(1)
As decided by shareholders' meeting.

(2)
Share capital of €2,000,000 made up of 33,750 common shares with a par value of €59.26

(3)
In 2001, the French Government (ANVAR) granted a refundable subsidy of €33,538 to develop a research program. The decrease is due to reimbursement.

Note 8—Borrowings and other liabilities

        Borrowings and other liabilities consists of the following:

	December 31, 2002	December 31, 2003
	(In euros)
Bank Borrowings (*)	841,919	901,443
Other liabilities (**)	10,136	5,740

Total	852,055	907,183

(*)
Over the last few years, the Company entered into loan agreement with various financial institutions.

(**)
Other liabilities consist of a shareholders' loan of € 5,740 and € 10,136 at December 31, 2003 and 2002, respectively.

        Debt maturity could be detailed as follows:

	December 31, 2003	less than 1 year	1 - 5 years
	(In euros)
Bank Borrowings	901,443	312,070	589,373

Note 9—Other liabilities

        Other liabilities could be detailed as follows:

	December 31, 2002	December 31, 2003
	(In euros)
Accrued taxes and personnel losses	1,019,572	1,656,466
Amounts due to suppliers of fixed assets	34,873	70,117
Other (*)	176,319	72,423

Total	1,230,764	1,799,006

(*)
At December 31, 2002 and 2003, the amount of unrealized gains included in "Other" totalled € 82,475 and € 62,640, respectively (See "Receivables and payables denominated in foreign currencies").

Note 10—Financing commitments at December 31, 2003

1—Commitments provided in the usual course of business

Beneficiaries	Object	Amounts	Comments
		(In Euros)
Salaries	Pensions and benefit retirements	80,591
			See commitments
BNP Paribas	Borrowings granted by BNP Paribas	193,804	received(2)
	Lease expenses to be paid for cars	116,212	(1)
	Lease expenses to be paid for Europrotex, Eurosilicone 1 & 2	3,300,363	(1)

	TOTAL	3,690,970

(1)
Almost all lands and buildings where the company operates are leased. Two leasing contracts were sealed in 1999 with the municipality of Apt and one with a financial institution in early 2002. Main lease expenses relate to the Apt's premises (building and laboratory equipments) and the remaining lease expenses related to vehicles.

2—Commitments received

Commitment provided by	Object	Amounts	Comments
		(In Euros)
BNP Paribas	Unused credit facility granted by BNP Paribas	136,663	(2)
French Government	Operating subsidy until June 2005	172,800	(1)

	TOTAL	309,463

(1)
The Company entered into an agreement with the French Ministry of Defense (French Government) to receive a financial assistance. The main criteria are as follows:

    —The company should hire at least 90 salaried employees between May 2002 and June 2005,

    —These employees should stay in the company at least 2 years after June 2007,

    —The Company will receive € 3,200 per employee up to € 288,000,

    —The company will receive interim payments based statements sent to the French Government.

(2)
The company subscribed a bank borrowing in 2003 at the BNP Paribas, amounting to € 193, 804 (principal: € 181,040 and interest € 12,764), to finance the Company's plant expansion. The first repayment was scheduled in 2004. In 2003, the company only recognized in the balance sheet statement the first portion received of the borrowing amounting to € 44,377. The amount of € 136,663 (excluding interests) corresponds to the remaining portion of the bank borrowing not drawn yet.

Note 11—Management compensation

        The total compensation (direct or indirect) paid to the members of the administration, management and supervisory boards in relation to their functions amount to € 145,835 and € 155,251, at December 31, 2002, and December 31, 2003, respectively.

        The company doesn't allow specific pension plan and post-retirement benefits for its members of the board of directors and the management.

Note 12—Number of employees

        Headcount as of December 31, 2002 and 2003 were 138 and 156, respectively.

Managers	11	11
Supervisory staff	9	11
Employees	4	5
Workers	114	129

Average number of employees	138	156

Note 13—Related parties

        The total current account granted to the management, including interests, amount to € 5,739 and € 10,137, at December 31, 2003 and December 31, 2002, respectively.

Note 14—Summary of differences between accounting policies generally accepted in the United States of America and France

        The financial statements of the Company have been prepared and presented in accordance with accounting principles generally accepted in France ("French GAAP"). French GAAP, as applied by the Company differs in certain significant respects from accounting principles generally accepted in the United States of America ("U.S. GAAP"). The application of U.S. GAAP would have affected the Company's net income (loss) for the fiscal year ended December 31, 2003 and 2002 and its shareholders' equity as of December 31, 2003 and 2002 as follows:

a)    Reconciliation of consolidated net income from French GAAP to U.S. GAAP

(In euros)	Year Ended December 31, 2003	Year Ended December 31, 2002
Net income as determined in accordance with French GAAP	1,972,184	1,227,421
U.S. GAAP reconciling adjustments:
Pension	(5,200)	(2,565)
Foreign currency transaction gains	(19,835)	(3,919)
Subsidy (FRED)	(47,200)	47,200
Tax impact	81,106	15,593
Total U.S. GAAP adjustments, net	8,871	56,309
Net income as determined in accordance with U.S. GAAP	1,981,055	1,283,730

Earnings per share data:
Weighted average shares, basic and diluted	33,750	33,750
Basic and diluted net income per share	58.70	38.04

b)    Reconciliation of consolidated shareholders' equity from French GAAP to U.S. GAAP

(In euros)	December 31, 2003	December 31, 2002
Shareholders' equity as determined in accordance with French GAAP	5,230,066	3,942,071
U.S. GAAP reconciling adjustments:
Pension	(34,760)	(29,560)
Foreign currency transaction gains	62,640	82,475
Subsidy (FRED)	—	47,200
Subsidy (ANVAR)	(24,391)	(33,538)
Deferred tax effect	300,261	219,155
Total U.S. GAAP adjustments, net	303,750	285,732

Shareholders' equity (deficit) as determined in accordance with U.S. GAAP	5,533,816	4,227,803

c)    Description of the differences between French GAAP, as applied by the Group and U.S. GAAP

Pension

        Under Statutory French GAAP, liabilities related to the Company's pension and other post-retirement benefit obligations are not recorded in the balance sheet. The Company's commitments related to pension and other post-retirement benefits are disclosed in the notes to the financial statements. The related expense is recognized in the statement of operation when paid.

        Under US GAAP, liabilities related to the Company's pension and other post-retirement benefit obligations are recorded in the balance sheet in accordance with SFAS 87 "Employers' Accounting for Pensions". Likewise, the related expense is recognized in the statement of operations on the basis of SFAS 87 "Employers' Accounting for Pensions".

Foreign currency transaction gains

        Under statutory French GAAP, unrealized gains and losses resulting from assets and liabilities denominated in currencies other than Company's functional currency are deferred as liabilities and assets, respectively on the Company's balance sheet. A separate provision is recorded to recognize the unrealized losses in the statement of operations. The unrealized gains are recognized when settled.

        Under US GAAP, unrealized gains and losses from assets and liabilities denominated in currencies other the Company's functional currency are both recognized in the statement of operations.

Deferred income taxes

        The following table illustrates our deferred tax and the tax impact for the year ending December 31, 2002 and December 31, 2003:

	December 31, 2002
(In euros)	Base	Tax Rate	Deferred Tax	Tax Impact
Profit sharing	218,168	35.4%	77,231	—
Vacation	307,225	35.4%	108,758	—
Organic (tax / sales)	18,084	35.4%	6,402	—
Effort de construction (tax)	10,772	35.4%	3,813	—
Foreign currency transaction gains	82,475	35.4%	29,196	—
Pension provision	29,560	35.4%	10,464	—
Fred subsidy	—	—	(16,710)	—

Total	666,284		219,155	15,593

	December 31, 2003
(In euros)	Base	Tax Rate	Deferred Tax	Tax Impact
Profit sharing	343,125	35.4%	121,466
Vacation	374,766	35.4%	132,667
Organic (tax / sales)	20,579	35.4%	7,285
Effort de construction (tax)	12,325	35.4%	4,363
Foreign currency transaction gains	62,640	35.4%	22,175
Pension provision	34,760	35.4%	12,305

Total	848,195		300,261	81,106

        Under Statutory French GAAP, deferred income taxes are not recorded for temporary differences between the tax and financial reporting bases of assets and liabilities. The principal difference between the tax and financial reporting bases of assets and liabilities relates to provision for risk, which are deductible for tax purposes only when paid.

        Under US GAAP, the deferred income tax consequences of temporary differences between the tax and financial reporting basis of assets and liabilities are recorded as either deferred tax assets or deferred tax liabilities, as appropriate. The recognition of deferred tax assets is subject to the condition that the asset's realization is almost certain. In addition to the deferred taxes associated with provision for risk, deferred taxes would generally also be reflected for other temporary such as pension (see description above).

Subsidy (ANVAR)

        Under Statutory French GAAP, refundable government subsidy granted for long-term research and development projects could be recorded directly to shareholders' equity.

        Under US GAAP, Government Grants that is recognized is not recorded directly to shareholders' equity. If it is probable that the grant will be refunded, the grant should be reported as a liability.

Subsidy (FRED)

        Under Statutory French GAAP, subsidy granted in connection with current expenses (personnel costs) has been recognized as the payment was received.

        Under US GAAP, grants that relate to current expenses is treated as reduction of the related expenses. Grants related to expenses of future periods should be deferred and reflected as reduction of expenses as the related expenses are recognized.

d)    Differences in presentation between French GAAP and U.S. GAAP

        Certain differences exist between the presentation of financial statement under French GAAP and US GAAP. Below is a summary of the significant presentation differences for the Company.

Lease

        Under Statutory French GAAP, as applied by the Company, all leases are accounted for as operating leases and the related rental payments are charged to operating expenses as incurred.

        Under US GAAP, leases are accounted for in accordance with SFAS 13 "Accounting for Leases". A Lease that meets one or more of the following criteria—a) The lease transfers ownership of the property to the lessee by the end of the lease term, b) the lease contains a bargain purchase option, c) the lease term is equal to 75 percent or more of the estimated economic life of the leased property, d) the present value at the beginning of the lease term of the minimum lease payments equals or exceeds 90 percent of the excess of the fair value of the leased property—the lease shall be classified as a capital lease by the lessee. Otherwise it shall be classified as an operating lease. Capital lease accounting requires that the leased asset and the lease obligation be recognized in the Company's balance sheet. In lieu of rental expense, the Company recognizes a depreciation expense on the leased asset and interest expense on the lease obligation.

        Under US GAAP, certain leases should be classified as capital leases instead of operating leases. As a result, leased obligations and assets should be recorded in the Company's balance sheet. As of December 31, 2002 and 2003 leased obligation and assets would amount to € 2,845,971 and € 3,157,336, respectively. A total expense of € 222,255 and € 208,730 would be reclassified from operating expenses to interests expenses.

Exceptional items

        Certain amounts presented as exceptional income and expense (non-operating) in the statement of operations under French GAAP do not qualify as non-operating items under U.S. GAAP.

Profit sharing

        Under Statutory French GAAP, profit sharing is presented as a non-operating expense in the statement of operations. Under US GAAP, this expense is considered as an operating expense.

Comprehensive income

        Comprehensive income includes all changes in equity during a period except those resulting from investments by owners and distributions to owners. In financial statements under French GAAP, the concept of comprehensive income does not exist because French accounting principles do not allow any change in equity corresponding to this definition other than net income and changes in accounting principles.

        In financial statements under US GAAP, comprehensive income and its components must be displayed in a statement of comprehensive income.

Statement of cash flows

        These were prepared in accordance with French GAAP and audited by FCN; accordingly some items are presented on a net basis in the statement of cash flows. Under US GAAP these items are required to be presented on a gross basis (e.g. borrowings and repayment of debt). We do not believe there are any material differences.

e)    New accounting pronouncements

        In January 2003, the FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities." In December 2003, the FASB issued a revision to Interpretation No. 46 (Collectively, FIN 46, as revised, is referred to as "FIN46"). FIN 46, as revised, requires unconsolidated variable interest entities to be consolidated by their primary beneficiaries, as defined by FIN 46. As a non-public Company, the Company should apply the provisions of FIN 46, as revised, to variable interest entities created after December 31, 2003 upon initial involvement with the entity. The Company is required to apply the provisions of FIN 46, as revised, to variable interest entities created prior to December 31, 2003 as of December 31, 2004. The adoption is not expected to have a material effect on the Group's results of operations or financial condition when adopted.

        In November 2002, the EITF reached a consensus on issue No. 00-21 "Accounting for Revenue Arrangements with Multiple Deliverables" ("EITF 00-21") on a model to be used to determine when a revenue arrangement involving the delivery or performance of multiple products, services and/or rights to use assets should be divided into separate units of accounting. Additionally, EITF 00-21 addresses if separation is appropriate, how the arrangements consideration should be allocated to the identified accounting units. EITF 00-21 will be applicable beginning in 2004. The Company will adopt EITF 00-21 as of January 1, 2004 and is currently assessing its impact on its financial statements.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers

        The Registrant's certificate of incorporation provides that the personal liability of the directors of the Registrant shall be limited to the fullest extent permitted by the provisions of Section 102(b)(7) of the General Corporation Law of the State of Delaware, or the DGCL. Section 102(b)(7) of the DGCL generally provides that no director shall be liable personally to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that the certificate of incorporation does not eliminate the liability of a director for (1) any breach of the director's duty of loyalty to the Registrant or its stockholders; (2) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (3) acts or omissions in respect of certain unlawful dividend payments or stock redemptions or repurchases; or (4) any transaction from which such director derives an improper personal benefit. The effect of this provision is to eliminate the rights of the Registrant and its stockholders to recover monetary damages against a director for breach of her or his fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (1) through (4) above. The limitations summarized above, however, do not affect the ability of the Registrant or its stockholders to seek nonmonetary remedies, such as an injunction or rescission, against a director for breach of her or his fiduciary duty.

        In addition, the certificate of incorporation provides that the Registrant shall, to the fullest extent permitted by Section 145 of the DGCL, indemnify all persons whom it may indemnify pursuant to Section 145 of the DGCL. In general, Section 145 of the DGCL permits the Registrant to indemnify a director, officer, employee or agent of the Registrant or, when so serving at the Registrant's request, another company who was or is a party or is threatened to be made a party to any proceedings because of his or her position, if he or she acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal action or proceeding, has no reasonable cause to believe his or her conduct was unlawful.

        The Registrant maintains a directors' and officers' liability insurance policy covering certain liabilities that may be incurred by any director or officer in connection with the performance of his or her duties and certain liabilities that may be incurred by the Registrant, including the indemnification payable to any director or officer. The entire premium for such insurance is paid by the Registrant.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, or the Securities Act, may be permitted to directors, officers, or persons controlling the Company pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 25. Other Expenses of Issuance and Distribution

        The following table sets forth the fees and expenses, other than any underwriting discounts and commissions incurred by us in connection with the issue and distribution of our common stock being registered. All amounts are estimates except the SEC registration fee.

SEC Registration Fee	$2,306
Legal Fees	125,000
Accounting Fees	20,000
Printing Fees	95,000
Miscellaneous	7,694

$250,000

Item 26. Recent Sales of Unregistered Securities

        During the last three years, we have issued unregistered securities to the persons, as described below. None of these transactions involved any underwriters, underwriting discounts or commissions, except as specified below, or any public offering, and we believe that each transaction was exempt from the registration requirements of the Securities Act by virtue of Section 4(2) thereof and/or Regulation D promulgated thereunder. All recipients had adequate access, through their relationships with us, to information about us.

        On February 7, 2003, SC Merger, Ltd., a British Virgin Islands company and wholly owned subsidiary of the Registrant merged with and into International Integrated Incorporated, a British Virgin Islands company, or III, with III as the surviving entity. In the merger, all of the outstanding shares of capital stock of III were converted into an aggregate of 15,079,439 shares of common stock of the Registrant, based on a conversion ratio of 1.24268 shares of the Registrant's common stock for each outstanding share of III capital stock. Each of the holders of III receiving shares of the Registrant's stock in the merger was an "accredited investor" as defined under Rule 501 of Regulation D.

        On March 18, 2003, the Registrant acquired all of the outstanding shares of capital stock of Intellectual Property International Inc., a Delaware corporation, or IPI, an intellectual property holding company, in consideration for the issuance of an aggregate of 600,000 shares of common stock to the stockholders of IPI. Each holder of IPI stock receiving shares of the Registrant's stock was an accredited investor.

        During the fourth quarter of fiscal year 2003 we issued $300,000 in principal amount of 8% convertible debentures due 2006 to three accredited investors.

        During the quarter ended September 30, 2003, we extended the maturities of $200,000 in principal amount of 10% short-term convertible debentures issued to one accredited investor and we issued $350,000 in principal amount of 8% convertible debentures due 2006 to four accredited investors. During the quarter ended September 30, 2003, we also issued options covering 320,000 shares to two executive officers.

        During the quarter ended December 31, 2003, we extended the maturities of $75,000 in principal amount of 10% short-term convertible debentures issued to one accredited investor and we issued $1,000,000 in principal amount of 10% convertible debentures due 2006 to one accredited investor. During the quarter ended December 31, 2003, $75,000 in principal amount of a 10% convertible debenture was also converted into 18,641 shares of common stock and we granted options covering 120,000 shares of common stock to one executive officer.

        During the quarter ended March 31, 2004, we granted options covering 240,000 shares of common stock to new employees.

        During the fourth quarter of fiscal year 2004 we issued 9,845 shares of preferred stock designated as Series A 8.0% Convertible Preferred Stock to 18 accredited investors for a total of $9,845,200. $1,150,000 was converted from long-term convertible debentures, $5,005,000 was converted from our related-party notes payable and $940,000 was issued for employee bonuses and consulting fees. The remainder was sold for cash.

        During the quarter ended September 30, 2004, we granted options covering 390,000 shares of common stock to new employees.

        During the fourth quarter of fiscal year 2005, we issued 187 shares of preferred stock designated as Series A 8.0% Convertible Preferred Stock to two accredited investors, $150,000 of which was issued for consulting fees and $37,000 of which was sold for cash. During the same quarter, we also issued 222,616 shares of common stock to two executive officers who exercised outstanding options and 3,107 shares of our common stock to an accredited investor upon exercise of an outstanding warrant and we issued 366,667 shares of our common stock to an accredited investor in connection with our purchase of Hutchison International, Inc.'s assets. We also granted options covering 1,700,000 shares of our common stock to four executive officers and 10 employees.

        On April 25, 2005 we issued 414 shares of preferred stock designated as Series A 8.0% Convertible Preferred Stock as dividends on outstanding preferred stock. The issuance was not a sale within the meaning of Section 2(a)(3) of the Securities Act.

        On June 30, 2005, we issued 436 shares of preferred stock designated as Series A 8.0% Convertible Preferred Stock as dividends on outstanding preferred stock. The issuance was not a sale within the meaning of Section 2(a)(3) of the Securities Act.

        On June 30, 2005, 5,755 shares of preferred stock designated as Series A 8.0% Convertible Preferred Stock were converted into 1,494,857 shares of Common Stock at a conversion rate of $3.85 per share. The issuance was not a sale within the meaning of Section 2(a)(3) of the Securities Act.

Item 27. Exhibits and Financial Statement Schedules

  (a)
  Exhibits

  See Exhibit Index at page II-5.

  (b)
  Financial Statement Schedules

        All such schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 28. Undertakings

        The undersigned small business issuer hereby undertakes to:

          (1)   For determining any liability under the Securities Act, treat the information omitted from this form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer under Rule 424(b)(1), or (4) or 497(h) under the Securities Act of 1933 as part of this registration statement as of the time the Securities and Exchange Commission declared it effective.

          (2)   For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in this registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

        The undersigned small business issuer hereby undertakes with respect to the securities being offered and sold in this offering:

          (1)   To file, during any period in which it offers or sells securities, a post- effective amendment to this Registration Statement to:

            (a)   Include any prospectus required by Section 10(a)(3) of the Securities Act;

            (b)   Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            (c)   Include any additional or changed material information on the plan of distribution.

          (2)   For determining liability under the Securities Act, treat each post- effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

          (3)   File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

        Insofar as indemnification by the undersigned small business issuer for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this Amendment No. 4 to Registration Statement to be signed on its behalf by the undersigned in the City of Las Vegas, State of Nevada on July 11, 2005.

MEDICOR LTD.
By:	/s/ THEODORE R. MALONEY Theodore R. Maloney President and Chief Executive Officer

        In accordance with the requirements of the Securities Act of 1933, this Amendment No. 4 to Registration Statement was signed by the following persons in the capacities and on the dates stated:

Name	Title	Date

/s/ THEODORE R. MALONEY Theodore R. Maloney	President and Chief Executive Officer (Principal Executive Officer)	July 11, 2005
/s/ THOMAS R. MOYES Thomas R. Moyes	Chief Financial Officer (Principal Financial Officer)	July 11, 2005
/s/ DONALD K. MCGHAN Donald K. McGhan	Chairman	July 11, 2005
/s/ MONIQUE R. BUCHANAN Monique R. Buchanan	Director of Accounting (Principal Accounting Officer)	July 11, 2005
/s/ JIM J. MCGHAN Jim J. McGhan	Director	July 11, 2005
/s/ MARK E. BROWN* Mark E. Brown	Director	July 11, 2005
/s/ THOMAS Y. HARTLEY* Thomas Y. Hartley	Director	July 11, 2005
/s/ SAMUEL CLAY ROGERS* Samuel Clay Rogers	Director	July 11, 2005
* By	/s/ THOMAS R. MOYES Thomas R. Moyes Attorney-in-fact

EXHIBIT INDEX

Exhibit No.	Description
2.1	Agreement of Merger dated as of February 7, 2003, by and among Scientio, Inc., International Integrated Incorporated, SCMerger Ltd., certain members of International Integrated Incorporated and certain stockholders of Scientio, Inc., incorporated by reference to Exhibit 2.1 to the Registrant's Current Report on Form 8-K filed February 24, 2003.
2.2
Agreement for the Sale and Purchase of the Shares of Laboratoires Eurosilicone S.A. dated May 17, 2004, incorporated by reference to Exhibit 2.2 to the Registrant's Annual Report on Form 10-KSB/A for the year ended June 30, 2004.
2.3
Stock Purchase Agreement between MediCor Latin America, International Integrated Management, Inc., Carlos Francisco Lazo de la Vega Jasso and Héctor Jesús Chuliá de la Torre dated August 27, 2004, incorporated by reference to Exhibit 2.3 to the Registrant's Annual Report on Form 10-KSB/A for the year ended June 30, 2004.
3.1	Certificate of Incorporation of the Registrant, incorporated by reference to Exhibit 3.1 to the Registrant's Registration Statement on Form SB-2/A filed September 14, 2001.
3.2	Certificate of Amendment of Incorporation of the Registrant, incorporated by reference to Exhibit 3.2 of the Registrant's Annual Report on Form 10-KSB for the year ended June 30, 2003.
3.3	Amended and Restated Bylaws of the Registrant, incorporated by reference to Exhibit 3.3 of the Registrant's Annual Report on Form 10-KSB for the year ended June 30, 2003.
3.4
Certificate of Designation, Preferences and Rights of Series A 8.0% Convertible Preferred stock, incorporated by reference to Exhibit 3.3 of the Registrant's Annual Report on Form 10-KSB for the year ended June 30, 2004.
4.1	Form of Convertible Debenture Loan Agreement, incorporated by reference to Exhibit 4.1 of the Registrant's Quarterly Report on From 10-QSB for the quarter ended September 30, 2003.
4.2	Form of Convertible Debenture, incorporated by reference to Exhibit 4.2 of the Registrant's Quarterly Report on Form 10-QSB for the quarter ended September 30, 2003 and December 31, 2003.
4.3	Form of Amendment to Convertible Debenture, incorporated by reference to Exhibit 4.3 of the Registrant's Quarterly Report on From 10-QSB for the quarter ended September 30, 2003.
4.4	Form of Convertible Debenture Agreement, incorporated by reference to Exhibit 4.4 of the Registrant's Quarterly Report on Form 10-QSB for the quarter ended September 30, 2003.
4.5	Form of Convertible Debenture, incorporated by reference to Exhibit 4.5 of the Registrant's Quarterly Report on Form 10-QSB for the quarter ended September 30, 2003.
4.6	Form of Investment Agreement, incorporated by reference to Exhibit 4.1 of the Registrant's Quarterly Report on Form 10-QSB for the quarter ended December 31, 2003.
4.7†
Written Consent of the Board of Directors of International Integrated Incorporated establishing the Voting Powers, Designations, Preferences, Limitations, Restrictions, and Relative Rights of 8% Class A Convertible Preferred Stock.
4.8†	Specimen common stock certificate of the Registrant.
4.9†	Specimen Series A 8.0% Convertible Preferred Stock certificate.
5.1	Opinion of Clifford Chance US LLP as to legality of our common stock, filed herewith.
10.1
Agreement of Merger, dated as of February 7, 2003, by and among Scientio, Inc., International Integrated Incorporated, SC Merger, Ltd., certain members of International Integrated Incorporated and certain stockholders of Scientio, Inc., incorporated by reference to Exhibit 10.1 of the Registrant's Quarterly Report on Form 10-QSB for the quarter ended March 31, 2003.

10.2*
Securities Purchase Agreement, dated as of March 18, 2003, by and among the Registrant, Graeco2, Limited and AAB Corporation, incorporated by reference to Exhibit 10.1 of the Registrant's Quarterly Report on Form 10-QSB for the quarter ended March 31, 2003.
10.3*	Asset Purchase Agreement, dated as of April 19, 2002, incorporated by reference to Exhibit 10.2 of the Registrant's Annual Report on Form 10-KSB for the year ended June 30, 2003.
10.4	MediCor Ltd. 1999 Amended and Restated Stock Compensation Program, incorporated by reference to Exhibit 10.3 of the Registrant's Annual Report on Form 10-KSB for the year ended June 30, 2003.
10.5	Lease Agreement between the Registrant and Skyview Business Park, LLC, incorporated by reference to Exhibit 10.4 of the Registrant's Annual Report on Form 10-KSB for the year ended June 30, 2003.
10.6
Lease Agreement Addendum between the Registrant and Skyview Business Park, LLC, incorporated by reference to Exhibit 10.5 of the Registrant's Annual Report on Form 10-KSB for the year ended June 30, 2003.
10.7
Employment Agreement dated June 2, 2003 between the Registrant and Thomas R. Moyes, incorporated by reference to Exhibit 10.6 of the Registrant's Annual Report on Form 10-KSB for the year ended June 30, 2003.
10.8
Option Agreement dated July 18, 2003 between the Registrant and Thomas R. Moyes, incorporated by reference to Exhibit 10.7 of the Registrant's Annual Report on Form 10-KSB for the year ended June 30, 2003.
10.9	Form of Consultant Warrant, incorporated by reference to Exhibit 10.8 of the Registrant's Annual Report on Form 10-KSB for the year ended June 30, 2003.
10.10	Form of Employee Stock Option, incorporated by reference to Exhibit 10.9 of the Registrant's Annual Report on Form 10-KSB for the year ended June 30, 2003.
10.11*
Amendment No. 1 to Asset Purchase Agreement, dated as of November 20, 2002, incorporated by reference to Exhibit 10.10 of the Registrant's Annual Report on Form 10-KSB for the year ended June 30, 2003.
10.12
Employment Agreement dated October 1, 2003 between the Registrant and Jim J. McGhan, incorporated by reference to Exhibit 10.1 of the Registrant's Quarterly Report on Form 10-QSB for the quarter ended September 30, 2003.
10.13
Option Agreement dated October 27, 2003 between the Registrant and Jim J. McGhan, incorporated by reference to Exhibit 10.2 of the Registrant's Quarterly Report on Form 10-QSB for the quarter ended September 30, 2003.
10.14
Employment Agreement dated September 1, 2003 between the Registrant and Theodore R. Maloney, incorporated by reference to Exhibit 10.3 of the Registrant's Quarterly Report on Form 10-QSB for the quarter ended September 30, 2003.
10.15
Option Agreement dated September 2, 2003 between the Registrant and Theodore R. Maloney, incorporated by reference to Exhibit 10.4 of the Registrant's Quarterly Report on Form 10-QSB for the quarter ended September 30, 2003.
10.16
Amendment No. 2 to Asset Purchase Agreement, dated as of October 16, 2003, incorporated by reference to Exhibit 10.5 of the Registrant's Quarterly Report on Form 10-QSB/A for the quarter ended September 30, 2003.
10.17*
Amended and Restated Non-Exclusive Distribution Agreement, dated as of March 30, 2004, incorporated by Reference to Exhibit 10.1 of the Registrant's Quarterly Report on Form 10-QSB/A for the quarter ended March 31, 2004.

10.18	Poly Implants Protheses, S.A. 6.75% Revolving Promissory Note, incorporated by Reference to Exhibit 10.2 of the Registrant's Quarterly Report on From 10-QSB/A for the Quarter ended March 31, 2004.
10.20	Reserved.
10.21	Reserved.
10.22
Transportation Dry Lease Agreement between MediCor and Global Aviation Delaware, LLC, incorporated by reference to Exhibit 10.22 of the Registrant's Annual Report on Form 10-KSB for the year ended June 30, 2004.
10.23*	Loan Agreement with BNP Paribas dated September 10, 2004, incorporated by reference to Exhibit 10.23 of the Registrant's Annual Report on Form 10-KSB/A for the year ended June 30, 2004.
10.24†	Revolving Promissory Note made by MediCor Ltd. in favor of International Integrated Industries, LLC.
10.25†	Assignment and Assumption Agreement, dated as of April 1, 2003, by and among International Integrated Incorporated, MediCor Ltd. and International Integrated Industries, LLC.
10.26†	Reimbursement Agreement between MediCor Ltd. and Global Aviation Delaware LLC dated October 1, 2003.
10.27†	Addendum to Promissory Note made by MediCor Ltd. in favor of International Integrated Industries, LLC.
10.28*
Supplier Novation and Amendment Agreement among Biosil Limited, Hutchison International, Inc., MediCor Aesthetics and International Integrated Incorporated dated as of February 10, 2005, incorporated by reference to Exhibit 10.1 of the Registrant's Current Report on Form 8-K filed May 3, 2005.
10.29	Guarantee dated as of February 10, 2005 between MediCor Ltd. and Biosil Limited, incorporated by reference to Exhibit 10.2 of the Registrant's Current Report on Form 8-K filed May 3, 2005.
10.30
Transaction Accommodation Agreement between International Integrated Incorporated, MediCor Ltd and Hutchison International, Inc. dated as of March 21, 2005, incorporated by reference to Exhibit 10.3 of the Registrant's Current Report on Form 8-K filed May 3, 2005.
21†	Subsidiaries of the Registrant.
23.1	Consent of Greenberg & Company CPAs LLC, filed herewith.
23.2	Consent of FCN—Société Française de Révision, filed herewith.
23.3	Consent of Clifford Chance US LLP (included in Exhibit 5.1), filed herewith.
24.1†	Power of Attorney.

*
Certain portions of this Exhibit, for which confidential treatment has been requested, have been redacted and filed separately with the Securities and Exchange Commission.

†
Previously filed.

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TABLE OF CONTENTS
PROSPECTUS SUMMARY
RISK FACTORS
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
MARKET FOR COMMON STOCK AND RELATED STOCKHOLDER MATTERS
MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION
BUSINESS
MANAGEMENT
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
DESCRIPTION OF CAPITAL STOCK
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
SELLING STOCKHOLDERS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
Index To Financial Statements
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
MEDICOR LTD. UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS FOR THE YEAR ENDED JUNE 30, 2004 (EXPRESSED IN UNITED STATES DOLLARS)
MEDICOR LTD AND SUBSIDIARIES NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
MediCor Ltd. Consolidated Balance Sheet
MediCor Ltd. Consolidated Statements of Operations For the Periods Ended as Noted
MediCor Ltd. Consolidated Statement of Stockholders' Equity For the Periods Ended as Noted
MediCor Ltd. Consolidated Statements of Cash Flows For the Periods Ended as Noted
MEDICOR LTD. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS June 30, 2004
MediCor, Ltd. Consolidated Balance Sheet March 31, 2005 (Unaudited)
MediCor, Ltd. Consolidated Statement of Operations and Comprehensive Income (Loss) Three Months Ended March 31, 2005 and 2004 (Unaudited)
MediCor, Ltd. Consolidated Statement of Operations and Comprehensive Income (Loss) Nine Months Ended March 31, 2005 and 2004 (Unaudited)
MediCor, Ltd. Consolidated Statements of Cash Flows Nine Months Ended March 31, 2005 and 2004 (Unaudited)
MEDICOR LTD. NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS March 31, 2005
LABORATOIRES EUROSILICONE S.A BALANCE SHEET DECEMBER 31, 2003 AND 2002 (EXPRESSED IN EURO'S)
LABORATOIRES EUROSILICONE S.A STATEMENTS OF OPERATIONS DECEMBER 31, 2003 AND 2002 (EXPRESSED IN EURO'S)
LABORATOIRES EUROSILICONE S.A STATEMENT OF CASH FLOWS (EXPRESSED IN EURO'S)
LABORATOIRES EUROSILICONE S.A NOTES TO FINANCIAL STATEMENTS (EXPRESSED IN EURO'S)
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
EXHIBIT INDEX